   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2000



                                                      REGISTRATION NO. 333-44582

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               PENTON MEDIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   36-2875386
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                              1100 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 696-7000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               JOSEPH G. NECASTRO
                              1100 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 696-7000
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                   Copies to:

                           CHRISTOPHER M. KELLY, ESQ.
                           JONES, DAY, REAVIS & POGUE
                        NORTH POINT, 901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939
                              GREGG A. NOEL, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071

                                 (213) 687-5000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

       WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


                   SUBJECT TO COMPLETION -- SEPTEMBER 5, 2000


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS
                    , 2000

                                 [PENTON LOGO]

                               PENTON MEDIA, INC.

                        3,638,320 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

PENTON:

- We are a leading business-to-business media company providing industry-focused publications, trade shows and conferences and online media products.

- Penton Media, Inc.
  1100 Superior Avenue
  Cleveland, Ohio 44114
  (216) 696-7000

- NYSE SYMBOL:  PME
THE OFFERING:

- All of the shares of common stock are being sold by existing stockholders.


- In addition, the underwriters have an option to purchase an additional 445,748 shares from existing stockholders and 100,000 shares from Penton to cover over-allotments.



- There is an existing trading market for these shares. The reported last sales price on September 1, 2000 was $31.50 per share.


- Penton will not receive any proceeds from the sale of the shares being sold by existing stockholders.

- Closing:                , 2000.

-------------------------------------------------------------------------------
                                                     Per Share        Total
-------------------------------------------------------------------------------
Public offering price:                               $             $
Underwriting fees:                                   $             $
Proceeds to selling stockholders:                    $             $
-------------------------------------------------------------------------------


     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.

                                ---------------


CREDIT SUISSE FIRST BOSTON

                              SALOMON SMITH BARNEY
                                                                  DLJDIRECT INC.

                    Connecting Communities in a New Economy

                                   [Graphic]

                       [graphic from floor of trade show]

In Person

     Penton produces 116 trade shows and conferences worldwide, including Internet World, a leading Internet business and technology event.

In Print

     Penton publishes 51 specialized trade magazines that link buyers and sellers in the industries we serve.

                          [graphic of trade magazines]

                        [graphic of page from web site]

Online

     Penton offers a broad range of electronic media, including 104 Web sites and other online products.

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................     1
Risk Factors...............................     8
Use of Proceeds............................    12
Price Range of Common Stock and Dividend
  Policy...................................    12
Capitalization.............................    13
Selected Historical Financial
  Information..............................    14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    15
Business...................................    25



                                             PAGE
                                             ----
Management.................................    31
Principal and Selling Stockholders.........    34
Principal United States Federal Tax
  Consequences to Non-U.S. Holders.........    39
Underwriting...............................    42
Legal Matters..............................    43
Experts....................................    43
Where You Can Find More Information........    45
Index to Financial Statements..............   F-1


                             ABOUT THIS PROSPECTUS

     You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus. Market and industry data used in this prospectus are based on independent industry publications, other publicly available information or the good faith belief of our management. Although we believe that these sources are reliable, the accuracy and completeness of the information is not guaranteed and has not been independently verified. Our logo and some of the titles and logos of our publications, trade shows and conferences and online media products referred to in this prospectus are trademarks of Penton Media, Inc. Each trade name, trademark or service mark of any other company appearing in this prospectus is the property of its holder.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. Those statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience involving any one or more of these matters and subject areas. We attempted to identify, in context, some of the factors that we currently believe may cause future experience and results to differ from our current expectations regarding the relevant matter or subject area. We have identified some of these forward-looking statements with words, for example, "anticipates," "estimates," "believes," "expects," "intends," "may," "will," "should" or the negative of those words or other comparable terminology. The operation and results of our business also may be subject to the effect of other risks and uncertainties, including, but not limited to:


     - our ability to maintain customer loyalty from both users and advertisers;



     - our ability to leverage our existing products and infrastructures;



     - our ability to maintain our diverse revenue sources;



     - our ability to make strategic acquisitions and efficiently integrate them into our existing businesses;



     - our ability to launch new products and/or services that fit strategically with and add value to our businesses;



     - our ability to achieve market penetration of new markets both domestically and internationally;



     - the receptivity of our Internet business by our customers; and



     - our ability to execute our Internet strategy.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed business information and the financial statements and related notes that appear elsewhere in this prospectus and in the documents that we incorporate by reference into this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters do not exercise the over-allotment option.

                                  PENTON MEDIA

OUR BUSINESS


     We are a leading business-to-business media company. We provide media products that deliver proprietary business information to owners, operators, managers and professionals in the industries we serve. Through these products, we offer industry suppliers multiple ways to reach their customers and prospects. We produce 51 specialized trade magazines, 116 trade shows and conferences, and online media products. We have an experienced management team with an average of 23 years in the media industry. For the year ended December 31, 1999, our revenues were $300.8 million and our EBITDA, as defined, was $67.3 million.


     We believe we have leading media products in each of the ten industry sectors we serve. We publish Electronic Design and Machine Design, two of the top 15 trade magazines in the United States in 1999 based on advertising revenues, according to Advertising Age magazine. We own four of the largest trade shows in the United States based on net exhibit space, including the Internet World and Natural Products Expos trade shows, according to the 2000 Tradeshow Week 200 directory. We produce online media products and are developing a new generation of market-focused Web sites that include features for e-commerce transactions and for information exchange within the industries we serve.

     Since our founding in 1892, we have grown from an industrial trade magazine publishing company into a leading, integrated business-to-business media company serving a range of industrial, service and technology markets. We are structured along industry rather than product lines. This enables us to promote our related group of products, including publications, trade shows and conferences and online media products, to our more than 18,000 customers. We have successfully introduced many new products in the industries we serve, and, since our spinoff in August 1998, we have acquired 12 companies. These product launches and acquisitions have diversified our operations by:

          - strengthening our presence in our existing markets;

          - providing us with strong market positions in new, high-growth markets;

          - expanding our presence in higher-margin trade shows and conferences; and

          - increasing our international product offerings.

In 1999, 67.6% of our revenues was from publications and 32.4% was from trade shows and conferences.


     We became an independent company as a result of our spinoff from Pittway Corporation in August 1998. Our independence has enabled us to focus on building our business through acquisitions and internal growth. The selling stockholders in this offering are members of the Harris family that received their shares as part of our spinoff from Pittway Corporation. This offering will substantially reduce the Harris family's ownership from 3,487,470 shares to 156,237 shares and will increase the number of shares of our common stock available for trading by investors.


OUR INDUSTRY

     The business-to-business communications industry is one of the largest and fastest growing segments of the media industry. Veronis Suhler Media Merchant Bank reports that our market is larger than radio broadcasting, outdoor media, consumer book publishing and consumer magazine publishing, based on spending in 1999. In addition, Veronis Suhler projects that the business-to-business communications industry will experience a 6.8% compound annual growth rate through 2004 and will surpass $32.0 billion in revenue by 2004. Over the same period, Veronis Suhler forecasts that business magazine revenues will grow annually at a rate of 5.7% and trade show revenues at a rate of 8.5%.

     The business-to-business communications industry is highly fragmented. There are about:

     - 1,500 publishing companies, according to American Business Media;

     - 5,000 trade magazine titles, according to Oxbridge Communications; and

     - 3,000 trade shows in the United States and Canada produced by about 1,500 independent companies and industry associations, according to Tradeshow Week Research Services.

OUR PRODUCTS AND SERVICES

     Publications. We are one of the largest specialized trade magazine publishers in the United States, according to American Business Media. In 1999, our publications represented about $203.4 million of our revenues and about $45.9 million of our EBITDA, before corporate expenses.

     - We publish 51 specialized trade magazines with a total circulation of over 3.5 million and 22 directories and buyer's guides.


     - 34 of our magazines serve industry segments that are measured by audit services; of these, 26 are ranked either #1 or #2 in their industry segment.


     - We control the circulation of our publications so that they reach the key decision-makers in each of the industries we serve.

     Trade Shows and Conferences. We have significantly expanded our trade show and conference business in recent years. In 1999, our trade shows and conferences represented about $97.4 million of our revenues and about $43.0 million of our EBITDA, before corporate expenses.

     - We produce 116 trade shows and conferences worldwide.

     - Our revenues from trade shows and conferences increased to 32.4% of our revenues in 1999 from 13.5% of revenues in 1998.

     - We continuously launch new trade shows and conferences within the industry sectors we serve, including ASPCON, Internet Everywhere CEO Summit, Natural Product Expo Europe and IW eCRM, which we launched in 2000.

     Online Media Products. In response to the growing business use of the Internet, we are launching new product offerings that enable buyers and sellers within each of our industry sectors to access product information and news about their industry and to interact with each other through the Internet. Our products offer proprietary content, targeted advertising, online trade shows, e-mail newsletters, publication subscriber services and trade show and conference information and registration. Online media products are a growing part of our business and represented less than 1% of our revenues in 1999.


     - We produce 104 Web sites.


     - We produce B2BShowplace.com, a network of online trade shows that provides industry focused content, product information and business-to-business exchanges.

     - We are developing Healthwell.com, a leading online content and business-to-business exchange focused on the natural products industry.

OUR INDUSTRIES

     The ten industries we serve are set forth below.


                                                        TRADE SHOWS                                % OF 1999
        INDUSTRY               PUBLICATION(S)         AND CONFERENCES          ONLINE MEDIA         REVENUE
-------------------------  -----------------------  --------------------  -----------------------  ---------
 1. Internet/Broadband     Internet World           Internet World        internetworld.com            27
                           Boardwatch               ISPCON                boardwatch.com
 2. Manufacturing          American Machinist       Computers in          newequipment.com             14
                           New Equipment Digest     Manufacturing
 3. Electronics            Electronic Design        Wireless Symposium/   elecdesign.com               13
                           EE Product News          Portable by Design    eepn.com
                           Microwaves & RF                                wirelessportable.com
 4. Design/Engineering     Machine Design           A/E/C SYSTEMS         machinedesign.com            13
                           Computer-Aided           IMET                  MDcybercad.com
                           Engineering
 5. Natural                Restaurant Hospitality   Natural Products      healthwell.com               10
    Products/Food/ Retail  Convenience Store        Expo                  Bakery-net.com
                           Decisions
 6. Management             IndustryWeek             IW's Best Plants      industryweek.com              6
                           Expansion Management     Conferences           expansionmanagement.com
 7. Supply Chain/Aviation  Transportation &         Supply Chain Expo     atwonline.com                 6
                           Distribution                                   mhmanagement.com
                           Air Transport World
 8. Mechanical Systems/    Contracting Business     HVAC Comfortech       hvacrshowplace.com            4
     Construction                                   Show
 9. Government/Compliance  Government Product News                        govgroup.com                  4
                           Occupational Hazards                           occupationalhazards.com
10. Leisure/Hospitality    Lodging Hospitality      International         lhonline.com                  3
                                                    Leisure
                                                    Industry Week


OUR GROWTH STRATEGY

     Our objective is to be the leading business media company in the industries we serve. To achieve this objective, we intend to continue to:

     - broaden our product offerings;

     - expand our trade show and conference business;

     - acquire leading positions in new, growing markets;

     - expand market positions globally; and

     - accelerate development of Internet products.

RECENT DEVELOPMENTS


     On August 29, 2000, we entered into an equity purchase agreement to acquire Duke Communications International. The agreement provides for an aggregate purchase price of $100.0 million, to be paid at closing in cash, and a contingent payment of up to $50.0 million. The contingent payment, if earned, would be paid over the three years following the closing of the acquisition and would be earned if the operations of the business exceed specified targets in each of the three years. We cannot assure you that this proposed acquisition will be consummated. The transaction is subject to a number of conditions, including, among others, obtaining necessary consents from third parties. We expect to use our existing cash balance of $112.4 million to pay the aggregate purchase price at closing.



     Founded in 1982, Duke is a multi-platform technology-focused information provider. Duke produces magazines, books, e-mail newsletters and Web sites to educate and inform computer and financial professionals about trends in technology and business. The leading trade magazines produced by Duke are Windows 2000, which targets Windows NT professionals, and NEWS/400, which targets IT professionals using IBM systems.

     On August 31, 2000, we entered into an asset purchase agreement to acquire the trade shows operated by Professional Trade Shows, Inc. for $17.0 million in cash. We expect to use cash on hand and our existing revolving credit facility to pay the aggregate purchase price at closing. Founded in 1981, Professional Trade Shows produces 50 regional trade shows and conferences for the plant engineering and maintenance, material handling, buildings and facilities maintenance, design engineering, and machine tool industries. We cannot assure you that this proposed acquisition will be consummated. The transaction is subject to satisfaction of customary closing conditions.



     On August 31, 2000, we entered into a non-binding letter of intent to acquire a business media company. The letter of intent provides for an aggregate purchase price of $65.0 million, to be paid at closing in cash, and a contingent payment of up to $35.0 million. The contingent payment, if earned, would be paid after the first year following the closing of the acquisition and would be earned if the results of operations of the business exceed specified targets in that year. We cannot assure you that this proposed acquisition will be consummated. The transaction is subject to a number of conditions, including, among others, satisfactory completion of due diligence and obtaining government approval.


     In February 2000 we sold 2.0 million shares of common stock of internet.com Corporation in a public offering at a price of $60.00 per share for net proceeds of $113.1 million. internet.com provides a network of Web sites for Internet professionals that allows advertisers to target specific Internet audiences. We currently own about 3.0 million shares of internet.com.

                                  THE OFFERING


Common stock offered by selling
  stockholders...............................  3,638,320 shares
Common stock to be outstanding after the
  offering...................................  31,818,279 shares, based on 31,818,279 shares outstanding as of June 30, 2000. This does
                                               not include the 100,000 shares of common
                                               stock to be offered and sold by Penton in the
                                               event the underwriters exercise the
                                               over-allotment option, and 1,539,284 shares
                                               of common stock issuable upon vesting of
                                               deferred share awards or exercise of
                                               outstanding options under our various equity
                                               plans.
Use of proceeds..............................  We will not receive any of the proceeds from the sale of the shares unless the
                                               underwriters exercise the over-allotment
                                               option. If we receive any proceeds, we intend
                                               to use them for general corporate purposes.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following tables present our summary financial data. The summary historical statement of income data for each of the three years in the period ended December 31, 1999 have been derived from our audited consolidated financial statements and related notes, which appear elsewhere in this prospectus. The summary historical statement of income data for the six months ended June 30, 1999 and 2000 and the summary balance sheet data as of June 30, 2000 have been derived from our unaudited interim financial statements and related notes, which appear elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and operating results for these periods. The results of operations for interim periods are not necessarily indicative of results for a full year's operations.

     You should read the following information together with our historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

     The information contained in the tables assumes that the underwriters do not exercise the over-allotment option.

     You should also consider the following when reading the summary statement of income data in the tables below:

     - All historical amounts have been restated to reflect the classification of our Printing segment and Direct Mail segment as discontinued.


     - EBITDA is earnings from continuing operations before interest, taxes, depreciation, amortization and other one-time, non-recurring items.


     - In 2000, we began disclosing Internet revenues and EBITDA separately.

     - EBITDA margin is EBITDA divided by total revenues.


     We have included EBITDA because we believe that investors find it to be a useful tool for measuring a company's ability to generate cash. EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and is not calculated in the same way by all companies. In addition, you should not consider EBITDA as a substitute for net income or net loss, as an indicator of our operating performance or cash flow, or as a measure of liquidity.

                                                                           SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,            JUNE 30,
                                         ------------------------------   -------------------
                                           1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------
                                                                              (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Publishing...........................  $170,323   $179,729   $203,380   $ 96,838   $108,935
  Trade shows & conferences............    10,786     27,953     97,444     34,338     74,801
  Internet.............................        --         --         --        134      1,147
                                         --------   --------   --------   --------   --------
     Total revenues....................   181,109    207,682    300,824    131,310    184,883
Operating expenses.....................   156,255    181,464    261,434    119,242    155,874
                                         --------   --------   --------   --------   --------
Operating income.......................    24,854     26,218     39,390     12,068     29,009
Interest expense, net..................      (823)    (5,545)   (21,558)   (12,159)    (5,176)
Miscellaneous, net.....................        (2)       (45)       257         25     (1,495)
Gain on sale of investments............     1,040         --      5,906         --    110,210
Provision for income taxes.............   (10,457)    (9,442)   (16,065)      (257)   (57,430)
Income (loss) from discontinued
  operations...........................       262       (296)        33        651        (85)
Gain on sale of discontinued
  operations...........................        --         --      8,660         --         --
Extraordinary item -- early
  extinguishment of debt...............        --         --     (8,413)    (2,156)        --
                                         --------   --------   --------   --------   --------
Net income (loss)......................  $ 14,874   $ 10,890   $  8,210   $ (1,828)  $ 75,033
                                         ========   ========   ========   ========   ========
Basic earnings per share...............  $   0.70   $   0.50   $   0.29   $  (0.07)  $   2.36
Diluted earnings per share.............  $   0.70   $   0.50   $   0.29   $  (0.07)  $   2.34
Basic average shares outstanding.......    21,240     21,882     28,108     24,900     31,769
Diluted average shares outstanding.....    21,240     21,882     28,209     24,900     32,006
CASH FLOWS AND OTHER DATA:
Cash flows:
  Operating............................  $ 23,186   $ 25,749   $ 34,357   $ (3,191)  $(10,534)
  Investing, includes capital
     expenditures......................   (53,192)  (271,157)   (27,770)   (48,708)    93,895
  Financing............................    30,854    246,993     19,879     55,484     (1,218)
Capital expenditures, excluding
  businesses acquired..................     5,450      5,775      5,884     (2,162)    (5,833)
Depreciation and amortization..........     3,903      7,791     27,918     13,154     15,029
EBITDA:
  Publishing...........................    41,092     45,147     45,897     20,078     25,086
  Trade shows & conferences............     2,715      4,024     43,008     13,996     36,669
  Internet.............................        --         --         --       (455)    (2,146)
  Corporate............................   (15,050)   (15,162)   (21,597)    (8,397)   (15,571)
                                         --------   --------   --------   --------   --------
     Total EBITDA......................    28,757     34,009     67,308     25,222     44,038
EBITDA margin..........................      15.9%      16.4%      22.4%      19.2%      23.8%

                                                                  AS OF
                                                              JUNE 30, 2000
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash........................................................     $112,414
Working capital (deficit)...................................       85,359
Goodwill and other intangibles..............................      439,454
Total assets................................................      700,949
Total debt..................................................      215,000
Stockholders' equity........................................      358,338

                                  RISK FACTORS

     An investment in Penton's common stock involves risk. In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the following risk factors in deciding whether to invest in our common stock.

WE DEPEND ON ADVERTISING REVENUES, WHICH DECREASE DURING ECONOMIC DOWNTURNS AND FLUCTUATE FROM PERIOD TO PERIOD.

     For the year ended December 31, 1999, about 67.6% of our revenues came from advertising. Our advertising revenues fluctuate with general economic cycles. Any material decline in advertising revenue would have a material adverse effect on our business, results of operations and financial condition. Historically, advertising revenues have increased during economic recoveries and decreased during both general economic downturns and regional economic recessions. In the event of a general economic downturn or a recession, our advertisers may reduce their advertising budgets or intensify their attempts to negotiate lower advertising rates.

     Our advertising revenues may fluctuate from period to period based on the spending patterns of our customers. Many of our large customers may concentrate their advertising expenditures around major new product launches. We cannot always know or predict when our large customers intend to launch new products. We cannot predict any related fluctuation in our advertising revenues.

IF WE ARE UNABLE TO COMPLETE ACQUISITIONS OR INTEGRATE ACQUISITIONS EFFECTIVELY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.


     We intend to continue to grow in part through acquisitions. We may not be able to identify suitable candidates or make acquisitions on terms that are favorable to us. In addition, we may not be able to successfully complete any acquisitions, including our proposed acquisitions of Duke Communications International and Professional Trade Shows, Inc., or integrate acquisitions into our existing operations or effectively manage those businesses once integrated. If we are unable to integrate our recent or future acquisitions successfully, our business could be adversely affected.


FINANCING OF FUTURE ACQUISITIONS MAY INCREASE OUR DEBT, REDUCE OUR CASH AND ADVERSELY AFFECT OUR STOCKHOLDERS.

     We may finance future acquisitions with internally generated funds, bank borrowings, public offerings or private placements of debt securities, or through a combination of these sources. This may have the effect of increasing our debt and reducing our cash available for other purposes. In addition, we could issue additional shares of our common stock as consideration for acquisitions. If we do, our stockholders may experience dilution.

ACQUISITIONS MAY DIVERT OUR MANAGEMENT'S ATTENTION AWAY FROM RUNNING OUR
COMPANY.


     Acquisitions are an important part of our business strategy. Acquisitions may require substantial attention from, and place substantial additional demands upon, our senior management. This may divert their attention from our existing businesses, making it more difficult to manage them effectively. In addition, unanticipated events or liabilities relating to these acquisitions or the failure to retain key personnel could have a material adverse effect on our business, results of operations and financial condition.


THE TERMS OF OUR INDEBTEDNESS MAY RESTRICT OUR ABILITY TO PURSUE OUR GROWTH STRATEGY.

     The terms of our credit agreement impose restrictions on our ability to, among other things, borrow and make investments, acquire other businesses, and make capital expenditures and distributions on our capital stock. In addition, our credit agreement requires us to satisfy specified financial covenants. Our ability to comply with these provisions depends, in part, on factors over which we may have no control. These restrictions could adversely affect our ability to pursue our growth strategy. If we breach any of our financial covenants or fail to make scheduled payments, our creditors could declare all amounts owed to them to be immediately due and payable. We may not have available funds sufficient to repay the amounts declared due and payable, and we may have to sell assets to repay those amounts. Our credit agreement is secured by substantially all of our assets, including the stock of our subsidiaries. If we cannot repay all amounts that we have borrowed under our credit agreement, our lenders could proceed against our assets.

THE PROFITABILITY AND SUCCESS OF OUR TRADE SHOWS AND CONFERENCES COULD BE ADVERSELY AFFECTED IF WE LOSE SCHEDULED DATES AND LOCATIONS OR ARE UNABLE TO INCREASE THE SIZE OF THOSE EVENTS.


     As the trade show and conference industry grows, we increasingly compete for desirable dates and venues for our trade shows and conferences. As this competition intensifies, we could lose important engagements. If we lose dates and venues for events, the profitability and future success of these events could be adversely affected. Although we generally reserve venues and dates more than a year in advance, these reservations are not binding until we sign a contract with a facility operator. These contracts generally hold venues and dates for only one year. In addition, we may desire to increase the size of our trade shows and conferences to take advantage of increasing demand in the future. If we are unable to secure larger venues with suitable exhibit space to accommodate this demand, the growth of our trade show and conference business could be adversely affected. Moreover, circumstances beyond our control, like natural disasters, labor strikes and transportation shutdowns, could present financial risk to our trade shows and conferences, which could have an adverse effect on our business, results of operations and financial condition.

A SIGNIFICANT DECLINE IN OUR INTERNET/BROADBAND TRADE SHOW AND CONFERENCE BUSINESS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our Internet/Broadband trade shows and conferences produce a significant portion of our cash flow. As a result, a significant decline in the performance of these trade shows and conferences could adversely affect our business, results of operations and financial condition.

WE DEPEND ON TRADE SHOW AND CONFERENCE AND PUBLISHING REVENUES, WHICH VARY DUE TO SEASONALITY.

     Our trade shows and conferences and publishing revenues are seasonal. Our revenue typically reaches its highest level during the second and fourth quarters of each calendar year. As a result, we could incur a net loss during the first and third calendar quarters. This is due largely to the timing of our trade shows and conferences and the general increase in publishing revenue in the second and fourth quarters.

CONTINGENT TAX LIABILITY RELATED TO THE SPINOFF OF OUR COMMON STOCK BY PITTWAY.

     In connection with the tax-free spinoff of our common stock by Pittway to its stockholders on August 7, 1998, we agreed not to take any action that would cause the spinoff to be taxable to Pittway under section 355 of the Internal Revenue Code. We also agreed to indemnify Pittway for any liability suffered by it if we were to take any action that caused the spinoff to be taxable to Pittway. The spinoff would be taxable to Pittway if this offering were part of a plan or series of related transactions, including transactions involving our common stock that have already taken place, pursuant to which one or more persons, acting independently or in concert, acquire 50.0% or more of our common stock. Under proposed Treasury regulations, this offering would not be considered part of a plan or series of related transactions because it is being made more than two years after the spinoff and there was no agreement, understanding or arrangement concerning this offering at the time of the spinoff or within two years thereafter. The proposed regulations will not be effective until promulgated in final form and are subject to change. We cannot assure you that the proposed regulations will be promulgated in final form. Because of the present uncertainty in this area of the tax law, we believe, but we cannot assure you, that the Internal Revenue Service could not successfully assert that this offering is part of a plan or series of related transactions that causes the spinoff to be taxable to Pittway. If the spinoff were taxable to Pittway, our payment to Pittway under our indemnity agreement could have a material adverse effect on our financial condition.

COMPETITION MAY ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS.

     We experience intense competition for our products and services. If we fail to compete effectively, our earnings and results of operations could be adversely affected. We compete with several much larger international firms that operate in many markets and have broad product offerings in publishing and trade shows and conferences. We compete for readers and advertisers in the publishing marketplace and for trade show and conference expenditures, sponsorships, exhibit space, and show attendees in the trade show and conference marketplace. Because our industry is relatively easy to enter, we anticipate that additional competitors, some of whom may have greater resources than Penton, may enter these markets and intensify competition.

OUR OVERALL OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We have operations outside the United States. We intend to expand further into international markets. We have limited experience in developing localized versions of our publications and trade shows and conferences and in marketing and distributing them internationally. In addition, the following risks in international markets could have a material adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition:

     - the uncertainty of product acceptance by different cultures;

     - the risks of divergent business expectations or cultural incompatibility inherent in establishing joint ventures with foreign partners;

     - difficulties in staffing and managing multi-national operations;

     - currency fluctuations;

     - general economic and political uncertainties and potential for social unrest;

     - limitations on our ability to enforce legal rights and remedies;

     - state-imposed restrictions on the repatriation of funds; and

     - potentially adverse tax consequences.

NEW PRODUCT LAUNCHES OR ACQUIRED PRODUCTS MAY REDUCE OUR EARNINGS OR GENERATE LOSSES.

     Our future success will depend in part on our ability to continue offering new products that successfully gain market acceptance by addressing the needs of specific audience groups within our targeted industries. Our efforts to introduce new or integrate acquired products may not be successful or profitable. The process of internally researching and developing, launching, gaining acceptance and establishing profitability for a new product, or assimilating and marketing an acquired product, is both risky and costly. New products generally incur initial operating losses.

     In addition, we have invested in, and intend to continue to invest in, the development of various Internet products, which are currently generating losses. The Internet is still in the early stages of development as a commercial medium. These products may not be successful or profitable.

     Costs related to the development of new products are expensed as incurred and, accordingly, our profitability from year to year may be adversely affected by the number and timing of new product launches.

RELIANCE ON PRINCIPAL VENDORS COULD ADVERSELY AFFECT OUR BUSINESS.

     We rely on our principal vendors. Currently, our principal vendors are paper suppliers, the United States Postal Service and our printing supplier. If any of our principal vendors discontinues or temporarily terminates its services and we are unable to find adequate alternatives, we may experience increased prices, interruptions and delays in services. These factors could adversely affect our business.

INCREASES IN PAPER OR POSTAGE COSTS WOULD CAUSE OUR EXPENSES TO INCREASE AND MAY ADVERSELY AFFECT OUR PROFITABILITY.

     Paper is a significant expense relating to our print products, accounting for about 4.9% of our total operating expenses in 1999. Significant increases in paper prices, which have been volatile in recent years, may have an adverse effect on our business. We do not use forward contracts and all of our paper supply vendor arrangements provide for price adjustments on a quarterly basis to reflect then-prevailing market prices.

     Postage for magazine distribution and direct mail solicitations is also a significant expense for us, accounting for about 6.3% of our total operating expenses in 1999. Significant increases in postage prices may have an adverse effect on our business. We use the United States Postal Service for domestic distribution of substantially all of our products and marketing materials.

LOSS OF KEY PERSONNEL COULD IMPAIR OUR SUCCESS.


     We benefit from the leadership and experience of our senior management team, and we depend on their continued services in order to successfully implement our business strategy. Although we have entered into employment agreements with Thomas L. Kemp and Daniel J. Ramella and other management members, they and other key personnel may not remain in our employment. The loss of key personnel could have a material adverse effect on our business, results of operations and financial condition.


TAKEOVER DEFENSE PROVISIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Various provisions of Delaware corporation law and of our corporate governance documents may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving stockholders of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our common stock. These provisions include:

     - a classified Board of Directors;

     - a prohibition on stockholder action through written consents;

     - a requirement that special meetings of stockholders be called only by the Board of Directors;

     - advance notice requirements for stockholder proposals and nominations;
       and

     - availability of "blank check" preferred stock.

     We also have a stockholder rights plan that provides for, among other things, distributions to our stockholders upon an actual or prospective change in control of our company. The plan has an anti-takeover effect because a distribution under the plan may cause a substantial dilution to a person or group that attempts to acquire a substantial number of our shares without approval of our Board of Directors.

THE INFRINGEMENT OR INVALIDATION OF OUR PROPRIETARY RIGHTS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     We regard our copyrights, trademarks, including our Internet domain names, service marks and similar intellectual property as critical to our success. We rely on copyright and trademark laws in the United States and other jurisdictions and on confidentiality agreements with some of our employees and others to protect our proprietary rights. If any of these rights were infringed or invalidated, our business could be materially adversely affected. In addition, our business activities could infringe upon the proprietary rights of others, who could assert infringement claims against us. We could face costly litigation if we are forced to defend these claims. If we are unsuccessful in doing so, our business could be adversely affected.

     We seek to register our trademarks in the United States and elsewhere. These registrations could be challenged by others or invalidated through administrative process or litigation. In addition, our confidentiality agreements with some of our employees or others may not provide adequate protection of our proprietary rights in the event of unauthorized use or disclosure of our proprietary information or if our proprietary information otherwise becomes known, or is independently developed, by competitors.

                                USE OF PROCEEDS


     Penton will not receive any proceeds from the sale of common stock by the selling stockholders. If the underwriters' over-allotment option is exercised in full, we will receive net proceeds (after deducting the underwriters' discounts and commissions and estimated offering expenses) of about $2.7 million.


     We currently intend to use the net proceeds of this offering received by us for general corporate purposes. Pending these uses, we expect to invest these funds in short-term, interest-bearing, investment grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the New York Stock Exchange under the symbol PME. Our common stock commenced trading on August 10, 1998 after we completed our spinoff from Pittway. The following table sets forth, for the periods indicated, the high and low sales prices for the common stock as reported on the New York Stock Exchange.


                                                                PRICE RANGE OF
                                                                    COMMON
                                                                     STOCK
                                                                ---------------
                                                                 HIGH      LOW
                                                                ------    -----
Year Ended December 31, 2000:
  First Quarter.............................................      $27 13/16  $21 1/4
  Second Quarter............................................      $36      $22 3/16
  Third Quarter (through September 1, 2000).................      $36 3/8  $31
Year Ended December 31, 1999:
  First Quarter.............................................      $22 1/2  $18 1/8
  Second Quarter............................................      $29 5/8  $19 1/2
  Third Quarter.............................................      $24 1/4  $12 5/8
  Fourth Quarter............................................      $24 3/4  $14 3/4
Year Ended December 31, 1998:
  Third Quarter (from August 10, 1998)......................      $17      $12 7/8
  Fourth Quarter............................................      $20 1/4  $12 1/2



     On September 1, 2000, the reported last sales price of our common stock on the New York Stock Exchange was $31.50 per share.


     Our dividend policy is determined by our Board of Directors. We currently pay quarterly dividends in an amount of $0.03 per share. Any declaration or payment of dividends in the future will be made by our Board of Directors from time to time based upon the results of our operations and our financial condition and such other matters as our Board of Directors considers relevant.

                                 CAPITALIZATION

     The following table presents the capitalization of Penton as of June 30, 2000, based on common stock outstanding on that date of 31,818,279 shares, on an actual basis. The capitalization information set forth in the table below should be read together with the more detailed consolidated financial statements and related notes appearing elsewhere in this prospectus. The information assumes that the underwriters do not exercise the over-allotment option.

                                                                     AS OF
                                                                 JUNE 30, 2000
                                                                 -------------
                                                                (IN THOUSANDS)
Cash........................................................       $112,414
                                                                   ========
Debt:
  Revolving credit facility.................................       $     --
  Term loan A...............................................        140,000
  Term loan B...............................................         75,000
                                                                   --------
     Total debt.............................................        215,000
Stockholders' equity:
  Preferred stock, par value $0.01 per share; 2,000,000
     shares authorized; none issued or outstanding..........             --
  Common stock, par value $0.01 per share; 60,000,000 shares
     authorized; 31,818,279 shares issued and outstanding...            318
  Capital in excess of par value............................        226,078
  Retained earnings.........................................        110,098
  Other comprehensive income................................         31,486
  Notes receivable officers/directors.......................         (9,642)
                                                                   --------
     Total stockholders' equity.............................        358,338
                                                                   --------
          Total capitalization..............................       $573,338
                                                                   ========

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables present our selected financial data. The statement of income data for each of the three years in the period ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements and related notes, which appear elsewhere in this prospectus. The statement of income data for each of the two years in the period ended December 31, 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus. The statement of income data for the six months ended June 30, 1999 and 2000 and balance sheet data as of June 30, 2000 have been derived from our unaudited interim financial statements, which appear elsewhere in this prospectus. The balance sheet data as of June 30, 1999 have been derived from our unaudited interim financial statements that are not included in this prospectus. In the opinion of management, our unaudited interim financial statements include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and operating results for these periods. The results of operations for interim periods are not necessarily indicative of results for a full year's operations.

     You should read the following information together with our historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

     You should also consider the following when reading the statement of income data below:
     - All historical amounts have been restated to reflect the classification of our Printing segment and Direct Mail segment as discontinued.

     - EBITDA is earnings from continuing operations before interest, taxes, depreciation, amortization and other one-time, non-recurring items.

     - EBITDA margin is EBITDA divided by total revenues.

     We have included EBITDA because we believe that investors find it to be a useful tool for measuring a company's ability to generate cash. EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and is not calculated in the same way by all companies. In addition, you should not consider EBITDA as a substitute for net income or net loss, as an indicator of our operating performance or cash flow, or as a measure of liquidity.

                                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                 --------------------------------------------------------    --------------------
                                                   1995        1996        1997        1998        1999        1999        2000
                                                 --------    --------    --------    --------    --------    --------    --------
                                                                                                                 (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues.....................................    $158,314    $166,631    $181,109    $207,682    $300,824    $131,310    $184,883
Operating expenses...........................     148,886     148,950     156,255     181,464     261,434     119,242     155,874
                                                 --------    --------    --------    --------    --------    --------    --------
Operating income.............................       9,428      17,681      24,854      26,218      39,390      12,068      29,009
Interest expense, net........................          (5)         (3)       (823)     (5,545)    (21,558)    (12,159)     (5,176)
Impairment of assets.........................          --          --          --          --          --          --      (1,051)
Miscellaneous, net...........................       1,426           2          (2)        (45)        257          25        (444)
Gain on sale of investments..................       1,700          --       1,040          --       5,906          --     110,210
Provision for income taxes...................      (5,440)     (7,205)    (10,457)     (9,442)    (16,065)       (257)    (57,430)
                                                 --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing operations.....       7,109      10,475      14,612      11,186       7,930        (323)     75,118
Income (loss) from discontinued operations...       1,468         481         262        (296)         33         651         (85)
Gain on sale of discontinued operations......          --          --          --          --       8,660          --          --
Extraordinary item -- early extinguishment of
  debt.......................................          --          --          --          --      (8,413)     (2,156)         --
                                                 --------    --------    --------    --------    --------    --------    --------
Net income (loss)............................    $  8,577    $ 10,956    $ 14,874    $ 10,890    $  8,210    $ (1,828)   $ 75,033
                                                 ========    ========    ========    ========    ========    ========    ========
Basic earnings per share.....................    $   0.40    $   0.52    $   0.70    $   0.50    $   0.29    $  (0.07)   $   2.36
Diluted earnings per share...................    $   0.40    $   0.52    $   0.70    $   0.50    $   0.29    $  (0.07)   $   2.34
Basic average shares outstanding.............      21,240      21,240      21,240      21,882      28,108      24,900      31,769
Diluted average shares outstanding...........      21,240      21,240      21,240      21,882      28,209      24,900      32,006
CASH FLOWS AND OTHER DATA:
Cash flows:
  Operating..................................    $  7,423    $ 20,507    $ 23,186    $ 25,749    $ 34,357    $ (3,191)   $(10,534)
  Investing, includes capital expenditures...      (4,989)     (4,722)    (53,192)   (271,157)    (27,770)    (48,708)     93,895
  Financing..................................      (1,697)    (15,888)     30,854     246,993      19,879      55,484      (1,218)
Capital expenditures, excluding businesses
  acquired...................................       4,989       4,822       5,450       5,775       5,884      (2,162)     (5,833)
Depreciation and amortization................       3,302       3,335       3,903       7,791      27,918      13,154      15,029
EBITDA.......................................      12,730      21,016      28,757      34,009      67,308      25,222      44,038
EBITDA margin................................         8.0%       12.6%       15.9%       16.4%       22.4%       19.2%       23.8%
BALANCE SHEET DATA (AT END OF PERIOD):
Cash.........................................    $  1,674    $  1,571    $  2,419    $  3,953    $ 30,370    $  7,516    $112,414
Working capital (deficit)....................      20,670      14,363     (25,316)    (20,709)    (34,566)     (2,631)     85,359
Goodwill and other intangibles...............      21,916      21,940      71,822     387,612     451,236     454,270     439,454
Total assets.................................     116,494     108,799     156,426     479,301     809,379     622,565     700,949
Total debt...................................          --          --      34,170     307,000     215,000     246,740     215,000
Stockholders' equity.........................      70,763      59,151      69,613      87,489     402,601     279,280     358,338

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     Set forth below is a discussion and analysis of our financial condition and results of operations. You should read this discussion and analysis together with the financial statements and the related notes appearing elsewhere in this prospectus. Historical results and percentage relationships set forth in the consolidated financial statements, including trends that might appear, should not be taken as indicative of future operations.

OVERVIEW


     Penton was spunoff from Pittway Corporation and acquired Donohue Meehan Publishing in August 1998; Penton then acquired Mecklermedia Corporation, now known as Internet World Media, in November 1998; MFG Publishing, Inc. in February 1999; Jon Peddie Associates in May 1999; New Hope Communications, Inc. in May 1999; Multimedia Week in August 1999; Stardust.com in October 1999; Nutracon in December 1999; Profit.Net, Inc. in February 2000; ComMunic in May 2000; National Advisory Group in July 2000; and Meko Ltd. in July 2000. In addition, in August 2000 we signed agreements to acquire Duke Communications International and Professional Trade Shows, Inc. As Penton acquires additional companies, its sales mix, market focus, cost structure, operating leverage and the seasonality of its business may change significantly. Consequently, Penton's historical and future results of operations reflect and will reflect the impact of acquisitions, and period-to-period comparisons may not be meaningful in certain respects. Historical information for companies subsequent to their acquisition may include integration and other costs that are not expected to continue in the future.


     On November 30, 1999, Penton completed the sale of its Printing segment to R.R. Donnelley & Sons Company for approximately $31.0 million in cash. Penton recorded a gain on the sale of $15.5 million, or $9.3 million, $0.33 per share, after tax. In March 2000, Penton sold its Direct Mail segment for approximately $4.0 million in cash. The sales price of $4.0 million resulted in a loss for Penton of approximately $0.7 million, or $0.02 per share, including a provision of $0.06 million for operating losses during the phase-out period. Operating results, net assets and cash flows for the Printing and Direct Mail segments have been reflected as discontinued operations in the accompanying financial statements. Net income for the Printing segment was $0.3 million, $0.5 million and $0.9 million in 1999, 1998 and 1997, respectively, or $0.01, $0.02 and $0.04 per share, on revenues of $10.4 million, $11.7 million and $10.5 million, respectively. Net losses for the Direct Mail segment were $0.3 million, $0.8 million and $0.7 million in 1999, 1998 and 1997, respectively, or $0.01, $0.04 and $0.03 per share, on revenues of $12.2 million, $13.8 million and $13.3 million, respectively.

RESULTS OF OPERATIONS

     The following table sets forth income statement data of Penton expressed as a percentage of revenues for the periods indicated:

                                                         YEARS ENDED          SIX MONTHS ENDED
                                                        DECEMBER 31,              JUNE 30,
                                                   -----------------------    ----------------
                                                   1997     1998     1999      1999      2000
                                                   -----    -----    -----    ------    ------
Revenues.........................................  100.0%   100.0%   100.0%     100%      100%
Operating expenses:
  Editorial, production and circulation..........   44.3     41.5     38.9     40.4      35.3
  Selling, general and administrative............   39.8     42.2     38.8     40.4      40.9
  Depreciation and amortization..................    2.2      3.7      9.2     10.0       8.1
                                                   -----    -----    -----    -----     -----
                                                    86.3     87.4     86.9     90.8      84.3
                                                   -----    -----    -----    -----     -----
Operating income.................................   13.7     12.6     13.1      9.2      15.7
                                                   -----    -----    -----    -----     -----
Other income (expense):
  Interest expense, net..........................   (0.5)    (2.7)    (7.2)    (9.3)     (2.8)
  Gain on sale of investments....................    0.6       --      2.0       --      59.6
  Impairment of assets...........................     --       --       --       --      (0.6)
  Miscellaneous, net.............................     --       --      0.1       --      (0.2)
                                                   -----    -----    -----    -----     -----
                                                     0.1     (2.7)    (5.1)    (9.3)     56.0
                                                   -----    -----    -----    -----     -----
Income (loss) from continuing operations before
  income taxes...................................   13.8      9.9      8.0     (0.1)     71.7
Provision for income taxes.......................   (5.7)    (4.5)    (5.4)    (0.2)    (31.1)
                                                   -----    -----    -----    -----     -----
Income (loss) from continuing operations.........    8.1      5.4      2.6     (0.3)     40.6
Discontinued operations..........................    0.1     (0.2)     2.9      0.5        --
                                                   -----    -----    -----    -----     -----
Income before extraordinary item.................    8.2      5.2      5.5      0.2      40.6
Extraordinary item--early extinguishment of
  debt...........................................     --       --     (2.8)    (1.6)       --
                                                   -----    -----    -----    -----     -----
Net income (loss)................................    8.2      5.2      2.7     (1.4)     40.6
                                                   =====    =====    =====    =====     =====

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

  REVENUES

     Total revenues increased $53.6 million, or 40.8%, from $131.3 million for the six months ended June 30, 1999 to $184.9 million for the same period in 2000.


     Publishing revenues increased $12.1 million, or 12.5%, from $96.8 million for the six months ended June 30, 1999 to $108.9 million in the same period in 2000, due primarily to the following: (1) the addition of Natural Foods Merchandiser, Delicious!, Nutrition Science News and Expansion Management magazines, which were part of the New Hope acquisition in May 1999; (2) the turnaround of Internet World magazine, which nearly doubled its revenues for the six months ended June 30, 2000 when compared with the same prior year period;
(3) increased revenues year-over-year in our core magazines, such as Electronic Design, American Machinist, Food Management, Government Product News and EE Product News; (4) the Fluid Power Handbook & Directory, which was published in 2000 and is published every other year; and (5) the addition of Supply Chain Technology News and CLEC Magazine, which were published for the first time after the second quarter of 1999. These increases were offset somewhat by the discontinuance of the IW Growing Companies magazine during the first quarter of 2000.



     Trade show and conference revenues increased $40.5 million, or 117.8%, from $34.3 million for the six months ended June 30, 1999 to $74.8 million for the same period in 2000, due primarily to the following: (1) the first-time inclusion of the Natural Products Expo East and Natural Products Expo Europe shows, which were part of the New Hope acquisition in May 1999; (2) the first-time inclusion of Stardust.com conferences, which were acquired in October 1999; (3) the addition of the Internet Everywhere CEO Summit, the IW China show, the IW eCRM Spring show, the ABS Technology show and the Enterprise Customer Management Spring show, which were held for the first time in 2000; (4) the IW Australia and Supply Chain Expo shows, which were held in the third quarter of 1999 and
(5) significant year-over-year revenue increases from the Internet World Spring, Internet World UK, ISPCON Spring, Wireless/Portable Spring and ISPCON London shows. These increases were somewhat off-set by the IW Mexico, ISPCON Australia and IW France shows, which were held during the second quarter of 1999 but will not be held in 2000 until later in the year; lower year-over-year revenues from the Service Management Europe show and the absence of the ConExpo show, which was held in 1999 and is held every three years.


     Internet revenues increased $1.0 million, or 756%, from $0.1 million for the six months ended June 30, 1999 to $1.1 million for the same period in 2000, due primarily to the addition of a number of new Web sites in the second half of 1999 and first half of 2000.

  OPERATING EXPENSE


     Operating expenses increased $36.6 million, or 30.7%, from $119.2 million for the six months ended June 30, 1999 to $155.9 million for the same period in 2000. As a percentage of revenues, operating costs decreased from 90.8% in 1999 to 84.3% in 2000. The improvement in operating expenses as a percentage of revenues was due primarily to higher margins earned from the trade shows held during the first half of 2000, offset in part by higher corporate costs and spending on Web development.



     Editorial, Production and Circulation. Total editorial, production and circulation expenses grew to $65.2 million for the six months ended June 30, 2000 compared to $53.0 million for the same period in 1999, representing an increase of $12.2 million, or 23.0%. The increase was due primarily to the acquisition of New Hope in May 1999 and costs associated with new trade shows held for the first time in 2000.


     As a percentage of revenues, editorial, production and circulation expenses decreased from 40.4% in 1999 to 35.3% in 2000. The decrease was due largely to higher margins earned from trade shows.


     Selling, General and Administrative. Total selling, general and administrative expenses grew $22.6 million, or 42.5%, from $53.1 million for the six months ended June 30, 1999 to $75.6 million for the same period in 2000. The increase was due primarily to the acquisition of New Hope in May 1999 and Stardust in October 1999, costs associated with trade shows held for the first time in 2000, the timing of corporate spending and higher executive compensation expense.


     As a percentage of revenues, selling, general and administrative expenses increased from 40.4% in 1999 to 40.9% in 2000. The increase was due largely to the timing of corporate spending and to higher executive compensation expenses.

     Depreciation and Amortization. Depreciation and amortization increased $1.9 million, or 14.3%, to $15.0 million for the six months ended June 30, 2000. The higher expense was the result primarily of the amortization of intangible assets from the New Hope acquisition in May 1999. The acquisitions of Jon Peddie, Multimedia Week, Stardust.com and Nutracon also contributed to the increase.

  OPERATING INCOME

     Overall, our operating income increased $16.9 million, or 140.4%, from $12.1 million for the six months ended June 30, 1999 to $29.0 million for the same period in 2000. Operating income as a percentage of revenue increased from 9.2% in 1999 to 15.7% in 2000.

  OTHER INCOME (EXPENSE)


     Interest expense decreased $7.0 million to $5.2 million for the six months ended June 30, 2000, compared to $12.2 million the same prior year period, due to a lower average debt balance outstanding for the six months ended June 30, 2000 when compared to the same prior year period as well as the significant increase in interest earned on our cash balance in 2000.

     In February 2000, we sold 2.0 million shares of internet.com Corporation stock and recognized a pre-tax gain of approximately $110.2 million.


     In accordance with our review of impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," we recorded a $1.0 million non-cash charge to write down the carrying value of certain leasehold improvements, furniture and fixtures, and computer equipment to fair value.


  EFFECTIVE TAX RATES


     The effective tax rates from continuing operations were 43.0% and 66.2% for the six months ended June 30, 2000 and 1999, respectively. The decrease in the effective tax rate was due to our sale of a portion of our investment in internet.com Corporation. The sale resulted in the recognition of $110.2 million gain in pre-tax income.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

  REVENUES

     Total revenues increased $93.1 million, or 44.8%, from $207.7 million in 1998 to $300.8 million in 1999.


     Publishing revenues increased $23.7 million, or 13.2%, from $179.7 million to $203.4 million, due primarily to the following: (1) the addition of Baking Management, Modern Baking and Convenience Store Decisions magazines, which were part of the Donohue Meehan Publishing Company acquisition in August 1998; (2) the addition of Boardwatch magazine and Internet World magazine, which were part of the Internet World Media acquisition in November 1998; (3) the addition of Natural Foods Merchandiser, Delicious!, Health and Nutrition Breakthroughs, Nutrition Science News and Expansion Management magazines, which were part of the New Hope acquisition in May 1999; (4) the addition of Mid-Range ERP magazine, which was part of the MFG acquisition in February 1999; (5) the addition of IW Growing Companies, the first issue of which was not published until the second quarter of 1998; and (6) increased revenues year-over-year in Penton's core magazines, such as Contracting Business, Machine Design, Foundry Management and Technology, Government Procurement and Penton's Embedded Systems Development. These increases were offset by (1) lower revenues from Electronic Design magazine compared to the same period in the prior year, due to a slowdown in the electronics market; (2) the absence of the Fluid Power Handbook & Directory, which was published in 1998, and is published every other year; and
(3) lower revenues from various other core magazines compared with the same period in the prior year.


     Trade show and conference revenues increased $69.5 million, or 248.6%, from $28.0 million to $97.4 million, due primarily to the following: (1) the first-time inclusion of Internet World Media, which was acquired in late November 1998 and which added the Fall and Spring Internet World trade shows as well as the ISPCON tradeshows; (2) the first-time inclusion of New Hope, which was acquired at the end of May 1999 and includes the Natural Products Expo East and West trade shows; (3) the addition of A/E/C Systems UK Show, A/E/C GEO Expo and the Metalmecanica show, all of which were held for the first time in 1999; and (4) significant year-over-year revenue increases for the Supply Chain Expo, Service Management Europe and Wireless Symposium/ Portable by Design Conference & Exhibition.

  OPERATING EXPENSE

     Operating expenses increased $80.0 million, or 44.1%, from $181.5 million in 1998 to $261.4 million in 1999. As a percentage of revenues, operating costs decreased from 87.4% in 1998 to 86.9% in 1999. The improvement in operating expenses as a percentage of revenues was due primarily to higher margins earned on acquired trade shows that were held for the first time in 1999. These improvements were offset by the increase in depreciation and amortization related to the acquisitions and to the change in our goodwill amortization policy for acquired trade shows, which reduced the write-off period from 40 years to 20 years.


     Editorial, Production and Circulation. Total editorial, production and circulation expenses grew to $116.9 million in 1999 compared to $86.1 million in 1998, representing an increase of $30.8 million, or 35.8%. Approximately $29.4 million of the increase was due to the Donohue Meehan Publishing acquisition in

August 1998, the Internet World Media acquisition in November 1998 and the New Hope acquisition in May 1999. These increases in costs were offset by the absence of costs related to the biennial Fluid Power Handbook & Directory, which was published in 1998, but not in 1999. In addition, costs related to our core publishing operations were down due to advertising slowdowns, primarily in the electronics and computer markets.

     As a percentage of revenues, editorial, production and circulation expenses decreased from 41.5% in 1998 to 38.9% in 1999. The decrease was due largely to Donohue Meehan Publishing magazines, higher margins earned from the Internet World Media and New Hope tradeshows, and production improvements.

     Selling, General and Administrative. Total selling, general and administrative expenses grew $29.0 million, or 33.1%, from $87.6 million in 1998 to $116.6 million in 1999. Approximately $27.2 million of the increase was due to the Donohue Meehan Publishing acquisition in August 1998, the Internet World Media acquisition in November 1998 and the acquisition of New Hope in May 1999. Costs related to the biennial Fluid Power Handbook & Directory, which was published in 1998, were not incurred in 1999. In addition, costs related to our core publishing operations decreased due to advertising slowdowns, primarily in the electronics and computer markets.

     As a percentage of revenues, selling, general and administrative expenses decreased from 42.2% in 1998 to 38.8% in 1999. The improvement was due largely to the addition of new trade shows and conferences to our product mix.

     Depreciation and Amortization. Depreciation and amortization increased $20.1 million, or 258.3%, to $27.9 million. The higher expense was the result primarily of the amortization of intangible assets of approximately $0.6 million associated with the Donohue Meehan Publishing acquisition in August 1998; of approximately $15.9 million from the Internet World Media acquisition in November 1998; and approximately $2.5 million from the New Hope acquisition in May 1999. In addition, the increase was due to the change in our goodwill amortization policy for acquired tradeshows, effective with the fourth quarter of 1998. We reduced the write-off period from 40 years to 20 years. The acquisitions of MFG, Jon Peddie, Multimedia Week, Stardust.com and Nutracon also contributed to the increase.

  OPERATING INCOME

     Overall, our operating income increased $13.2 million, or 50.2%, to $39.4 million from $26.2 million in the prior year. Operating income as a percentage of revenue increased from 12.6% in 1998 to 13.1% in 1999.

  OTHER INCOME (EXPENSE)

     Interest expense increased $16.0 million to $21.6 million, due to additional borrowings used to finance our acquisition strategy since our spinoff in August 1998.

     In July 1999, we sold 510,000 shares of internet.com Corporation stock and recognized a gain of approximately $5.9 million.

  EFFECTIVE TAX RATES


     The effective tax rates from continuing operations were 67.0% and 45.8% in 1999 and 1998, respectively. Our acquisition of Independent Exhibitions, Ltd. in December 1997, Donohue Meehan Publishing in August 1998 and Internet World Media in November 1998 resulted in the recording of goodwill. The amortization of goodwill for these transactions is recognized for financial statement purposes, but is not deductible for tax purposes due to the structure of the purchase transactions. Accordingly, our effective tax rate increased from 1998 due to the full-year effect of the acquisitions.


  EXTRAORDINARY ITEM


     The extraordinary item in 1999, which aggregated $8.4 million, net of $5.6 million in taxes, relates to the write-off of unamortized deferred finance costs associated with the partial paydown of senior debt with the proceeds from the common stock offering completed in May 1999 and the refinancing of senior debt in September 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

  REVENUES

     Total revenues increased $26.6 million, or 14.7%, from $181.1 million in 1997 to $207.7 million in 1998.

     Publishing revenues increased $9.3 million to $179.7 million, due primarily to the following: (1) the Donohue Meehan Publishing acquisition in August 1998;
(2) two publications launched in the first quarter, IW Growing Companies and our Embedded Systems Development; (3) the publication of Fluid Power Handbook & Directory, which is published every other year; and (4) higher pricing on other advertising business.

     Trade show and conference revenues increased $17.2 million to $28.0 million in 1998. About $12.0 million of the increase was due to the first-time inclusion of the operations of INDEX, and about $5.0 million was due to Industrial Shows of America. We acquired both Independent Exhibitions, Ltd. and Industrial Shows of America in December 1997. In addition, 1998 included an increase in the Wireless Symposium/Portable by Design Conference & Exhibition and approximately $0.8 million related to the addition of Internet World Media in November 1998.

  OPERATING EXPENSE

     Operating expenses increased $25.2 million, or 16.1%, from $156.3 million in 1997 to $181.5 million in 1998. As a percentage of revenues, operating costs increased from 86.2% in 1997 to 87.4% in 1998. The increase in percentage was due primarily to the increase in amortization related to acquisitions, period costs related to Internet World Media and one-time spinoff and start up costs. These increases were offset partially by the first full year of operations of Independent Exhibitions, Ltd. and Industrial Shows of America.

     Editorial, Production and Circulation. Total editorial, production and circulation expenses grew to $86.1 million in 1998 compared with $80.3 million in 1997, representing an increase of $5.8 million, or 7.2%. The increase was due to the inclusion of the Independent Exhibitions, Ltd. and Industrial Shows of America trade shows acquired in late 1997, which accounted for $4.7 million of the total production expense increase. Other expense increases related to our acquisition of Donohue Meehan Publishing in August 1998, our acquisition of Internet World Media in November 1998 and our publication of the biennial Fluid Power Handbook & Directory, which was not published in 1997. Accordingly, editorial, production and circulation expenses declined as a percentage of revenues from 44.3% in 1997 to 41.5% in 1998.

     Selling, General and Administrative. Total selling, general and administrative expenses grew $15.6 million, or 21.7%, to $87.6 million in 1998. The increase was due to: (1) expenses of the Independent Exhibitions, Ltd. and Industrial Shows of America trade shows held in 1998, which amounted to $4.9 million and $3.7 million, respectively; (2) period costs of the newly acquired Internet World Media trade shows in the amount of $1.7 million, for which related revenues were deferred until those trade shows were held in future periods; (3) costs related to launching two publications in the first quarter, IW Growing Companies and our Embedded Systems Development; (4) the Donohue Meehan Publishing acquisition in August 1998; (5) one-time spinoff costs of approximately $0.4 million; (6) costs related to the biennial Fluid Power Handbook & Directory; (7) sales volume growth; and (8) higher charges related to Pittway stock appreciation rights held by our employees, which will not recur. Total costs charged to Penton by Pittway for 1998 and 1997 were $1.4 million. Accordingly, selling, general and administrative expenses increased as a percentage of revenues from 39.8% in 1997 to 42.2% in 1998.

     Depreciation and Amortization. Depreciation and amortization increased $3.9 million to $7.8 million in 1998. The higher expense was the result primarily of:
(1) the amortization of intangible assets associated with the trade shows acquired in December 1997; (2) the Donohue Meehan Publishing acquisition in August 1998; (3) the Internet World Media acquisition in November 1998; and, (4) beginning with the fourth quarter of 1998, the change from 40 years to 20 years in our goodwill amortization policy for acquired trade shows, which accounted for $0.3 million of additional amortization in 1998. While this change negatively impacted the reported earnings per share, it has no impact on EBITDA.

  OPERATING INCOME

     Overall, our operating income increased $1.3 million, or 5.2%, to $26.2 million from $24.9 million in the prior year. Operating income as a percentage of revenue decreased from 13.7% to 12.6%, due primarily to the increase in amortization associated with our acquisitions.

  OTHER INCOME (EXPENSE)

     Interest expense increased $4.7 million to $5.6 million due to additional borrowings used to finance the two trade show company acquisitions in December 1997, the Donohue Meehan Publishing acquisition in August 1998 and the Internet World Media acquisition in November 1998.

     In 1998, we wrote down the carrying value of various intangible assets by $1.0 million. In 1997, we recognized a $1.0 million gain on the sale of Managing Office Technology magazine.

  EFFECTIVE TAX RATES

     The effective tax rates from continuing operations were 45.8% and 41.7% in 1998 and 1997, respectively. our acquisition of Independent Exhibitions, Ltd. in December 1997, Donohue Meehan Publishing in August 1998 and Internet World Media in November 1998 resulted in the recording of goodwill. The amortization of goodwill for these transactions is recognized for financial statement purposes, but is not deductible for tax purposes due to the structure of the purchase transactions. Accordingly, our effective tax rate increased in 1998.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION


     EBITDA is earnings from continuing operations before interest, taxes, depreciation, amortization and other one-time, non-recurring items. EBITDA is a widely used and commonly reported standard measure utilized by analysts and investors in the analysis of the media industry. EBITDA is not a measure of performance under GAAP because it excludes those items listed above that are significant components in understanding and evaluating our financial performance. However, the following EBITDA information can be helpful in determining our ability to meet our debt service requirements and in comparative analyses of operating performance relative to other media companies. EBITDA is not calculated in the same way by all companies. Our calculation of EBITDA is as follows (in thousands):


                                       YEARS ENDED           SIX MONTHS ENDED
                                       DECEMBER 31,              JUNE 30,
                                   --------------------    --------------------
                                     1998        1999        1999        2000
                                   --------    --------    --------    --------
Net income (loss)................  $ 10,890    $  8,210    $ (1,828)   $ 75,033
Interest expense, net............     5,545      21,558      12,159       5,176
Gain on sale of investments......        --      (5,906)         --    (110,210)
Provision for income taxes.......     9,442      16,065         257      57,430
Depreciation and amortization....     7,791      27,918      13,154      15,029
Extraordinary item, net of
  taxes..........................        --       8,413       2,156          --
Discontinued operations, net of
  taxes..........................       296      (8,693)       (651)         85
Impairment of assets.............        --          --          --       1,051
Miscellaneous, net...............        45        (257)        (25)        444
                                   --------    --------    --------    --------
  EBITDA.........................  $ 34,009    $ 67,308    $ 25,222    $ 44,038
                                   ========    ========    ========    ========


     Penton's EBITDA increased $33.3 million, or 97.9%, from $34.0 million in 1998 to $67.3 million in 1999. EBITDA margins increased from 16.4% in 1998 to 22.4% in 1999. The increases were due primarily to the addition of trade shows and conferences to Penton's product mix. For the six months ended June 30, 2000, our EBITDA increased $18.8 million, or 74.6%, to $44.0 million from $25.2 million for the same period in 1999. EBITDA margins increased to 23.8% for the period compared with 19.2% in the same period in 1999. The increase was due primarily to: (1) the acquisition of New Hope in May 1999; (2) the turnaround in Internet World magazine; and (3) significant year-over-year revenue increases from the Spring Internet World, Internet World

UK, ISPCON Spring, and ISPCON London shows, offset in part by higher corporate spending and Web site development charges. Our calculation of EBITDA is as follows (in thousands):

                                               YEARS ENDED           SIX MONTHS ENDED
                                               DECEMBER 31,              JUNE 30,
                                           --------------------    --------------------
                                             1998        1999        1999        2000
                                           --------    --------    --------    --------
    Publishing...........................  $ 45,147    $ 45,897    $ 20,078    $ 25,086
    Trade shows and conferences..........     4,024      43,008      13,996      36,669
    Internet.............................        --          --        (455)     (2,146)
    Corporate............................   (15,162)    (21,597)     (8,397)    (15,571)
                                           --------    --------    --------    --------
         EBITDA..........................  $ 34,009    $ 67,308    $ 25,222    $ 44,038
                                           ========    ========    ========    ========


     EBITDA for our publishing operations increased $0.8 million to $45.9 million in 1999, compared to $45.1 million in 1998. The increase was due primarily to a full year of Donohue Meehan Publishing, offset by an advertising decrease from slowdowns in the technology markets. EBITDA for our trade show and conference operations increased $39.0 million, or 968.8%, from $4.0 million in 1998 to $43.0 million in 1999. This increase was due primarily to the acquired Internet World Media and New Hope trade shows and conferences. Corporate costs increased $6.4 million when compared with the same prior-year period due primarily to 1998 and 1999 acquisitions.



     For the six months ended June 30, 2000, EBITDA for our publishing operations increased $5.0 million, or 24.9%, when compared with the prior year period. EBITDA increases for publishing operations were due primarily to: (1) the addition of the Natural Foods Merchandiser, Delicious!, Nutrition Science News and Expansion Management magazines, which were part of the New Hope acquisition in May 1999; (2) the turnaround of Internet World magazine in 2000 when compared with the same prior year period; and (3) the Fluid Power Handbook & Directory, which was not published in 1999. For the six months ended June 30, 2000, EBITDA for our trade show and conference operations increased $22.7 million, or 162.0%. These increases were due primarily to: (1) the first-time inclusion of the Natural Products Expo West trade show, which was part of the New Hope acquisition in May 1999; (2) the first-time inclusion of Stardust.com conferences, which were acquired in October 1999; (3) the addition of the Internet Everywhere CEO Summit, IW eCRM Spring, IW China, ABS Technology and Enterprise Customer Management shows, which were held for the first time in 2000; and (4) significant year-over-year revenue increases from the Internet World Spring, Internet World UK, ISPCON Spring, and ISPCON London shows. For the six months ended June 30, 2000, EBITDA for our Internet operations decreased from a loss of $0.5 million to a loss of $2.1 million. These decreases were due primarily to the increase in various costs associated with the development of market-focused Web sites. For the six months ended June 30, 2000, corporate costs increased $7.2 million, when compared with the same prior-year period. The increases were due primarily to the timing of corporate spending, costs associated with acquisitions and to higher executive compensation expense.


FOREIGN CURRENCY

     The functional currency of our foreign operations is the local currency. Accordingly, assets and liabilities of foreign operations are translated to U.S. dollars at the rates of exchange on the balance sheet date; income and expense are translated at the average rates of exchange prevailing during the year. There were no significant foreign currency transaction gains or losses in 2000, 1999 or 1998.

LIQUIDITY AND CAPITAL RESOURCES

     During the periods presented, we financed our operations primarily through cash generated from operating activities, borrowings under our credit facilities and the sale of equity securities, investments and assets.


     Cash flow provided by operations in 1999 was $34.4 million, up $8.7 million from $25.7 million in 1998. The increase was attributable to the acquisitions completed in 1998 and 1999 and to the effect of non-cash items, including depreciation and amortization, gains and losses on the sale of investments and assets, and the extraordinary loss on the extinguishment of debt.

     Cash flow used by operations for the six months ended June 30, 2000 was $10.5 million, up $7.3 million from the same period in 1999. The increase was attributable to the acquisitions, principally New Hope, completed in the second quarter of 1999 and to the effect of non-cash items, including the gain on the sale of internet.com Corporation stock in the first quarter of 2000.


     During 1999, cash from operating activities, along with cash from the sale of internet.com Corporation stock and the sale of the Printing segment, was used for capital expenditures, to make acquisitions and to exercise options for internet.com Corporation stock. Our capital expenditures for 1997 were $5.5 million; in 1998, $5.8 million; and in 1999, $5.9 million.

     During the first six months of 2000, cash from operating activities, along with cash from the sale of internet.com Corporation stock and the sale of the Direct Mail segment, was used for capital expenditures, to make acquisitions, to pay earnouts and to pay dividends to shareholders. Our capital expenditures for the six months ended June 30, 2000 were $5.8 million. We anticipate that total capital expenditures for 2000 will be about $18.3 million, which will be used primarily to relocate our corporate headquarters. These expenditures will be funded from cash on hand, cash flow from operations, and, if necessary, borrowings under our credit facility.

     On September 1, 1999, we entered into a credit agreement with several banks under which we can borrow up to $340.0 million. The agreement provides for a revolving credit facility of up to $125.0 million, a long-term loan of $140.0 million (term loan A) and a long-term loan of $75.0 million (term loan B). The proceeds of this credit agreement were used to repay debt outstanding under the $325.0 million credit facility we obtained when we purchased Internet World Media. On April 3, 2000, we amended our credit agreement to give us the flexibility to sell assets of up to $30.0 million and the ability to monetize our joint venture investments. At June 30, 2000, we had $215.0 million outstanding under our term loans and $125.0 million available under our revolving credit facility.

     In May 1999, we completed a 6.5 million common share offering and received net proceeds of approximately $118.4 million, which were used to repay senior debt and for general corporate purposes, including the acquisition of New Hope.


     On August 29, 2000, we entered into a stock purchase agreement to acquire Duke Communications International. The agreement provides for an aggregate purchase price of $100.0 million, to be paid at closing in cash, and a contingent payment of up to $50.0 million. The contingent payment, if earned, would be paid over the three years following the closing of the acquisition and would be earned if the operations of the business exceed specified targets in each of the three years. We expect to use our existing cash balance of $112.4 million to pay the aggregate purchase price at closing. In addition, on August 31, 2000, we entered into an asset purchase agreement to acquire the assets of Professional Trade Shows, Inc. for about $17.0 million in cash. We expect to use cash on hand and our existing revolving credit facility to pay the aggregate purchase price at closing. These transactions are subject to satisfaction of customary closing conditions. We cannot assure you that these proposed acquisitions will be consummated.



     Based upon current and anticipated levels of operations, management believes that cash on hand and cash flow from operations, combined with borrowings available under our credit facilities, will be sufficient to enable us to meet current and anticipated cash operating requirements, including scheduled interest and principal payments, capital expenditures and working capital needs. However, actual capital requirements may change, particularly as a result of any acquisitions that we may make. Our ability to meet current and anticipated operating requirements will depend upon our future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control. Depending on the nature, size and timing of future acquisitions, we may be required to raise additional capital through additional financing arrangements or the issuance of private or public debt or equity securities. Management cannot assure that such additional financing will be available on acceptable terms. Substantially all of our debt bears interest at floating rates. Therefore, our liquidity and financial condition are, and will continue to be, affected by changes in prevailing interest rates.

SEASONALITY

     Prior to 1998, we had not experienced significant seasonality in our business. The introduction of trade shows and conferences into our product mix through the acquisitions of Independent Exhibitions, Ltd. and Industrial Shows of America in late 1997, the acquisition of Internet World Media in November 1998 and the acquisition of New Hope in May 1999 has changed the seasonal pattern of revenue and profit because all four companies have pronounced seasonal patterns in their businesses. The majority of the trade shows owned by Industrial Shows of America and Internet World Media are held in the second and fourth quarters and, accordingly, the majority of their revenue is recognized in these quarters. Furthermore, the majority of the Independent Exhibitions, Ltd. shows historically have been held in the fourth quarter, and the New Hope shows have been held in the first and third or fourth quarters. Accordingly, these acquisitions had a positive impact on revenue and profit for these quarters.

     We also may experience seasonal fluctuations as trade shows and conferences held in one period in the current year may be held in a different period in future years.

INFLATION

     The impact of inflation on our results of operations has not been significant in recent years.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). We were required to adopt this statement in the first quarter of 2000. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 an Amendment of FASB Statement No. 133." SFAS 137 deferred the effective date of SFAS 133 for all fiscal quarters beginning after June 15, 2000. Even though we have entered into interest rate cap, collar and swap agreements, management does not believe these statements will have a material impact on our business, results of operations or financial condition.


     Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements" provides guidance on existing revenue recognition policies and is not expected to change or have a material impact on our consolidated financial statements. Subsequent to the initial release of the bulletin, the staff issued SAB 101B "Second Amendment: Revenue Recognition in Financial Statements," which delayed the effective period for adoption to the fourth quarter of 2000.


EURO CONVERSION


     On January 1, 1999, 11 of the 15 participating countries that are members of the European Union established a new uniform currency known as the Euro. The currency existing prior to such date in the participating countries will be phased out during the transition period commencing January 1, 1999 and ending January 1, 2002. During this transition period, both the Euro and the existing currency will be available in the participating countries. Although we generate revenues in some of the participating countries, management does not anticipate that the introduction and use of the Euro will materially affect our business, results of operations or financial condition.

                                    BUSINESS

OVERVIEW

     Established in 1892, we are a leading business-to-business media company, providing media products to professionals in ten industries. We provide integrated marketing solutions to suppliers in our industries through:

          - trade publications;

          - trade shows and conferences; and

          - online media products.

     We produce 51 specialized trade magazines, 116 trade shows and conferences, and online media products, including 104 Web sites, serving the following ten industries:

            - Internet/Broadband                        - Management
            - Design/Engineering                        - Supply Chain/Aviation
            - Electronics                               - Government/Compliance
            - Manufacturing                             - Mechanical Systems/Construction
            - Natural Products/Food/Retail              - Leisure/Hospitality

OUR COMPETITIVE STRENGTHS


     Market Leadership in Industries Served. Our media products provide proprietary information to business users who need to stay informed about their industries. They provide marketers with cost-efficient, highly effective access to business professionals with purchasing authority. Thirty-four of our magazines serve industry segments that are measured by audit services; of these, 26 are ranked either #1 or #2 in their industry segment. We believe our market leadership creates customer loyalty and makes us less vulnerable to revenue losses during economic downturns, primarily because marketers tend to concentrate their spending on top-tier publications and trade shows.


     Ability to Capitalize on Our Established Industry Positions. We believe we are able to effectively launch new media products by:

          - using the industry knowledge and editorial expertise of our staff;

          - capitalizing on the brand recognition and reputation of our existing publications;

          - building on our strong relationships with advertisers and readers;
            and


          - cross-promoting new products with our existing trade magazines, trade shows and conferences, and online media products that serve the same industry.


     For example, within the past year we have launched the CLEC Magazine trade publication; the CLEC Expo, ASPCON, Internet Everywhere CEO Summit, Natural Products Expo Europe and IW eCRM trade shows and conferences; and the B2BShowplace.com, totalsupplychain.com and MDcybercad.com online media products.


     Ability to Successfully Identify and Integrate Acquisitions. We have acquired twelve companies since our spinoff in August 1998. For each acquisition we consider, we carefully analyze the growth potential of the company and its impact on cash flow and profitability as part of our extensive evaluation process. We consider ourselves uniquely positioned to make strategic acquisitions due to our size and expertise in managing trade publications, trade shows and conferences, and online media products. In addition, we believe that our size enables us to efficiently integrate our acquisitions and eliminate redundant marketing, administrative and corporate expenses and that our experience in cross promoting our products enables us to identify opportunities to expand the media products of the companies we acquire. For example, as part of our acquisition of Mecklermedia Corporation, we repositioned Internet World magazine, doubling its revenues for the six months ended June 30, 2000 compared to the same period in 1999.


     Diversity of Products, Targeted Industries and Customers. We are diverse in terms of the products we offer and the industries and customers we serve. None of our publications, trade shows and conferences or online media products accounted for more than 7.4% of our total revenues in 1999. We provide our products in ten diverse industries. Our top ten customers accounted for only 5.1% of our total revenues in 1999. Our diversity should provide opportunities for growth and mitigate our exposure to downturns in any one industry we serve.

     Experienced Management Team. Our senior management team has an average of 23 years of experience in the media industry and with increasing revenues and EBITDA, developing new products, penetrating new markets and identifying, negotiating, completing and integrating acquisitions.

OUR GROWTH STRATEGY

     We believe we have significant growth potential. We intend to increase our revenues, cash flows and market share by continuing to:

     Broaden Our Product Offerings. We believe we can strengthen our market positions by:

          - capitalizing on our industry expertise to create new products to serve the needs of our customers;

          - completing strategic acquisitions of complementary business media products and services;

          - adding Internet-based products and services to meet the expanding information and marketing needs of our customers; and

          - cross-promoting media products within similar markets.

     Expand Our Trade Show and Conference Business. We believe that significant opportunities exist to capitalize on the editorial content and the nationally recognized brand names of our existing publications to produce new and expand existing trade shows and conferences. For example, the recent creation of our IW eCRM, ASPCON and CLEC trade shows demonstrates our ability to adapt our content and industry contacts to meet the changing needs of Internet and broadband professionals. In addition, we intend to continue to acquire trade shows and conferences, such as our 1999 acquisition of the New Hope trade shows. We believe that increasing the percentage of revenues generated by trade shows and conferences improves margins and profitability and mitigates the cyclicality of advertising in slower economic times.


     Acquire Leading Positions in New, Growing Markets. We continuously evaluate trends in new markets to identify acquisition opportunities in attractive markets. For example, the acquisition of Mecklermedia Corporation in 1998 provided us with a leadership position in the Internet/Broadband industry sector and expanded our international media portfolio. In addition, we recently entered into an agreement to acquire Duke Communications International. Duke produces magazines, books, e-mail newsletters and Web sites to educate and inform computer and financial professionals about trends in technology and business.


     Expand Market Positions Globally. We intend to extend our established brands into key international markets. In doing so, we hope to broaden our customer base by capitalizing on our strong brand names. For example, we expect to add Internet World, ISPCON and ASPCON trade shows in Europe and Asia in 2000 and 2001.

     Accelerate Development of Internet Products. We intend to further develop our portfolio by continuing to launch online media products that enhance our in-print and in-person offerings. The customized information delivery, real-time access to customers, transaction capabilities and global reach of the Internet provide us with unique opportunities to offer marketing solutions to our customers. We believe that online media products are most effective when offered in conjunction with trade publications and trade shows because our established brand names and contacts provide critical mass and credibility to these new offerings.

OUR INDUSTRY

     The business-to-business communications industry is one of the largest and fastest growing segments of the media industry. Veronis Suhler Media Merchant Bank reports that our market is larger than radio broadcasting, outdoor media, consumer book publishing and consumer magazine publishing, based on spending in 1999. In addition, Veronis Suhler projects that the business-to-business communications industry will experience a 6.8% compound annual growth rate through 2004 and will surpass $32.0 billion in revenue by 2004. Over the same period, Veronis Suhler forecasts that business magazine revenues will grow annually at a rate of 5.7% and trade show revenues at a rate of 8.5%.

     The business-to-business communications industry is highly fragmented. There are about:

     - 1,500 publishing companies, according to American Business Media;

     - 5,000 trade magazine titles, according to Oxbridge Communications; and

     - 3,000 trade shows in the United States and Canada produced by about 1,500 independent companies and industry associations, according to Tradeshow Week Research Services.

OUR PRODUCTS AND SERVICES


     We serve ten specific industries with our trade publications, trade shows and conferences, and online media products.


 IN PRINT: PUBLICATIONS


     Trade Magazines. We are one of the leading publishers of specialized trade magazines in the United States. According to Advertising Age's annual ranking of magazines in the United States, we publish two of the 15 largest trade magazines, based on advertising revenues. Seventy-six percent of our audited magazines hold the leading or number-two market share positions in their fields. Our publications are recognized for the quality of their editorial content. Since 1990, our magazines have won over 700 editorial awards.


     We publish 51 trade magazines with a combined circulation of over 3.5 million worldwide. Our magazines are primarily controlled-circulation. They are distributed free-of-charge to qualified subscribers in our targeted industries.

     Our magazines generate revenues primarily from the sale of advertising space. Subscribers to controlled-circulation magazines qualify to receive our trade magazines by verifying their responsibility for specific job functions, including purchasing authority. We survey subscribers to our controlled-circulation magazines annually to verify their continued qualification status.

     Circulation information for the majority of our magazines is audited each year by BPA International, an independent auditor of magazine circulation. These audits verify that we have accurately identified the number and job responsibilities of qualified subscribers and that those subscribers are eligible to receive the relevant magazine according to our established criteria.

     Each of our magazines has its own advertising sales team and rate structure. Some advertisers may qualify for discounts based on advertising in multiple magazines. In addition, each of our magazines has its own editorial staff, including writers, designers and production personnel. To preserve the editorial integrity of each magazine's news reporting and analysis, we seek to maintain separation between the editorial and sales staffs of each magazine. We believe that our reputation for objective, fair and credible editorial content contributes significantly to our success. Fifteen of our magazines have served their industries for over 50 years.

     Our editorial staffs meet frequently with readers of their magazines to maintain a current understanding of the information needs and interests of those readers in an effort to serve them more effectively. We devote considerable resources to the study of trends in our industries and strive to make our publications the most respected and widely used among our targeted audiences. Many of our editors and contributors are recognized as experts in their fields and are regularly contacted by the general press to comment on developments and trends in their respective markets.

     Directories and Buyer's Guides. We also publish 22 directories and buyer's guides, which are respected sources of buying information for industry decision makers. We believe that most of the business directories we publish have limited competition.

 IN PERSON: TRADE SHOWS AND CONFERENCES

     We produce 116 trade shows and conferences in our ten industry sectors. In addition to these trade shows and conferences, we maintain licensing agreements for seven trade shows and we produce one trade show under a management contract. According to the 2000 Tradeshow Week Data Book, we are the seventh largest producer of trade shows in North America.

     In the early 1990s, we entered the trade show and conference business, and we have more recently expanded our presence through acquisitions. For example, the acquisitions of New Hope in 1999 and Mecklermedia in 1998 added the Natural Products Expo East and West, ISPCON and Internet World trade shows to our portfolio. In addition, we have expanded our global presence. In 1997, we acquired INDEX, a United Kingdom-based producer of trade shows and Industrial Shows of America, which produces industrial trade shows in the United States and Latin America.

     Attendees at our trade shows and conferences are professionals and managers in the industries we serve. Most trade shows include an extensive conference program, which provides a forum for the exchange and dissemination of information relevant to the particular event's focus. In addition, most trade shows have one or more keynote sessions with speakers who are known for their industry knowledge and expertise. The 1999 and 2000 Internet World trade shows featured keynote speakers, including Lawrence J. Ellison of Oracle, Steve Case of America Online and Charles B. Wang of Computer Associates International.

     Trade show exhibitors pay a fixed price per square foot of booth space. Typically, a majority of each trade show's exhibitors commit to booth space during the current year's show for the following year. In 1999, exhibitor space fees accounted for 68.4% of our total trade show and conference revenues. We also earn revenues from attendee fees at trade shows and conferences and sponsorship and advertising fees from exhibitors.

 ONLINE: INTERNET

     In response to the growing business use of the Internet, we are launching new product offerings that enable buyers and sellers within each of our industries to access product information and news about their industry and to interact with each other through the Internet. Our products offer proprietary content, targeted advertising, online trade shows, e-mail newsletters, publication subscriber services and trade show and conference information and registration. We currently produce online media products, including 104 Web sites, serving our ten industry sectors.

     We believe that the Internet, and more specifically, the growth of business-to-business commerce being conducted over the Internet, presents us with significant growth opportunities. We are developing a new generation of market-focused Web sites that include features for e-commerce transactions and for information exchange within targeted business communities. These sites will leverage the inherent assets of our existing media products, the brand recognition of our magazines and trade shows, our editorial content and our customer and product databases.

     In the first six months of 2000:

          - We launched a major Web initiative, B2BShowplace.com, a network of online trade shows that provides industry focused content, product information and business-to-business exchanges.

          - We began developing Healthwell.com, a leading online content and business-to-business exchange focused on the natural products industry.

          - We began developing PlanetEE.com, a portal site for electronic engineers worldwide.

     We believe we have a competitive advantage in the online business because of our established customer relationships in the markets we serve, the industry expertise of our staff, and the opportunities we have to promote our online media products to targeted audiences through the trade publications and trade shows and conferences that we operate. Online media products are a growing part of our business and represented less than 1.0% of our revenues in 1999.

 OTHER

     We also provide ancillary information and marketing services that complement our principal business media platforms. These services include:

          - Market Access & Business Development Services. We provide a variety of marketing services, including database rentals. We use information from our subscription lists and other available databases to compile detailed mailing lists for rental by marketers who want to promote their products and services through direct mail programs.

          - Specialized Advertising Services. We collect and forward reader inquiries to our advertisers. In addition, classified and recruitment advertising sections in our publications and on our Web sites provide a cost-efficient medium for reaching prospects who are ready to buy specialized products and services or who are seeking career opportunities.

          - Custom Communications/Promotion. Penton Custom Media produces a full range of client-specific communications for print, electronic media and the Internet, including newsletters, magazines, catalogs, directories, education and training materials and other support materials.

OUR TEN INDUSTRY SECTORS

1. INTERNET/BROADBAND


     The Internet/Broadband industry sector contributed about 27% of our revenues in 1999. This industry sector primarily targets service providers and other professionals in the worldwide Internet business. Some of our leading brands in this industry sector are Internet World, Boardwatch and ISPCON. The Internet World trade shows are among the leading events serving the Internet industry. Boardwatch and ISPCON are among the leading magazines and events in the Internet service provider market. In addition, Internet World magazine is published in North America and has nine international editions that are published under license. In the Internet/Broadband industry sector we produce five trade magazines, 63 trade shows and conferences and 22 Web sites.



2. MANUFACTURING



     The manufacturing industry sector contributed about 14% of our revenues in 1999. This industry sector targets users at every level, from the plant floor to the executive offices, in industrial markets including general manufacturing and metals. Some of our leading brands in this market are American Machinist and New Equipment Digest. In the manufacturing industry sector we produce 10 trade magazines, 18 trade shows and conferences and 16 Web sites.



3. ELECTRONICS



     The electronics industry sector contributed about 13% of our revenues in 1999. This industry sector targets engineers who design electronics used in applications, including small appliances, medical equipment, sophisticated microwave-RF and wireless communications systems, and Internet-enabled devices. Some of our leading brands in this industry sector are EE Product News and Electronic Design. According to Advertising Age, Electronic Design is the thirteenth largest trade magazine in the United States, based on advertising revenues in 1999. In the electronics industry sector we produce five trade magazines, five trade shows and conferences and 12 Web sites.



4. DESIGN/ENGINEERING



     The design/engineering industry sector contributed about 13% of our revenues in 1999. This industry sector targets designers and engineers of machinery, consumer products, buildings and systems. Some of our leading brands in this industry sector are A/E/C SYSTEMS and Machine Design. Machine Design is the ninth largest trade magazine in the United States, based on advertising revenue in 1999, according to Advertising Age magazine. In the design/engineering industry sector we produce eight trade magazines, eight trade shows and conferences and 18 Web sites.

5. NATURAL PRODUCTS/FOOD/RETAIL



     The natural products/food/retail industry sector contributed about 10% of our revenues in 1999. This industry sector targets decision-makers in the natural products supply chain, commercial and institutional foodservice, convenience store headquarters and retail, and large-volume baking operations. Some of our leading brands in this sector are Natural Foods Merchandiser, Natural Products Expo, Modern Baking and Restaurant Hospitality. In the natural products/food/retail industry sector we produce eight trade magazines, nine trade shows and conferences and 14 Web sites.


6. MANAGEMENT


     The management industry sector contributed about 6% of our revenues in 1999. This industry sector targets managers of manufacturing and related firms and corporate relocation decision-makers. Some of our leading brands in this industry sector are Industry Week and Expansion Management. In the management industry sector we produce two trade magazines, three trade shows and conferences and two Web sites.


7. SUPPLY CHAIN/AVIATION


     The supply chain/aviation industry sector contributed about 6% of our revenues in 1999. This industry sector targets decision-makers along the entire supply chain, including material handling engineers, third-party logistics providers, and those responsible for carrying, delivering and warehousing goods, as well as commercial airline executives worldwide. Some of our leading brands in this industry sector are Material Handling Management, Transportation & Distribution and Air Transport World. In the supply chain/aviation industry sector we produce six trade magazines, one trade show and eight Web sites.


8. MECHANICAL SYSTEMS/CONSTRUCTION


     The mechanical systems/construction industry sector contributed about 4% of our revenues in 1999. This industry sector targets professionals who design, build and install mechanical systems focusing on heating and ventilation. Some of our leading brands in this industry sector are Contracting Business and HPAC Engineering. In the mechanical systems/construction industry sector we produce three trade magazines, four trade shows and conferences and four Web sites.


9. GOVERNMENT/COMPLIANCE


     The government/compliance industry sector contributed about 4% of our revenues in 1999. This industry sector targets government buyers and professionals who manage industrial safety, occupational health and environmental compliance. Some of our leading brands in this industry sector are Government Product News and Occupational Hazards. We produce Web sites that provide best practices and the latest news related to these areas. In the government/compliance industry sector we produce three trade magazines and three Web sites.


10. LEISURE/HOSPITALITY


     The leisure/hospitality industry sector contributed about 3% of our revenues in 1999. This industry sector targets key professionals managing parks, golf courses, sports grounds, leisure attractions, and, in the United Kingdom, facilities for fitness, health and hospitality. It also targets management in the United States lodging industry. Our leading brands in this industry sector are International Leisure Industry Week and Lodging Hospitality. In the leisure/hospitality industry sector we produce one trade magazine, five trade shows and conferences and three Web sites.

                                   MANAGEMENT

     The directors, executive officers and other key employees of Penton, and their ages and positions are as follows:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
King W. Harris............................  57     Chairman of the Board and Director
Thomas L. Kemp............................  49     Chief Executive Officer and Director
Daniel J. Ramella.........................  48     President, Chief Operating Officer and
                                                   Director
Joseph G. NeCastro........................  43     Chief Financial Officer and Treasurer
David B. Nussbaum.........................  42     Executive Vice President, Group President
                                                   and Director
James W. Zaremba..........................  60     Executive Vice President and Group
                                                   President
Preston L. Vice...........................  52     Senior Vice President and Secretary
Jocelyn A. Bradford.......................  42     Vice President and Controller
Paul W. Brown.............................  47     Director
Anthony Downs.............................  69     Director
William J. Friend.........................  36     Director
R. Douglas Greene.........................  50     Director
John J. Meehan............................  52     Director
Don E. Schultz............................  66     Director
Edward J. Schwartz........................  59     Director
William B. Summers........................  50     Director
Richard B. Swank..........................  69     Director

     King W. Harris has served as a Director of Penton since May 1987 and as Non-executive Chairman of the Board of Penton since May 1998. From 1987 to February 2000, Mr. Harris served as President, Chief Executive Officer and Director of Pittway Corporation, a manufacturer and distributor of alarm and other security products. Pittway was acquired by Honeywell International, Inc. in February 2000 at which time Mr. Harris became President and Chief Executive Officer of the Security and Fire Solutions Business of Honeywell's Home and Building Control Group. On May 1, 2000, he relinquished the title of President but remained Chief Executive Officer. Mr. Harris currently serves as Non-executive Chairman of the Board and Director of Aptar Group, Inc., a specialty packaging components manufacturer.


     Thomas L. Kemp has served as a Director and as Chief Executive Officer of Penton since September 1996. Mr. Kemp also served as Chairman of the Board of Penton from September 1996 to May 1998. Mr. Kemp's publishing career spans more than 26 years. He spent 22 years with San Francisco based Miller Freeman, Inc., and was Miller Freeman's President and Chief Operating Officer in 1996 when he left that company to join Penton. From 1994 to 1996 Mr. Kemp was Miller Freeman's Executive Vice President and Chief Operating Officer. He also held a series of executive, publishing management and sales positions with Miller Freeman subsequent to joining that company in 1974. Mr. Kemp is a Director and Treasurer of Business Publications Audit International. He is a Director of the Business Press Educational Foundation and a former Director of American Business Media and the Association of Medical Publishers. Mr. Kemp is a frequent speaker at media industry conferences and events. In 1998, Mr. Kemp was named Business Publishing's "Person of the Year" by min magazine.



     Daniel J. Ramella has served as a Director of Penton since July 1990. He has served as President and Chief Operating Officer since 1990 and has worked for Penton for more than 24 years. Mr. Ramella was Senior Vice President, Publishing, from 1989 to 1990, and Vice President, Foodservice Group, from 1987 to 1989. He was publisher of Restaurant Hospitality magazine from 1985 to 1987. Mr. Ramella held management positions with Production Engineering magazine between 1977 and 1985. Before joining Penton in 1977, he was an Audit

Senior for Arthur Andersen & Co. He is Chairman of American Business Media and has served as a Director of the Business Press Educational Foundation. He is a former Director, Treasurer and Executive Committee member of Business Publications Audit International. Mr. Ramella was awarded American Business Media's McAllister Top Management Fellowship Award for 2000.


     Joseph G. NeCastro has served as Chief Financial Officer and Treasurer of Penton since June 1998. Before joining Penton, Mr. NeCastro spent five years with Reader's Digest Association, Inc. He was Vice President, Finance, for Reader's Digest USA from 1995 until 1998, Corporate Controller in 1994 and 1995, and held other corporate financial management positions with that company in 1993 and 1994. Mr. NeCastro was Vice President and Treasurer of U.S. News & World Report between 1990 and 1993, and Director of Finance from 1987 to 1990. He held senior business development and finance positions with MCI Communications Corporation between 1983 and 1987 before moving into the publishing industry.



     David B. Nussbaum has served as a Director of Penton since May 2000 and as Executive Vice President and Group President of Penton since September 1998. Since December 1998, he has served as President of Internet World Media, Inc., a subsidiary of Penton. Before joining Penton, Mr. Nussbaum served as Senior Vice President of the New York Division of Miller Freeman, Inc. from 1995 to August 1998 and as Vice President from 1994 to 1995. He has worked in the business media industry for 20 years.



     James W. Zaremba has served as Executive Vice President and Group President of Penton since 1999 and Group President of Penton since 1991. He has spent most of his 32-year business-to-business publishing career with Penton. From 1988 to 1989, he was Publisher of Machine Design magazine, and from 1983 to 1988, he was Publisher of PT Design magazine.



     Preston L. Vice has served as Secretary of Penton since July 1998 and as Senior Vice President of Publishing Services since 1989. Mr. Vice has 21 years of business-to-business publishing experience and 30 years of accounting and finance experience. He was Penton's Vice President of Finance from 1982 to 1989, and Director of Finance from 1979 to 1982. Mr. Vice transferred to Penton from Pittway Corporation in 1979. Prior to his tenure at Pittway he was with Coopers & Lybrand.


     Jocelyn A. Bradford has served as Vice President and Controller of Penton since January 2000. Before joining Penton, Ms. Bradford spent three years at Century Business Services, Inc. as Controller from December 1996 through April 1998 and as Treasurer from April 1998 through January 2000. Ms. Bradford was Manager -- Financial Reporting at Allen Telecom, Inc. from August 1992 until December 1996.

     Paul W. Brown has served as a Director of Penton since May 2000. He has served as General Partner, Bedrock Capital Partners, a venture capital firm, since January 1998, and as Managing Director, Prudential Volpe Technology Group, investment banking, since May 1989. Mr. Brown has served as Chairman of Genesis Medical Technologies, Inc., a surgical products manufacturer, since July 1999.

     Anthony Downs has served as a Director of Penton since June 1998. Since 1977, Mr. Downs has served as a Senior Fellow of the Brookings Institution, a non-profit social policy research center, and as a consultant. Mr. Downs currently serves as a Director of Bedford Property Investors, Inc., a real estate investment trust, General Growth Properties, Inc., a real estate investment trust, Massachusetts Mutual Life Insurance Corporation, an insurance company, and National Housing Partnership Foundation, a low-income housing operator.

     William J. Friend has served as a Director of Penton since June 1998. Mr. Friend served as Vice President Corporate Development of Pittway Corporation from August 1999 to February 2000 at which time Pittway was acquired by Honeywell International, Inc. Mr. Friend served as Vice President Corporate Development with the Security and Fire Solutions Business of Honeywell's Home and Building Control Group until August 1, 2000. From August 1996 to July 1999, Mr. Friend served as Assistant to the President/Strategic Planning Manager of Pittway Corporation. From April 1994 to July 1996 he served as national Sales Manager of Xetron, a division of Pittway Corporation. From August 1992 to March 1994 he served as an Engineering Product Manager of System Sensor, a division of Pittway Corporation.


     R. Douglas Greene has served as a Director of Penton since June 1999. Since May 1999, he has served as a Director and Chief Executive Officer of New Hope Group, Inc., an investment holding company, and as Non-executive Chairman of New Hope Communications, a division of Penton. From February 1981 to May 1999, Mr. Greene served as Chairman and Chief Executive Officer of New Hope Communications, Inc., a business media company.

     John J. Meehan has served as a Director of Penton since August 1998. Since January 1987 Mr. Meehan has served as Executive Vice President of Donohue Meehan Publishing Company. Mr. Meehan started his 28-year career in business-to-business publishing at the former Chilton Publishing, where he held marketing and sales management positions with the company's electronics publications from 1972 to 1977. From 1977 to 1986, he was Publisher of Gorman Publishing's Bakery Production & Marketing and Prepared Foods magazines. He was Group Publishing Director for Tompson Publishing in New York from 1986 to 1987 before forming Donohue Meehan Publishing Company in 1987.

     Don E. Schultz has served as a Director of Penton since June 1998. Mr. Schultz currently serves as President of Agora, Inc., an integrated marketing and branding consulting firm. He is a professor of Integrated Marketing Communications at the Medill School of Journalism at Northwestern University. Mr. Schultz serves as a Senior Partner of Targetbase Marketing International and the Targetbase Institute. Mr. Schultz also serves as Director of Insignia Systems, Inc., an in-store, supermarket signage systems company and Simon Richards Group, a direct marketing agency serving Australia and Malaysia.

     Edward J. Schwartz has served as a Director of Penton since June 1998. Mr. Schwartz served as Vice President of Pittway Corporation from 1989 to February 2000 at which time Pittway was acquired by Honeywell International, Inc. Mr. Schwartz has served as Vice President of the Security and Fire Solutions Business of Honeywell's Home and Building Control Group since February 2000.

     William B. Summers has served as a Director of Penton since May 2000. Mr. Summers has served as the Chairman and Chief Executive Officer of McDonald Investments Inc., an investment banking and securities firm and a subsidiary of Key Corp., since August 1995. Mr. Summer has also served as Chairman of Key Capital Partners, a provider of brokerage and investment banking services, and Executive Vice President and a member of the Management Committee of Key Corp. since November 1998. Mr. Summers is a Director of the New York Stock Exchange, Chairman of the Board of Trustees of Baldwin Wallace College and Chairman of the Board for the Law Enforcement Foundation for the state of Ohio.

     Richard B. Swank has served as a Director of Penton since June 1998. Mr. Swank is currently retired. Prior to his retirement, Mr. Swank served as Chairman and Chief Executive Officer, from April 1990 to December 1994, and as a Director from April 1990 to May 1996, of Advanstar Communications, Inc., a magazine publishing, exhibition and marketing services enterprise. Mr. Swank currently serves as a director of Bright Station plc, an online information and data provider.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information known to Penton with respect to the beneficial ownership of its common stock (1) as of August 31, 2000 and (2) immediately following this offering by:


     - the persons known by Penton to be the beneficial owners of more than 5% of the outstanding shares of common stock,

     - each director of Penton,

     - all directors and executive officers of Penton as a group, and

     - each selling stockholder.

     Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Penton Media, Inc., 1100 Superior Avenue, Cleveland, Ohio 44114-2543. See "-- Relationships of Selling Stockholders to Penton."


                                                   SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                                                          OWNED                                     OWNED
                                                PRIOR TO THIS OFFERING(1)                  AFTER THIS OFFERING(1)
                                                --------------------------                 -----------------------
                    NAME                           NUMBER        PERCENT     OFFERED(2)       NUMBER      PERCENT
                    ----                        ------------   -----------   -----------   ------------   --------
Mario J. Gabelli, et al.(3)..................     5,442,096       17.1%               --     5,442,096      17.1%
  One Corporate Center
  Rye, New York 10580
William Harris Investors, Inc.(4)............     1,733,107        5.4%        1,729,398         3,709         *
  2 North LaSalle Street
  Suite 400
  Chicago, Illinois 60602
R. Douglas Greene(2)(5)......................     2,076,923        6.5%               --     2,076,923       6.5%
  c/o New Hope Group, Inc.
  600 Linden Ave.
  Boulder, Colorado 80304
Current Harris Group(6)......................     3,487,470       10.9%        3,331,233       156,237         *
King Harris(6)(7)............................     1,596,047        5.0%        1,447,739       148,308         *
William J. Friend(6)(8)......................        75,755          *            45,826        29,929         *
John J. Meehan(2)............................       450,819          *                --       450,819         *
Paul W. Brown................................            --         --                --            --        --
Anthony Downs................................        14,839          *                --        14,839         *
Thomas L. Kemp...............................       210,509          *                --       210,509         *
Daniel J. Ramella(9).........................       159,553          *                --       159,553         *
Don E. Schultz...............................        11,400          *                --        11,400         *
Edward J. Schwartz...........................        22,144          *                --        22,144         *
William B. Summers...........................            --         --                --            --        --
Richard B. Swank.............................         6,500          *                --         6,500         *
Joseph G. NeCastro...........................        42,989          *                --        42,989         *
David B. Nussbaum............................        54,619          *                --        54,619         *
James W. Zaremba.............................        66,848          *                --        66,848         *
Preston L. Vice..............................        45,519          *                --        45,519         *
Jocelyn A. Bradford..........................            --         --                --            --        --
All Directors and Executive Officers as a
  Group (17 persons)(2)(10)..................     4,834,464       15.2%        1,493,565     3,340,899      10.5%
Jewish Federation of Metropolitan
  Chicago(11)................................       307,087          *           307,087            --        --
  1 South Franklin Street
  Suite 850
  Chicago, Illinois 60606
Cottage Investments L.P.(4)(6)...............        66,971          *            66,971            --        --

                                                   SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                                                          OWNED                                     OWNED
                                                PRIOR TO THIS OFFERING(1)                  AFTER THIS OFFERING(1)
                                                --------------------------                 -----------------------
                    NAME                           NUMBER        PERCENT     OFFERED(2)       NUMBER      PERCENT
                    ----                        ------------   -----------   -----------   ------------   --------
Bern L.P.(4)(6)..............................       272,124          *           272,124            --        --
Wilikenia, L.P.(4)(6)........................       226,385          *           226,385            --        --
Dromara Investors, L.P.(4)(6)................        77,911          *            77,911            --        --
St. Louis, L.P.(4)(6)........................       267,419          *           267,419            --        --
Coydog Foundation(4)(6)......................        17,997          *            17,997            --        --
2029, L.P.(4)(6).............................       252,531          *           252,531            --        --
Katherine P. Harris Trust, dated January 18,
  1991(6)....................................       110,500          *           110,500            --        --
Toni H. Paul(6)..............................        88,215          *            88,215            --        --
John B. Harris Fund under the R. Neison
  Harris Trust of 1954 for King William W.
  Harris(6)..................................       133,454          *           133,454            --        --
Robert Barrows(4)(6).........................        62,104          *            62,104            --        --
Donna E. Barrows(4)(6).......................        64,269          *            64,269            --        --
David M. and Mary Ann Barrows Wark
  Foundation(12).............................        51,212          *            51,212            --        --
Harris Foundation(4)(6)......................        74,475          *            74,475            --        --
Pam F. Szokol Fund under the R. Neison Harris
  Trust of 1954 for Katherine P. Harris(6)...        38,000          *            38,000            --        --
Patricia Rosbrow(4)(6).......................        16,309          *            16,309            --        --
Sidney and June H. Barrows Foundation(12)....        16,309          *            16,309            --        --
Pam F. Szokol Trust, dated February 18,
  1993(6)....................................        12,000          *            12,000
Daniel H. Meyer Investment Trust(4)(6).......        19,272          *            19,272            --        --
The Summer Fund(12)..........................         8,000          *             8,000            --        --
Allen H. Paul Fund under the R. Neison Harris
  Trust of 1954, for Toni L. Harris(6).......        33,600          *            33,600            --        --
Charles H. Paul Fund under the R. Neison
  Harris Trust of 1954, for Toni L.
  Harris(6)..................................        35,200          *            35,200            --        --
Kelly L. Paul Fund under the R. Neison Harris
  Trust of 1954, for Toni L. Harris(6).......        35,200          *            35,200            --        --
Laurie B. Paul Fund under the R. Neison
  Harris Trust of 1954, for Toni L.
  Harris(6)..................................        33,600          *            33,600            --        --
Thomas Meyer Trust(4)(6).....................        21,525          *            21,525            --        --
VHP Trust dated November 19, 1976 fbo Jack
  Polsky(4)(6)...............................        22,723          *            22,723            --        --
VHP Trust dated November 19, 1976 fbo James
  Polsky(4)(6)...............................        18,667          *            18,667            --        --
VHP Trust dated November 19, 1976 fbo George
  Polsky(4)(6)...............................        17,428          *            17,428            --        --
VHP Trust dated November 19, 1976 fbo Charles
  Polsky(4)(6)...............................        17,481          *            17,481            --        --
Nancy Meyer Trust(4)(6)......................        15,985          *            15,985            --        --
VHP Trust dated December 29, 1975 fbo Jean
  Polsky(4)(6)...............................           394          *               394            --        --
VHP Trust dated November 19, 1976 fbo Jean
  Polsky(4)(6)...............................        14,090          *            14,090            --        --
Trust f/b/o John B. Harris under the Bette D.
  Harris Grandchildren's Trust, dated January
  13, 1959(6)................................        10,000          *            10,000            --        --
Harris Family Foundation(6)..................       630,154        2.0%          630,154            --        --
John B. Harris 1998 Trust(6).................         7,500          *             7,500            --        --
Trust f/b/o Alan H. Paul under the Toni L.
  Harris Trust for Children, dated December
  15, 1976(6)................................         6,000          *             6,000            --        --
Trust f/b/o Charles H. Paul under the Toni L.
  Harris Trust for Children, dated December
  15, 1976(6)................................         6,000          *             6,000            --        --
Trust f/b/o Kelly L. Paul under the Toni L.
  Harris Trust for Children, dated December
  15, 1976(6)................................         6,000          *             6,000            --        --
Trust f/b/o Laurie B. Paul under the Toni L.
  Harris Trust for Children, dated December
  15, 1976(6)................................         6,000          *             6,000            --        --

                                                   SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                                                          OWNED                                     OWNED
                                                PRIOR TO THIS OFFERING(1)                  AFTER THIS OFFERING(1)
                                                --------------------------                 -----------------------
                    NAME                           NUMBER        PERCENT     OFFERED(2)       NUMBER      PERCENT
                    ----                        ------------   -----------   -----------   ------------   --------
Jack Polsky Investment Trust(4)(6)...........         6,008          *             6,008            --        --
Trust f/b/o Alan H. Paul under the Bette D.
  Harris Grandchildren's Trust, dated January
  13, 1959(6)................................         2,900          *             2,900            --        --
Trust f/b/o Laurie B. Paul under the Bette D.
  Harris Grandchildren's Trust, dated January
  13, 1959(6)................................         2,900          *             2,900            --        --
Trust f/b/o Charles H. Paul under the Bette
  D. Harris Grandchildren's Trust, dated
  January 13, 1959(6)........................         2,900          *             2,900            --        --
Trust f/b/o Kelly L. Paul under the Bette D.
  Harris Grandchildren's Trust, dated January
  13, 1959(6)................................         2,900          *             2,900            --        --
Charles H. Paul 2000 Trust(6)................         2,800          *             2,800            --        --
King W. Harris as custodian for Kelly L.
  Paul(6)....................................         2,700          *             2,700            --        --
Trust uwo fbo Patricia Rosbrow(4)(6).........         4,797          *             4,797            --        --
Settlor Trust fbo William Barrows(4)(6)......         3,801          *             3,801            --        --
Charles Polsky Investment Trust(4)(6)........         3,600          *             3,600            --        --
Benjamin Harris Investment Trust(4)(6).......         2,437          *             2,437            --        --
IBH Trust dated February 27, 1974 fbo Jean
  Polsky(4)(6)...............................         3,945          *             3,945            --        --
IBH Trust dated February 27, 1974 fbo
  Benjamin Polsky(4)(6)......................         1,578          *             1,578            --        --
IBH Trust dated February 27, 1974 fbo David
  Polsky(4)(6)...............................         1,578          *             1,578            --        --
WWH Trust dated November 19, 1976 fbo
  Benjamin Polsky(4)(6)......................        39,355          *            39,355            --        --
WWH Trust dated November 9, 1976 fbo David
  Polsky(4)(6)...............................        39,140          *            39,140            --        --
Benjamin 75 Trust(4)(6)......................           789          *               789            --        --
David 75 Trust(4)(6).........................           789          *               789            --        --
William Friend Fund under the R. Neison
  Harris Trust of 1954, for Katherine P.
  Harris(6)..................................        17,394          *            17,394            --        --
Scott Friend Fund under the R. Neison Harris
  Trust of 1954, for Katherine P.
  Harris(6)..................................        48,085          *            48,085            --        --
Scott C. Friend Trust, dated November 11,
  1998(6)....................................        39,734          *            39,734            --        --
King W. Harris Trust for Children, dated
  December 15, 1976; Katherine Harris, Denise
  Saul and Robert Barrows, Trustees(6).......        65,881          *            65,881            --        --


---------------
* Less than one percent

 (1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.


 (2) Amounts reflected in the above table assume no exercise of the underwriter's over-allotment option. If the over-allotment option is exercised in full, we expect that we will issue and sell 100,000 shares, William Donohue will sell 103,000 shares, R. Douglas Greene will sell 242,748 shares, and John J. Meehan will sell 100,000 shares. The shares to be sold if the over-allotment is exercised may be reallocated among these parties.


 (3) The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from Schedule 13D/A as filed with the Commission on July 7, 2000. Such statement discloses that

    - Mr. Gabelli is the chief investment officer for most of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities,

    - Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder, and

    - with respect to Penton common stock, Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners unless the aggregate voting interest of all such entities exceeds 25% of Penton's total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain shares of Penton common stock except 87,683 shares of Penton's common stock as to which they have no voting power.

 (4) The information as to William Harris Investors, Inc. ("WHI") is derived from Schedule 13G as filed with the Commission on February 14, 2000 and additional information provided by members of WHI. Such statement, together with information furnished to Penton separately by WHI, disclose that

    - WHI, an investment adviser registered under the Investment Advisers Act of 1940, holds all its shares of Penton common stock on behalf, and in terminable discretionary accounts, of certain members of the "Harris Group,"

    - WHI shares voting power with such persons, and has sole dispositive power, with respect to all such shares,

    - Irving B. Harris and his children are the sole voting stockholders of WHI, and

    - Irving B. Harris is the Chairman of WHI.

    Certain clients of WHI, as identified individually in the table, are selling shares in the offering.

 (5) The information as to Mr. Greene is derived in part from Schedule 13D, as filed with the commission on June 21, 1999, statements required to be filed by Mr. Greene pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by Mr. Greene.

    - Mr. Greene has indirect beneficial ownership of the common stock under Rule 13d-3 of the Securities Exchange Act of 1934 through New Hope Group, Inc., a Colorado corporation.

    - Mr. Greene is the chief executive officer, sole director and majority shareholder of New Hope Group.

    - The minority shareholder of New Hope Group is New Hope Alliance, LLC, a Delaware limited liability company, of which Mr. Greene is the managing member.

    - Mr. Greene is a director of Penton.

 (6) The information as to the Current Harris Group (as defined below), King Harris, and William J. Friend is derived in part from Schedule 13D as filed with the Commission on May 24, 1999, and statements required to be filed by such named persons pursuant to Section 16(a) of the Securities Exchange Act of 1934. Such statements were filed on behalf of such named persons as well as those other persons and entities who are currently members of the "Harris Group" beneficially owning, directly or indirectly, shares of Penton common stock (the "Current Harris Group"). Such statements disclose that, because of the relationships among members of the Current Harris Group, such persons may be deemed to be a group within the meaning of
     Section 13(d) of the Exchange Act and the rules and regulations thereunder. The "Harris Group" means Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris, and June Barrows, and their respective spouses, descendants and spouses of descendants, trustees of trusts established for the benefit of such persons, and executors of estates of such persons. King Harris is the uncle of William J. Friend. The aggregate number of outstanding shares which may be deemed to be beneficially owned by the Current Harris Group includes all the shares shown in this table for WHI, King Harris, and William J. Friend. The total excludes duplication of shares within such group. Certain members of the Current Harris Group, as identified individually in the table, are selling shares in the offering. See footnote (2).

 (7) Mr. King Harris shares the power to vote and dispose of 1,290,847 such shares.

 (8) Mr. Friend shares the power to vote and dispose of 70,826 such shares.

 (9) Mr. Ramella shares the power to vote and dispose of 159,553 such shares.


(10) Includes 1,521,226 shares as to which voting power will be shared other than with directors and officers of Penton.



(11) The shares of common stock offered are currently being gifted to the Jewish Federation of Metropolitan Chicago by the Irving B. Harris Revocable Trust. This gift has not yet been completed, although the Jewish Federation has indicated that it will include the shares in this offering.

(12) Reflects shares of common stock that have been gifted to charitable organizations by specific members of the Current Harris Group. The address for these organizations is: 2 North LaSalle Street, Suite 400, Chicago, Illinois 60602.


RELATIONSHIPS OF SELLING STOCKHOLDERS TO PENTON

     Mr. King Harris and Mr. William J. Friend, who are selling shares of common stock in the offering, are directors of Penton. In the event the underwriters exercise their over-allotment option, R. Douglas Greene and John J. Meehan, directors of Penton, will sell shares of common stock.

      PRINCIPAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

GENERAL

     The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder. For purposes of this summary, a non-U.S. holder is a beneficial owner of our common stock that is not, for United States federal income tax purposes:

     - a citizen or individual resident of the United States;

     - a corporation, or other entity treated as a corporation or partnership created in or under the laws of the United States or of any state thereof;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 and treated as a United States person before this date that timely elected to continue to be treated as a United States person.

     This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances or to certain non-U.S. holders that may be subject to special treatment (e.g. certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, persons holding our common stock as part of a hedging, conversion or straddle transaction or holders whose functional currency is not the United States dollar) under United States federal income or estate tax laws. In addition, this discussion does not address any foreign, state or local tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code, Treasury regulations and administrative and judicial interpretations as of the date of this prospectus. All of these authorities are subject to change, possibly with retroactive effect, or different interpretations. If you are considering purchasing our common stock you are urged to consult your tax advisor about current and possible future tax consequences of holding and disposing of our common stock in your particular situation.

DISTRIBUTIONS

     Distributions on our common stock generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent the distributions exceed those earnings and profits, the distributions will constitute a return of capital that will be applied against and will reduce your tax basis in our common stock, and then will be treated as gain from the sale of the stock to the extent the distributions exceed your tax basis. Dividends paid to a non-U.S. holder that are not effectively connected with a United States trade or business of the non-U.S. holder will, to the extent paid out of earnings and profits, be generally subject to United States withholding tax at a 30 percent rate or, if a tax treaty applies, a lower rate specified by the treaty. To receive a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a duly completed Form W-8BEN, or other appropriate documentation, certifying to its qualification for the reduced rate.

     Dividends that are effectively connected with the conduct of a United States trade or business of a non-U.S. holder and, if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are exempt from United States federal withholding tax, provided that the non-U.S. holder furnishes to us or our paying agent a duly completed Form W-8ECI, or other appropriate documentation, certifying the exemption. However, dividends exempt from United States withholding because they are effectively connected or they are attributable to a United States permanent establishment are subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under specified circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or a lower rate specified by an applicable income tax treaty.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

     - the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the non-U.S. holder. In this case, the non-U.S. holder will, unless an applicable treaty provides otherwise, be subject to tax on its net gain derived from the sale under regular graduated United States federal income tax rates. Any such effectively connected gain received by a foreign corporation may, under specified circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or a lower rate specified by an applicable income tax treaty; or

     - the non-U.S. holder is an individual, holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition, and other conditions are met. In this case, the non-United States holder will be subject to a flat 30 percent tax on the gain derived from the sale, which gain may be offset by specified United States capital losses.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual non-U.S. holder at the time of death, or common stock as to which the non-U.S. holder made specified lifetime transfers, will be included in that holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under United States Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to the dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Pursuant to an applicable tax treaty, information may also be made available to the tax authorities in the country in which the non-United States holder resides. For dividends paid after December 31, 2000, a non-U.S. holder generally will be subject to United States backup withholding tax at a 31 percent rate rather than at a 30 percent rate or a reduced rate under an income tax treaty, as described above, unless the non-U.S. holder complies with Internal Revenue Service certification procedures or, in the case of payments made outside the United States with respect to an offshore account, specified IRS documentary evidence procedures. Further, to claim the benefit of a reduced rate of withholding under a tax treaty for dividends paid after December 31, 2000, a non-U.S. holder must comply with certain modified IRS certification requirements. Special rules also apply to dividend payments made after December 31, 2000 to foreign intermediaries, United States or foreign wholly owned entities that are disregarded for United States federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. You are urged to consult your tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your investment in our common stock.

     As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of our common stock effected outside the United States. However, information reporting requirements, but not backup withholding, will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of our common stock effected outside the United States if that broker:

     - is a United States person for United States federal income tax purposes;

     - is a foreign person that derives 50 percent or more of its gross income for specified periods from the conduct of a trade or business in the United States;

     - is a "controlled foreign corporation" as defined in the Internal Revenue Code; or

     - is a foreign partnership with specified United States connections, for payments made after December 31, 2000.

     Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and specified conditions are met or the holder otherwise establishes an exemption.

     Payment by or through a United States office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's United States federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the Internal Revenue Service.

                                  UNDERWRITING


     Subject to the terms and conditions contained in an underwriting agreement
dated      , 2000 the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and DLJdirect Inc. (the "Representatives"), have severally agreed to purchase from the selling stockholders the number of shares set forth opposite their names below.



                                                                 NUMBER
                       UNDERWRITERS:                            OF SHARES
                       -------------                            ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Credit Suisse First Boston Corporation......................
Salomon Smith Barney Inc. ..................................
DLJdirect Inc. .............................................

                                                                ---------
     Total..................................................    3,638,320
                                                                =========


     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of specific legal matters by their counsel and to specific other conditions. Except for those shares covered by the over-allotment option, the underwriters are obligated to purchase and accept delivery of all the shares if they purchase any of the shares. The over-allotment option is discussed below.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to some dealers at the public offering price less a concession not in excess of $ per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $ per share on sales to some other dealers. After the initial offering of the shares to the public, the underwriters may change the public offering price and these concessions.

     An electronic prospectus is available on the Web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation.

     The selling stockholders and Penton have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 545,854 additional shares at the public offering price less the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to specific conditions, to purchase a number of additional shares about proportionate to that underwriter's initial purchase commitment.

     Penton and the selling stockholders have agreed to indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities. We estimate that the expenses for this offering will be $836,821.

     Penton and its executive officers and directors and some of the selling stockholders have agreed that, for a period of 90 days from the date of this prospectus, they will not, subject to some exceptions, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or
(2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock or other securities, in cash or otherwise). In addition, for a 90 day period Penton has agreed not to file any registration statement with respect to, and each of its executive officers, directors and some of the selling stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.


     The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any of these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     Each of the underwriters has agreed that (1) it has not offered or sold and, prior to the expiration of a period of six months from the date hereof, will not offer or sell, any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on; and (3) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

     In connection with this offering, some underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.


     The Representatives have provided investment banking and advisory services for us from time to time for which each of them has received customary fees and reimbursement of expenses and may in the future provide additional services. Donaldson, Lufkin & Jenrette Securities Corporation has provided advisory services in connection with our proposed acquisition of Duke Communications International and will receive a customary fee for those services.


                                 LEGAL MATTERS

     Legal matters in connection with the offering described in this prospectus will be passed upon for Penton Media, Inc. by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements of Penton Media, Inc. (formerly Penton Publishing, Inc. and, prior to August 7, 1998, a wholly-owned subsidiary of Pittway Corporation) as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements of Mecklermedia Corporation as of September 30, 1998 and 1997 and for each of the two years in the period ended September 30, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of New Hope Natural Media (a division of New Hope Communications, Inc.) as of December 31, 1998 and for the year ended December 31, 1998 have been included and incorporated by reference herein and in the registration statement in reliance upon the report by KPMG LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We file reports, proxy statements, and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, including Penton. In addition, our common stock is listed on the New York Stock Exchange and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the documents that we file with the Commission. This means that we can disclose information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information we file with the Commission after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Current Report on Form 8-K dated and filed on December 9, 1998;

     - Current Report on Form 8-K/A dated and filed on February 8, 1999;

     - Current Report on Form 8-K dated and filed on May 19, 1999;

     - Current Report on Form 8-K/A dated and filed on August 10, 1999;

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     - Current Report on Form 8-K dated and filed on June 12, 2000;

     - Registration Statement on Form 8-A, filed on June 12, 2000; and

     - Annual Report on Form 11-K for the year ended December 31, 1999.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Penton Media, Inc., Attention: Mary Abood, Director of Corporate Communications, 1100 Superior Avenue, Cleveland, Ohio 44114, telephone number: (216) 696-7000.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Penton Media, Inc. Pro Forma Consolidated Financial
  Statement (Unaudited):
  Introduction to Unaudited Pro Forma Consolidated Financial
     Statement..............................................   F-2
  Unaudited Pro Forma Consolidated Statement of Income for
     the year ended December 31, 1999.......................   F-3
  Notes to Unaudited Pro Forma Consolidated Financial
     Statement..............................................   F-4

Penton Media, Inc. Consolidated Financial Statements
  (Audited):
  Report of Independent Accountants.........................   F-5
  Consolidated Statements of Income for the years ended
     December 31, 1997, 1998, and 1999......................   F-6
  Consolidated Balance Sheets at December 31, 1998 and
     1999...................................................   F-7
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998, and 1999......................   F-8
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1997, 1998, and 1999..........   F-9
  Notes to Consolidated Financial Statements................  F-10

Penton Media, Inc. Consolidated Financial Statements
  (Unaudited):
  Consolidated Statements of Income for the six months ended
     June 30, 1999 and 2000.................................  F-29
  Consolidated Balance Sheets at December 31, 1999 and June
     30, 2000...............................................  F-30
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 1999 and 2000...........................  F-31
  Notes to Unaudited Consolidated Financial Statements......  F-32

New Hope Natural Media (A division of New Hope
  Communications, Inc.) Financial Statements:
  Report of Independent Auditors............................  F-38
  Statements of Operations and Owner's Equity (Deficit) for
     the year ended December 31, 1998 and for the three
     months ended March 31, 1998 and 1999 (Unaudited).......  F-39
  Balance Sheets at December 31, 1999 and March 31, 1999
     (Unaudited)............................................  F-40
  Statements of Cash Flows for the year ended December 31,
     1998 and for the three months ended March 31, 1998 and
     1999 (Unaudited).......................................  F-41
  Notes to Financial Statements.............................  F-42

                                INTRODUCTION TO
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

     The following unaudited pro forma consolidated statement of income reflects adjustments to Penton's historical consolidated statement of income for the year ended December 31, 1999, to give effect to the acquisition of New Hope Natural Media (a division of New Hope Communications, Inc.), which was completed on May 27, 1999, as if it had occurred on January 1, 1999.

     The unaudited pro forma consolidated statement of income is not necessarily indicative of what the actual results of operations of Penton would have been assuming the transactions had been completed as set forth above, nor do they purport to represent Penton's results of operations for future periods.

     The unaudited pro forma consolidated financial statement should be read in conjunction with the historical financial statements and related notes of Penton.

                               PENTON MEDIA, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                   YEAR ENDED DECEMBER 31, 1999
                                          ----------------------------------------------
                                            PENTON          NEW HOPE         PRO FORMA        PRO FORMA
                                          HISTORICAL     1/1/99-5/27/99     ADJUSTMENTS      AS ADJUSTED
                                          -----------    ---------------    ------------     -----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................................   $ 300,824        $ 15,963                          $ 316,787
                                           ---------        --------          --------        ---------
Operating Expenses:
  Editorial, production and
     circulation........................     116,924           5,161                            122,085
  Selling, general and administrative...     116,592           4,780                            121,372
  Depreciation and amortization.........      27,918             194             1,539(a)        29,651
                                           ---------        --------          --------        ---------
                                             261,434          10,135             1,539          273,108
                                           ---------        --------          --------        ---------
Operating income........................      39,390           5,828            (1,539)          43,679
Other income (expense):
  Interest expense......................     (21,558)             --                            (21,558)
  Gain on sale of investments...........       5,906              --                              5,906
  Miscellaneous, net....................         257             247                                504
                                           ---------        --------          --------        ---------
                                             (15,395)            247                --          (15,148)
                                           ---------        --------          --------        ---------
Income from continuing operations before
  income taxes..........................      23,995           6,075            (1,539)          28,531
Provision for income taxes..............      16,065           2,430(b)           (616)(b)       17,879
                                           ---------        --------          --------        ---------
Income from continuing operations.......       7,930           3,645              (923)          10,652
Discontinued operations.................       8,693              --                              8,693
                                           ---------        --------          --------        ---------
  Income before extraordinary item......      16,623           3,645              (923)          19,345
Extraordinary item -- early
  extinguishment of debt................       8,413              --                              8,413
                                           ---------        --------          --------        ---------
Net income..............................   $   8,210        $  3,645              (923)       $  10,932
                                           =========        ========          ========        =========
Earnings per common share -- basic and
  diluted:
  Income from continuing operations.....   $    0.28                                          $    0.37
  Discontinued operations...............        0.31                                               0.30
  Extraordinary item....................       (0.30)                                             (0.29)
                                           ---------                                          ---------
  Net income............................   $    0.29                                          $    0.38
                                           =========                                          =========
Weighted -- average number of shares
  outstanding:
  Basic.................................      28,108                                             28,961(c)
                                           =========                                          =========
  Diluted...............................      28,209                                             29,062(c)
                                           =========                                          =========

    The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

                                    NOTES TO
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

(a) Penton acquired New Hope Natural Media (a division of New Hope Communications, Inc.) on May 27, 1999. Penton agreed to pay a total purchase price of up to $97.0 million for New Hope, comprised of $41.0 million in cash and $41.0 million (2,102,564 shares) in common stock, which were paid and issued at closing, and up to $15.0 million in contingent payments based on future earnings targets. The adjustment reflects incremental amortization of intangible assets resulting from the acquisition as if Penton owned New Hope from January 1, 1999 to May 27, 1999. Goodwill is being amortized over a period ranging from 20 to 40 years and other intangibles are being amortized over periods ranging from 5-15 years.

(b) Reflects the provision for federal and state income taxes at 40 percent on the acquired company as well as the related pro forma income statement adjustment noted above.

(c) Pro forma earnings per share is calculated by dividing net income by the average number of shares outstanding during the period. The average number of shares outstanding during the period is calculated as follows.

                                                             BASIC     DILUTED
                                                             ------    -------
Average number of shares outstanding.......................  28,108    28,209
Pro Forma Adjustments:
  To reflect New Hope shares as if issued on January 1,
     1999..................................................     853       853
                                                             ------    ------
                                                             28,961    29,062
                                                             ======    ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Penton Media, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Penton Media, Inc. (formerly Penton Publishing, Inc. and, prior to August 7, 1998, a wholly-owned subsidiary of Pittway Corporation) and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers, LLP
Cleveland, Ohio
February 9, 2000

                               PENTON MEDIA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1998        1999
                                                             --------    --------    --------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
Revenues...................................................  $181,109    $207,682    $300,824
                                                             --------    --------    --------
Operating expenses:
  Editorial, production and circulation....................    80,321      86,091     116,924
  Selling, general and administrative......................    72,031      87,582     116,592
  Depreciation and amortization............................     3,903       7,791      27,918
                                                             --------    --------    --------
                                                              156,255     181,464     261,434
                                                             --------    --------    --------
Operating income...........................................    24,854      26,218      39,390
Other income (expense):
  Interest expense.........................................      (823)     (5,545)    (21,558)
  Gain on sale of investments..............................     1,040          --       5,906
  Miscellaneous, net.......................................        (2)        (45)        257
                                                             --------    --------    --------
                                                                  215      (5,590)    (15,395)
                                                             --------    --------    --------
Income from continuing operations before income taxes......    25,069      20,628      23,995
Provision for income taxes.................................    10,457       9,442      16,065
                                                             --------    --------    --------
Income from continuing operations..........................    14,612      11,186       7,930
Discontinued operations:
  Income (loss) from discontinued operations (less
     applicable income taxes (benefit) of $34, $(199), and
     $175, respectively)...................................       262        (296)         33
  Gain on sale of discontinued operations, including
     provision of $60 for operating losses during phaseout
     period (less applicable income taxes of $5,771).......        --          --       8,660
                                                             --------    --------    --------
                                                                  262        (296)      8,693
Income before extraordinary item...........................    14,874      10,890      16,623
Extraordinary item -- early extinguishment of debt (net of
  income taxes of $5,600)..................................        --          --       8,413
                                                             --------    --------    --------
Net income.................................................  $ 14,874    $ 10,890    $  8,210
                                                             ========    ========    ========
Earnings per common share -- basic and diluted:
  Income from continuing operations........................  $   0.69    $   0.51    $   0.28
  Discontinued operations..................................      0.01       (0.01)       0.31
  Extraordinary item.......................................      0.00        0.00       (0.30)
                                                             --------    --------    --------
  Net income...............................................  $   0.70    $   0.50    $   0.29
                                                             ========    ========    ========
Weighted average number of shares outstanding:
  Basic....................................................    21,240      21,882      28,108
                                                             ========    ========    ========
  Diluted..................................................    21,240      21,882      28,209
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1998         1999
                                                                ---------    ---------
                                                                (DOLLARS IN THOUSANDS)

ASSETS
Current assets:
  Cash......................................................    $  3,953     $ 30,370
  Accounts and notes receivable, less allowance for doubtful accounts of $4,899 and $3,958 in 1998 and 1999,
     respectively...........................................      37,956       40,199
  Inventories...............................................       2,361          818
  Deferred tax assets.......................................       5,797           --
  Prepayments, deposits and other...........................       8,086        7,201
  Net current assets of discontinued operations.............          --        4,228
                                                                --------     --------
                                                                  58,153       82,816
                                                                --------     --------
Property, plant and equipment, at cost:
  Land and buildings........................................       6,596           95
  Machinery and equipment...................................      69,730       45,243
                                                                --------     --------
                                                                  76,326       45,338
  Less: accumulated depreciation............................      47,395       30,252
                                                                --------     --------
                                                                  28,931       15,086
                                                                --------     --------
Other assets:
  Goodwill, less accumulated amortization of $10,129 and
     $27,399 in 1998 and 1999, respectively.................     340,706      411,173
  Other intangibles, less accumulated amortization of $7,828
     and $9,541 in 1998 and 1999, respectively..............      46,906       40,063
  Investments...............................................       4,472      259,859
  Other.....................................................         133          382
                                                                --------     --------
                                                                 392,217      711,477
                                                                --------     --------
                                                                $479,301     $809,379
                                                                ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Senior debt facility......................................    $ 11,250     $  3,875
  Revolving credit facility.................................       6,000           --
  Notes payable.............................................       1,000           --
  Accounts payable..........................................      10,823        7,499
  Income taxes payable......................................       8,059       10,172
  Accrued earnouts..........................................       4,616        7,447
  Accrued compensation and benefits.........................       7,238        8,377
  Other accrued expenses....................................      15,312       10,546
  Deferred tax liability....................................          --       39,634
  Unearned income, principally trade show and conference
     deposits...............................................      14,564       30,214
                                                                --------     --------
                                                                  78,862      117,764
                                                                --------     --------
Long-term liabilities and deferred credits:
  Senior debt facility......................................     288,750      211,125
  Net deferred pension credits..............................      18,007       16,269
  Deferred taxes............................................       5,313       60,887
  Other.....................................................         880          733
                                                                --------     --------
                                                                 312,950      289,014
                                                                --------     --------
Stockholders' equity:
  Preferred stock, 2,000,000 shares authorized; none
     issued.................................................          --           --
  Common stock, $.01 par value, 60,000,000 shares
     authorized; 31,325,896 and 22,781,713 shares issued and
     outstanding at December 31, 1999, and 1998,
     respectively...........................................         228          313
  Capital in excess of par value............................      55,050      214,551
  Retained earnings.........................................      32,262       36,970
  Other comprehensive income................................         (51)     150,767
                                                                --------     --------
                                                                  87,489      402,601
                                                                --------     --------
                                                                $479,301     $809,379
                                                                ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998         1999
                                                              --------    ---------    --------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 14,874    $  10,890    $  8,210
  Adjustments to reconcile income from operations to net
    cash provided by operating activities:
    Depreciation and amortization...........................     6,551       10,720      27,918
    Gain on sale of investments                                 (1,040)          --      (5,906)
    Gain of sale of Press segment                                   --           --      (9,324)
    Non-cash loss on sale of Direct Mail segment............        --           --         668
    Extraordinary loss on extinguishment of debt............        --           --       8,413
    Deferred income taxes...................................       878       (5,093)       (363)
    Retirement and deferred compensation plans..............    (2,000)      (1,584)     (1,182)
    Provision for losses on accounts receivable.............       662          282         943
    Writedown on impairment of assets.......................        --        1,000          --
    Changes in assets and liabilities, excluding effects
      from acquisitions and dispositions:
      Accounts and notes receivable.........................     1,261       (1,960)     (3,470)
      Inventories...........................................       931          284        (389)
      Prepayments and deposits..............................       630       (1,481)        869
      Accounts payable and accrued expenses.................     1,584       10,170      (5,444)
      Unearned income.......................................      (552)       2,421      12,325
      Other changes, net....................................      (593)         100       1,089
                                                              --------    ---------    --------
         Net cash provided by continuing operations.........    23,186       25,749      34,357
                                                              --------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, excluding businesses acquired.......    (5,450)      (5,775)     (5,884)
  Net assets of businesses acquired, net of cash............   (48,733)    (283,382)    (53,969)
  Proceeds from sale of internet.com........................        --       18,000          --
  Proceeds from sale of investments.........................        --           --       6,640
  Cash paid for investments.................................        --           --      (3,446)
  Net proceeds from sale of Printing segment................        --           --      28,889
  Proceeds from sale of publications........................       991           --          --
                                                              --------    ---------    --------
         Net cash used by investing activities..............   (53,192)    (271,157)    (27,770)
                                                              --------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit facility...................        --        6,000          --
  Proceeds from $325 million senior debt facility...........        --      300,000      24,500
  Repayment of $325 million senior debt facility............        --           --    (330,500)
  Proceeds from $340 million senior debt facility...........        --           --     235,000
  Repayment of $340 million senior debt facility                    --           --     (20,000)
  Payment of notes payable..................................   (14,000)     (38,066)     (1,000)
  Payment of financing costs................................        --      (14,754)     (3,461)
  Increase in notes payable.................................    48,342           --          --
  Advances to parent company................................       924       (4,820)         --
  Proceeds from equity offering, net........................        --           --     118,416
  Dividends to shareholders.................................    (4,412)      (1,367)     (3,246)
  Proceeds from deferred shares and options exercised.......        --           --         170
                                                              --------    ---------    --------
         Net cash provided by financing activities..........    30,854      246,993      19,879
                                                              --------    ---------    --------
Effect of exchange rate.....................................        --          (51)        (49)
                                                              --------    ---------    --------
Net increase in cash........................................       848        1,534      26,417
Cash at beginning of period.................................     1,571        2,419       3,953
                                                              --------    ---------    --------
Cash at end of period.......................................  $  2,419    $   3,953    $ 30,370
                                                              ========    =========    ========
Supplemental cash flow disclosure:
  Interest paid.............................................  $    841    $   5,545    $ 19,947
                                                              ========    =========    ========
  Income taxes paid.........................................  $ 10,759    $  10,026    $ 13,900
                                                              ========    =========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              CAPITAL IN       OTHER
                             PREFERRED   COMMON     STOCK     EXCESS OF    COMPREHENSIVE   RETAINED
                              SHARES     SHARES   PAR VALUE   PAR VALUE       INCOME       EARNINGS    TOTAL
                             ---------   ------   ---------   ----------   -------------   --------   --------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance -- December 31,
  1996.....................      --      21,240     $212       $ 29,630      $     --      $29,309    $ 59,151
                               ----      ------     ----       --------      --------      -------    --------
  Net income...............      --         --        --             --            --       14,874      14,874
  Dividends................      --         --        --             --            --       (4,412)     (4,412)
                               ----      ------     ----       --------      --------      -------    --------
Balance -- December 31,
  1997.....................      --      21,240      212         29,630            --       39,771      69,613
                               ----      ------     ----       --------      --------      -------    --------
  Net income...............      --         --        --             --            --       10,890      10,890
  Dividends................      --         --                       --            --       (1,367)     (1,367)
  Issuance of common stock
     with Donohue/Meehan
     Publishing
     combination...........      --      1,542        16         25,420            --           --      25,436
  Dividend to Pittway......      --         --        --             --            --      (17,032)    (17,032)
  Cumulative foreign
     currency
     translation...........      --         --        --             --           (51)          --         (51)
                               ----      ------     ----       --------      --------      -------    --------
Balance -- December 31,
  1998.....................      --      22,782      228         55,050           (51)      32,262      87,489
                               ----      ------     ----       --------      --------      -------    --------
  Net income...............      --         --        --             --            --        8,210       8,210
  Dividends................      --         --        --             --            --       (3,502)     (3,502)
  Foreign currency
     translation...........      --         --        --             --          (787)          --        (787)
  Mark to Market...........      --         --        --             --       151,605           --     151,605
  Issuance of common stock
     with New Hope
     acquisition...........      --      2,103        21         40,979            --           --      41,000
  Issuance of common stock,
     net...................      --      6,430        64        118,352            --           --     118,416
  Deferred shares and
     options exercised.....      --         11        --            170            --           --         170
                               ----      ------     ----       --------      --------      -------    --------
Balance -- December 31,
  1999.....................      --      31,326     $313       $214,551      $150,767      $36,970    $402,601
                               ====      ======     ====       ========      ========      =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Penton Media, Inc., ("Penton") is a leading diversified business-to-business media company that produces market focused magazines, Web sites, trade shows and conferences. Penton's integrated media portfolio serves the following market sectors: Internet/broadband; design/engineering; electronics; natural products/food/retail; government/compliance;
leisure/hospitality; management; manufacturing; mechanical systems/construction; and supply chain/aviation.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Penton and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Acquisitions are accounted for under the purchase method of accounting and are included in the consolidated financial statements from their respective dates of acquisition.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     Cash and short-term investments include cash on hand and commercial paper. Short-term investments that have an original maturity of three months or less are considered cash equivalents. All investments in debt securities that have an original maturity of three months or less are considered to be held to maturity. Short-term securities are carried at amortized cost, which approximates fair value.

INVENTORIES

     Inventories are stated at the lower of cost or market. Costs included in inventories are raw materials, direct labor and manufacturing overhead. Prior to the sale of the Printing segment and the classification of the Direct Mail segment as discontinued in 1999, Penton's raw material inventory consisted of paper and ink stock, which is valued using the last-in, first-out (LIFO) method. After the sale and discontinuance of these businesses, raw material inventory consists of paper stock only. The LIFO reserve balances of $0.3 million and $0.4 million at December 31, 1999, and 1998, respectively, represent, the excess of current replacement cost over the LIFO value of paper inventory.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Penton records depreciation, using the straight-line method, in amounts sufficient to write off the cost of depreciable assets over the following estimated useful lives:

Computer equipment...................................       3-5 years
Furniture, fixtures and equipment....................       3-10 years
Building.............................................       18-40 years
Leasehold improvements...............................       Estimated useful lives or lease term,
                                                            whichever is shorter

                               PENTON MEDIA, INC.

     Depreciation expense amounted to approximately $4.9 million, $3.4 million and $2.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     Maintenance and repair expenditures are charged to appropriate expense accounts in the period incurred; replacements, renewals and betterments are capitalized. Upon sale or other disposition of property, the cost and accumulated depreciation of such properties are eliminated from the accounts, and the gains or losses thereon are reflected in operations.

INTANGIBLE ASSETS

     Goodwill, trademarks and trade names identified in purchase transactions are amortized using the straight-line method over periods ranging from 20 to 40 years. Effective October 1, 1998, Penton changed its estimated useful life on goodwill associated with trade show acquisitions from 40 years to 20 years. The change decreased 1998 net income by $0.3 million, or $0.01 per share. The change was made to better reflect the estimated useful life of goodwill and to be consistent with prevalent industry practice.

     It is Penton's policy to continually evaluate the period of amortization and the recoverability of goodwill. This review is based upon an evaluation of significant adverse events or changes in our operating environment. If expected future net cash flows, undiscounted and without interest, are less than the carrying amount of the asset, an impairment loss is recognized in the period the determination is made.

     Other intangibles developed internally or acquired in purchase transactions, consisting of non-compete agreements, customer mailing lists, exhibitor lists, patents and copyrights, are being amortized using the straight-line method over their estimated useful lives, ranging from 3 to 15 years.

     Amortization expense amounted to approximately $23.0 million, $4.4 million and $1.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

DEFERRED FINANCING COSTS

     Costs incurred in obtaining long-term financing are included in "other intangible assets" in the accompanying balance sheet, and are amortized by the straight-line method over the terms of the related indebtedness.

INTEREST RATE SWAP AGREEMENTS

     Penton's interest rate swap agreements are designated and effective as modifications to existing debt obligations to reduce the impact of changes in the interest rates on its floating-rate borrowings and, accordingly, are accounted for using the settlement method of accounting. The differentials to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized as adjustments to interest expense. Penton considers swap terms, including the reference rate, payment and maturity dates, and the notional amount, in determining if an interest rate swap agreement is effective at modifying an existing debt obligation. If the criteria for designation are no longer met or the underlying instrument matures or is extinguished, Penton accounts for outstanding swap agreements at fair market value, and any resulting gain or loss is recognized. Any gains or losses upon early termination of the agreements are deferred and amortized over the shorter of the remaining life of the hedged existing debt obligation or the original life of the interest rate swap agreement.

     At December 31, 1999, the effects of swap transactions were insignificant and recorded in interest expense. There were no swap agreements in effect at December 31, 1998.

REVENUE RECOGNITION

     Advertising revenues from Penton's trade magazines are generally recognized in the month the publications are mailed. Revenues from trade shows and conferences are recognized in the month the events are held. Licensing revenues are recognized on a straight-line basis over the term of the license agreement.

                               PENTON MEDIA, INC.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion costs are expensed primarily as incurred. These costs amounted to $18.2 million, $12.4 million and $7.7 million in 1999, 1998 and 1997, respectively.

INCOME TAXES

     Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     For periods prior to and including the spin-off date (see Note 2), Penton's results were included in Pittway's consolidated U.S. federal income tax returns. The 1998 provision for income taxes included in the consolidated statement of income represented an allocated share of Pittway's tax expense. The allocated share approximated the tax expense that was incurred on a separate return basis. Pittway recorded the liability as income taxes payable at December 31, 1997.

     Pursuant to the Combination Agreement (see Note 2), Penton is required to indemnify Pittway for any additional federal, state, local and foreign income tax liabilities with respect to all periods prior to and including the date of the spinoff. The Internal Revenue Service has audited all consolidated federal income tax returns of Pittway through 1995.

TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of Penton's foreign operations is their local currency. Accordingly, assets and liabilities of foreign operations are translated to U.S. dollars at the rates of exchange at December 31, 1999, and 1998; income and expense are translated at the average rates of exchange prevailing during the applicable year. There were no significant foreign currency gains or losses in 1999 or 1998. The effects of translation are included in "accumulated other comprehensive income" in stockholders' equity.

EARNINGS PER SHARE

     The weighted-average number of common shares outstanding is adjusted for common stock equivalents when they are dilutive.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Penton was required to adopt this statement in the first quarter of 2000. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 an Amendment of FASB Statement No 133" ("SFAS 137"). SFAS 137 deferred the effective date of SFAS 133 for all fiscal quarters beginning after June 15, 2000. Even though Penton has entered into interest rate cap, collar and swap agreements, management does not believe these statements will have a material impact on Penton's business, results of operations or financial condition.

                               PENTON MEDIA, INC.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.

NOTE 2 -- SPINOFF FROM PITTWAY AND SUBSEQUENT ACQUISITION

     Prior to August 7, 1998, Penton was a wholly owned subsidiary of Pittway Corporation. On August 7, 1998, Pittway distributed 100% of Penton's common stock on a share-for-share basis to holders of Pittway stock.

     Immediately after the spinoff, Penton entered into an agreement (the "Combination Agreement") and completed the acquisition of DM Publishing. DM Publishing was acquired for $7.0 million in cash, 6.767% of Penton's stock (1,541,638 shares) to be outstanding immediately after the acquisition, and up to an additional $4.0 million in cash based on DM Publishing's pre-tax income for the years 1998 and 1999, of which $2.0 million and $0.8 million were earned, respectively. Penton also agreed to make a contingent cash payment to the extent, if any, that the shares issued in the acquisition have an average aggregate market value of less than $29.0 million during either of two 30-day periods in the year 2000. This contingent payment is subject to certain limitations as to any of such shares sold prior to the calculation date. A portion of the contingent payment may be payable in common stock rather than cash under certain conditions. At December 31, 1999, Penton was not required to accrue for this event. The final review period is 30 days, ending on the second anniversary of the date of the combination.

     The transaction was accounted for as a purchase and, accordingly, the operating results of DM Publishing have been included in Penton's consolidated financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $31.3 million is being amortized over 40 years.

NOTE 3 -- ACQUISITIONS

     In December 1999, Penton completed the acquisition of the assets of Nutracon for $3.1 million in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $3.1 million is being amortized over 20 years. Nutracon is a conference serving the functional foods/nutraceutical market.

     In October 1999, Penton acquired all the outstanding stock of Stardust.com and simultaneously purchased the net assets of Stardust Technologies Inc. (collectively "Stardust"), for a combined purchase price of $4.0 million in cash and future contingent payments of up to $5.0 million tied to future earnings of Stardust through the year 2002. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $3.7 million is being amortized over 20 years. Stardust, through its Web portal site, conferences, forums and newsletters, facilitates collaboration between Internet technology standards bodies, technology product vendors and the IT user community to speed market adoption of next-generation Internet technologies.

     In August 1999, Penton completed the asset acquisition of Multimedia Week for $0.2 million in cash. Multimedia Week is a weekly publication that features IPOs and venture capital tracking; in-depth product and technology spotlights; information about new and emerging technologies; and market data.

     In May 1999, Penton acquired substantially all the assets of New Hope. In full consideration for the transfer of the assets, Penton agreed to pay a total purchase price of up to $97.0 million for New Hope. The purchase price comprised $41.0 million in cash and $41.0 million (2,102,564 shares) in common stock which were paid and issued at the closing. New Hope is eligible to earn a contingent payment of up to $15.0 million to be paid half in cash and half in common stock, based on New Hope's performance for the fiscal years 1999, 2000 and 2001. At December 31, 1999, Penton accrued $2.3 million for the 1999 contingent payout. The excess of the aggregate

                               PENTON MEDIA, INC.

purchase price over the fair market value of net assets acquired of approximately $78.2 million is being amortized over periods ranging from 20 to 40 years. New Hope is a leading business media company serving the natural products industry through trade shows, conferences, magazines and Web sites.

     In May 1999, Penton completed the acquisition of Jon Peddie Associates for $1.3 million in cash and contingent payments of up to $3.0 million tied to future earnings of Jon Peddie through the year 2001. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $1.0 million is being amortized over 40 years. At December 31, 1999, Penton accrued $1.0 million for the 1999 contingent payout. Jon Peddie is an information company that conducts research, publishes market studies and special reports, and provides consulting services to the electronics, semiconductor and digital media industries.

     In February 1999, Penton acquired the assets of MFG Publishing, Inc. for a total purchase price of up to $2.5 million, of which $0.8 million was paid in cash and the remaining $1.7 million is contingent upon earnings through the year 2001. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $0.6 million is being amortized over 40 years. MFG provides information to the enterprise resource planning segment of the manufacturing technology industry.

     In November 1998, Penton completed a cash tender offer for all the outstanding shares of Mecklermedia Corporation ("Mecklermedia"). Each Mecklermedia shareholder received $29.00 in cash for each share of common stock held. The total value of the transaction was $273.8 million, funded with the net proceeds from Penton's credit facility (see Note 7). Simultaneous with the completed transaction, Penton sold an 80.1% equity interest in internet.com Corporation to Alan M. Meckler for $18.0 million (see Note 6) and renamed Mecklermedia Internet World Media, Inc. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $244.0 million is being amortized over periods ranging from 20 to 40 years. Penton increased its goodwill by $1.5 million in 1999 as a result of resolving certain contingencies existing at the date of acquisition. IWM is a business media company serving the Internet market through publications, trade shows and conferences, and Web sites.

     During 1997, Penton acquired one foreign and two domestic trade show companies for $45.6 million in cash and $2.5 million of notes payable to the sellers. The acquisitions also included contingent payments up to $13.5 million tied to future earnings of the acquired companies through the year 2000, of which $3.3 million, $2.4 million and $0.7 million was earned in 1999, 1998 and 1997, respectively.

NOTE 4 -- DISCONTINUED OPERATIONS AND DISPOSITIONS

     On November 30, 1999, Penton sold its Printing segment, realizing cash proceeds of $31.0 million. The sale resulted in a gain of $9.3 million, net of $6.2 million in income taxes. Operating results of the discontinued Printing segment are as follows (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Revenues....................................................  $10,526    $11,657    $10,424
                                                              -------    -------    -------
Income before income tax expense............................    1,534        821        531
Provision for income taxes..................................      614        328        220
                                                              -------    -------    -------
Income from discontinued operations.........................  $   920    $   493    $   311
                                                              =======    =======    =======

     On December 30, 1999, Penton signed a letter of intent to sell its Direct Mail segment for approximately $4.0 million in cash, and expects to complete the sale in the first quarter of 2000. Penton recorded the net assets available for sale as a separate line in the balance sheet at December 31, 1999. Such sale will result in a loss

                               PENTON MEDIA, INC.

estimated at $0.7 million, including a provision of $0.06 million for operating losses during the phase-out period. Operating results of the discontinued Direct Mail segment are as follows (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Revenues....................................................  $13,296    $13,779    $12,199
                                                              -------    -------    -------
Loss before income tax benefit..............................   (1,097)    (1,316)      (464)
Benefit for income taxes....................................     (439)      (527)      (186)
                                                              -------    -------    -------
Loss from discontinued operations...........................  $  (658)   $  (789)   $  (278)
                                                              =======    =======    =======

     In 1997, Penton sold one publication for $1.0 million cash and recognized a gain on the sale of approximately $1.0 million. Penton classified the sale as "Gain on sale of investments."

NOTE 5 -- PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma operating data are presented for the twelve months ended December 31, 1999, as if each of the following transactions had occurred on January 1, 1999: (i) the acquisition of MFG in February 1999;
(ii) the addition of $15 million in Term B loans in April 1999; (iii) the sale by Penton of 6,430,000 common shares in May 1999; (iv) the acquisition of New Hope in May 1999; (v) the sale of 510,000 shares of internet.com Corporation in July 1999; (vi) the refinancing of debt in September 1999; (vii) the acquisition of Stardust.com in October 1999; (viii) the sale of the Printing segment in November 1999; (ix) the acquisition of Nutracon in December 1999; and (x) the discontinuation of the Direct Mail segment in December 1999.

     The following unaudited pro forma operating data are presented for the twelve months ended December 31, 1998, as if each of the following transactions had occurred on January 1, 1998: (i) the acquisition of DM Publishing in August 1998; (ii) the issuance of 1,541,638 shares of common stock for the acquisition of DM Publishing; (iii) the acquisition of Mecklermedia in November 1998; (iv) the sale of an 80.1% interest in internet.com Corporation to Mr. Meckler in November 1998; (v) and the 1999 pro forma transactions noted above.

     The 1999 and 1998 pro forma disclosures above do not include the operations of Jon Peddie and Multimedia Week, because the impact of these transactions is immaterial to such information.

     The pro forma financial information is presented for informational purposes only and may not be indicative of the actual results of operations had the acquisitions occurred as indicated, nor does it purport to represent the results of the operations for future periods (in thousands, except per share data):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Pro forma revenues..........................................   $309,755      $319,922
                                                               ========      ========
Pro forma income before extraordinary item..................   $ 11,618      $ 21,760
                                                               ========      ========
Pro forma net income applicable to common shareholders......   $ 11,618      $ 13,347
                                                               ========      ========
Per share data:
  Earnings per common share -- basic and diluted:
  Income before extraordinary item..........................   $   0.37      $   0.69
  Extraordinary item........................................         --         (0.26)
                                                               --------      --------
  Net income................................................   $   0.37      $   0.43
                                                               ========      ========

                               PENTON MEDIA, INC.

NOTE 6 -- INVESTMENTS

     In November 1998, Penton entered into a joint venture agreement with Mr. Meckler, formerly associated with Mecklermedia, with respect to internet.com, LLC. As part of the acquisition of Mecklermedia, Penton sold 80.1% of its interest in internet.com, LLC to Mr. Meckler; other ownership interests were made to internet.com, LLC management such that Penton's ownership interest decreased to 19.0%. In April and June 1999, Penton contributed $0.4 million in cash and exercised a warrant for $3.0 million in cash, respectively, increasing its ownership interest from 19.0% to 27.4%.

     On June 23, 1999, internet.com, LLC converted into a corporation and completed its initial public offering at $14.00 per share. At that time, Penton received 5,483,383 shares in exchange for its interest in internet.com, LLC, retaining a 23.4% ownership interest. In July 1999, Penton sold 510,000 shares of internet.com Corporation stock as part of internet.com Corporation's initial public offering over-allotment option which reduced Penton's ownership interest to 21.25%. Penton received cash of $6.6 million, net of expenses, and recognized a gain of $5.9 million. Penton intends for its investment to be temporary; accordingly, Penton marks to market its investment in internet.com Corporation. At December 31, 1999, Penton's investment totaled $259.9 million; including a cumulative mark to market adjustment of $252.7 million and related adjustment in long-term deferred taxes of $101.1 million and other comprehensive income of $151.6 million.

     Penton and internet.com have also entered into various agreements relating to the exchange of services between the two companies, which are in effect until November 24, 2001.

NOTE 7 -- DEBT

SENIOR SECURED CREDIT FACILITY

     On September 1, 1999, Penton entered into a credit agreement with several banks under which it may borrow up to $340.0 million. The agreement provides for a revolving credit facility of up to $125.0 million, a long-term loan of $140.0 million ("Term Loan A") and a long-term loan of $75.0 million ("Term Loan B"). Some of the proceeds were used to retire debt under Penton's former $325.0 million credit facility. In the third quarter, Penton recognized a non-cash extraordinary charge of approximately $6.3 million ($0.20 per share), net of $4.2 million in taxes, relating to the writeoff of unamortized deferred finance costs associated with the former credit facility.

     The credit facility is collateralized by all tangible and intangible assets of Penton, including the equity interests in all of its U.S. subsidiaries and not less than 65% of the equity interests of any of its foreign subsidiaries. Under the terms of the agreement, Penton is required to maintain certain financial ratios and other financial conditions. The agreement also prohibits Penton from incurring certain additional indebtedness; limits certain investments, advances or loans; and restricts substantial asset sales and cash dividends. At December 31, 1999, Penton was in compliance with all loan covenants.

     The revolving credit facility bears interest, at Penton's option, at either the Alternative Base Rate ("ABR"), defined as the higher of the Administrative Agent's Prime Rate or the Federal Funds Rate plus 0.50%, or at LIBOR, plus a rate margin ranging from 0.25% to 2.125% based on Penton's consolidated leverage ratio, as defined. Up to the full amount of the revolving credit facility may be borrowed, repaid and reborrowed until maturity on August 31, 2006; however, the revolving credit facility commitment shall be reduced as of September 30, 2003, by 7.5% per quarter until September 30, 2005, at which time it will be reduced by 10% per quarter until maturity. Penton may also, prior to the first anniversary of the credit facility, request an increase in the revolving credit facility by an amount not to exceed $60.0 million. At December 31, 1999, no amounts were outstanding under the revolving credit facility. Penton has agreed to pay a commitment fee ranging from 0.375% to 0.50%, based on Penton's consolidated leverage ratio, on the average unused portion of the revolving credit facility commitment. At December 31, 1999, $125.0 million was available under the facility.

                               PENTON MEDIA, INC.

     Term Loan A bears interest, at Penton's option, at either the ABR rate or at LIBOR, plus a rate margin ranging from 0.25% to 2.125%, based on Penton's consolidated leverage ratio. Interest on ABR loans is payable quarterly in arrears, while interest on LIBOR loans is payable in arrears at the end of each applicable interest period not to exceed three months. At December 31, 1999, the rate in effect was 8.0%. The loan, which requires quarterly principal payments starting in September 2000, will mature on August 31, 2006. At December 31, 1999, $140.0 million was outstanding under Term Loan A.

     Term Loan B bears interest, at Penton's option, at either the ABR rate or at LIBOR, plus a rate margin ranging from 0.5% to 2.50%, based on Penton's consolidated leverage ratio. Interest on ABR loans is payable quarterly in arrears, while interest on LIBOR loans is payable in arrears at the end of each applicable interest period not to exceed three months. At December 31, 1999, the rate in effect was 8.5%. The loan requires quarterly principal payments of approximately $0.2 million starting in September 2000, and four balloon payments of $17.6 million beginning in September 2006, and will mature on August 31, 2007. At December 31, 1999, $75.0 million was outstanding under Term Loan B.

     In May 1999, Penton recognized a non-cash extraordinary charge of approximately $2.1 million ($0.08 per share), net of approximately $1.4 million in taxes, for the writeoff of unamortized deferred finance costs upon the extinguishment of part of the outstanding former senior debt with the proceeds from the 6.5 million share common stock offering (see Note 12).

     As of December 31, 1999, the scheduled principal payments of the Term A and B loans for the next five years and thereafter are as follows (in thousands):

                            YEAR                                 AMOUNT
                            ----                                --------
2000........................................................    $  3,875
2001........................................................      11,250
2002........................................................      18,250
2003........................................................      25,250
2004........................................................      32,250
Thereafter..................................................     124,125
                                                                --------
                                                                $215,000
                                                                ========

     The Credit Agreement requires Penton to hedge not less than 50% of the term loans outstanding for a period of at least three years (see Note 8).

NOTE PAYABLE

     The short-term note of $1.0 million payable at December 31, 1998, represented foreign indebtedness, was denominated in British pounds and bore interest at Penton's foreign borrowing rate (8.2% at December 31, 1998). The note, plus accrued interest, was paid off in January 1999.

NOTE 8 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of accounts and notes receivable, accounts payable, accrued expenses and notes payable approximates fair value due to the short maturity of these instruments.

     In connection with the refinancing of Penton's debt in September 1999, Penton entered into two interest rate caps, an interest rate collar and a swap agreement with several financial institutions, as required under the senior secured credit facility. The notional amounts of the interest rate agreements are used to measure interest to be paid or received, and do not represent the amount of exposure to credit loss. The net cash paid for the interest rate caps, collar and swap of approximately $0.2 million has been deferred and will be amortized over the life of the term loans.

                               PENTON MEDIA, INC.

     At December 31, 1999, Penton had the following interest rate instruments in effect that provide protection on the three-month LIBOR rate upon which Penton's variable-rate term loans are based (actual rate paid is LIBOR plus the respective margin) (in thousands):

                                                       NOTIONAL
                                                        AMOUNT         RATE           PERIOD
                                                       --------    -------------    -----------
Interest rate caps...................................  $53,750         8.50%        10/99-10/02
Interest rate swap...................................  $17,916         5.95%        10/99-10/02
Interest rate collar.................................  $35,832     6.00% to 7.5%    10/99-10/02
Interest rate cap....................................  $28,500         8.50%          2/99-2/01

     Swap agreements, which were required under the former credit facility, were unwound, and proceeds of approximately $0.2 million were credited against interest expense.

NOTE 9 -- INCOME TAXES

     The source of income (loss) on continuing operations before income tax expense consists of (in thousands):

                                                              1997       1998       1999
                                                             -------    -------    -------
                U.S. domestic..............................  $25,322    $20,359    $23,021
                Foreign....................................     (253)       269        974
                                                             -------    -------    -------
                                                             $25,069    $20,628    $23,995
                                                             =======    =======    =======

     The provision for income taxes (benefits) on continuing operations in the consolidated statements of income is as follows (in thousands):

                                                              1997       1998       1999
                                                             -------    -------    -------
                Current --
                  Federal..................................  $ 7,982    $11,379    $12,797
                  State and local..........................    1,597      2,423      2,837
                  Foreign..................................       --        733        794
                                                             -------    -------    -------
                                                               9,579     14,535     16,428
                                                             -------    -------    -------
                Deferred --
                  Federal..................................      851     (4,348)      (301)
                  State and local..........................       98       (816)       (62)
                  Foreign..................................      (71)        71         --
                                                             -------    -------    -------
                                                                 878     (5,093)      (363)
                                                             -------    -------    -------
                                                             $10,457    $ 9,442    $16,065
                                                             =======    =======    =======

     The consolidated provision for income taxes comprises the following (in thousands):

Provision for income taxes from continuing
  operations:....................................  $10,457    $9,442    $16,065
Provision for income taxes (benefit) from
  discontinued operations:.......................      175      (199)     5,805
Provision for income (benefit) from extraordinary
  item:..........................................       --        --     (5,600)
                                                   -------    ------    -------
Consolidated tax provision.......................  $10,632    $9,243    $16,270
                                                   =======    ======    =======

                               PENTON MEDIA, INC.

     The difference between the actual income tax provision on continuing operations and the tax provision computed by applying the statutory federal income tax rate of 35% to income before income taxes is as follows:

                                                    1997       1998      1999
                                                   -------    ------    -------
Income tax at statutory rate.....................  $ 8,774    $7,220    $ 8,398
Tax effect of:
  State income taxes, net of federal benefit.....    1,101     1,049      1,804
  Non-deductible goodwill........................       --        --      4,830
  Non-deductible expenses........................      582     1,173        548
  Other items, net...............................       --        --        485
                                                   -------    ------    -------
Actual income tax provision......................  $10,457    $9,442    $16,065
                                                   =======    ======    =======
Effective income tax rate........................     41.7%     45.8%      67.0%
                                                   =======    ======    =======

     The components of deferred tax assets and liabilities at December 31, 1999, 1998 and 1997 follow:

                                                 1997        1998        1999
                                               --------    --------    ---------
Deferred tax assets --
  Deferred pension credits...................  $  7,651    $  7,087    $   6,532
  Accrued vacation...........................     1,159       1,335          989
  Bad debts..................................       805       2,541        1,551
  Reserves recorded for financial reporting
     purposes................................       826       1,735        2,107
  Inventory capitalization...................        29         164          158
  Other......................................       252         379          482
                                               --------    --------    ---------
          Total deferred tax assets..........    10,722      13,241       11,819
                                               --------    --------    ---------
Deferred tax liabilities --
  Mark to market adjustment for securities...        --          --     (101,070)
  Depreciation...............................    (3,640)     (3,312)      (1,366)
  Amortization...............................      (164)     (9,249)      (9,209)
  Trade show expenses........................        --        (196)        (668)
  Other......................................        --          --          (27)
                                               --------    --------    ---------
          Total deferred tax liabilities.....    (3,804)    (12,757)    (112,340)
                                               --------    --------    ---------
Net deferred tax asset (liability)...........  $  6,918    $    484    $(100,521)
                                               ========    ========    =========

     At December 31, 1999, the net deferred tax liability is allocated between current liabilities ($39.6 million) and long-term liabilities ($60.9 million).

     The net change from the net deferred asset as of December 31, 1998, and the net deferred liability as of December 31, 1999, is primarily the result of the mark to market adjustment for investments, with such change having a balance sheet impact only.

NOTE 10 -- EMPLOYEE PLANS

RETIREMENT PLAN

     Penton has various non-contributory retirement plans covering substantially all current and former domestic employees. Retirement benefits for employees in foreign countries generally are provided by national statutory programs. Benefits for domestic employees are based on years of service and annual compensation as defined by each plan. The Combination Agreement (see Note 2) provided that all employees receive credit for their years of service in the Pittway plan. Prior to 1995, Pittway allocated net pension plan income credits to Penton based upon

                               PENTON MEDIA, INC.

the assets of a previously separate Pittway plan, which was merged into the Pittway plan in 1991. At the time the plans were merged, the amount of Penton's plan assets exceeded its projected benefit obligation and, by 1995, such funding excess had increased and had become substantially disproportionate to the funding excess for the remainder of the Pittway plan. As a result, for 1997, Pittway limited the allocation of net pension income credits to Penton to $1.5 million.

     As provided in the Combination Agreement, Pittway transferred $45.0 million of its plan assets ("Allocated Assets"), including approximately $10.5 million of funding excess, as of December 31, 1997, to the new Penton plan. The amount of Allocated Assets was determined by Pittway as the estimated proportion of total Pittway plan assets that would result in the elimination of the funding excess for Penton in the same future year as such elimination for the remainder of the Pittway plan, based on historical rates of service cost increases and return on plan assets.

     The following table sets forth the funded status of Penton's portion of the plan and amounts recognized in the balance sheet:

                                                            1998         1999
                                                          ---------    --------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, January 1.........................  $  34,539    $ 42,370
     Service cost.......................................      1,684       2,107
     Interest cost......................................      2,488       2,666
     Benefits paid......................................     (3,944)     (2,947)
     Actuarial (gain) loss..............................      7,603      (6,099)
     Plan amendments....................................         --          91
     Curtailments.......................................         --        (755)
                                                          ---------    --------
  Benefit obligation, December 31.......................  $  42,370    $ 37,433
                                                          =========    ========
CHANGE IN PLAN ASSETS
  Fair value of plan assets, January 1..................  $  45,000    $ 37,800
     Actual return on plan assets.......................     (3,256)      6,055
     Benefits paid......................................     (3,944)     (2,947)
                                                          ---------    --------
  Fair value of plan assets, December 31................  $  37,800    $ 40,908
                                                          =========    ========
FUNDED STATUS OF THE PLAN
Projected benefit obligation (in excess of) less than
  fair value of assets as of December 31................  $  (4,570)   $  3,475
  Unrecognized actuarial gain...........................    (13,368)    (19,926)
  Unrecognized prior service cost.......................      1,612       1,022
  Unrecognized net transition asset.....................     (1,681)       (840)
                                                          ---------    --------
  Net deferred pension credits..........................  $ (18,007)   $(16,269)
                                                          =========    ========
ASSUMPTIONS AS OF DECEMBER 31
  Discount rate.........................................          7%          8%
  Expected return on plan assets........................          7%          9%
  Weighted-average salary increase rate.................          5%          5%

                               PENTON MEDIA, INC.

The following table summarizes the components of pension expense:

                                                    1997       1998       1999
                                                   -------    -------    -------
NET PERIODIC COST
  Service cost...................................  $ 1,767    $ 1,684    $ 2,107
  Interest cost..................................    2,226      2,488      2,667
  Expected return on assets......................   (2,684)    (3,065)    (3,782)
  Amortization of:
     Transition asset............................     (841)      (841)      (841)
     Prior service cost..........................      357        357        346
     Actuarial (gain) loss.......................   (2,325)    (2,207)    (1,679)
                                                   -------    -------    -------
Net pension expense (income).....................  $(1,500)   $(1,584)   $(1,182)
                                                   -------    -------    -------
Cost of special termination benefits.............       --         --         91
Curtailment gain.................................       --         --       (647)
                                                   -------    -------    -------
          Total net periodic pension cost
            (benefit)............................  $(1,500)   $(1,584)   $(1,738)
                                                   =======    =======    =======
ASSUMPTIONS AS TO PERIODIC PENSION COST
  Discount rate..................................        7%         7%         7%
  Expected return on plan assets.................        7%         7%         9%
  Weighted-average salary increase rate..........        5%         5%         5%

     During 1999, Penton sold its Printing segment and as a result incurred $0.09 million in special termination benefits and recognized curtailment gains of $0.6 million.

401(k) PLAN

     Effective September 1, 1998, Penton adopted a 401(k) defined contribution plan (the "401(k) Plan") covering substantially all officers and employees. The Combination Agreement provided for assets and liabilities attributable to Penton employees in the Pittway 401(k) plan to be transferred to Penton's Plan. The 401(k) Plan permits participants to defer up to a maximum of 15% of their compensation. Penton matches 50% of the employee's contributions up to a maximum of 6% of the employee's annual compensation. The employee's contribution and Penton's matching contribution vest immediately. Penton's contributions to the 401(k) Plan for the years ended December 31, 1999, and 1998 were $1.5 million and $0.4 million, respectively. The 401(k) Plan was fully funded at December 31, 1999.

SERP

     Two executive officers participate in Penton's supplemental executive retirement plan, which is not tax qualified. At December 31, 1999, the estimated annual benefit payable under the plan upon retirement at age 65 was $0.1 million for both participants, assuming a life expectancy of 80 years and a discount rate of 7%. At December 31, 1999, $0.05 million was accrued related to this future obligation and $0.02 million of expense was recognized, representing service costs and interest.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     Penton leases certain office space and equipment under non-cancelable operating leases. Some of the leases contain renewal options, and certain equipment leases include options to purchase during or at the end of the lease term. Following is a schedule of approximate annual future minimum rental payments required under

                               PENTON MEDIA, INC.

operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1999 (in thousands):

                        YEARS ENDING
                        DECEMBER 31,
                        ------------
2000........................................................    $ 8,793
2001........................................................      3,505
2002........................................................      2,818
2003........................................................      2,314
2004........................................................      2,018
Thereafter..................................................      6,796
                                                                -------
                                                                $26,244
                                                                =======

     On January 5, 2000, Penton signed a 10-year lease agreement to relocate its corporate headquarters. The lease begins on December 1, 2000, with annual minimum rental payments for 2000, 2001, 2002, 2003, 2004 and thereafter of $0.2 million, $2.5 million, $2.5 million, $2.5 million, $2.5 million and $15.7 million, respectively. The lease provides that Penton pay taxes, maintenance, insurance and certain other operating expenses applicable to the premises. Penton has an option to extend this lease for two terms of five years each.

     Future minimum lease payments under capital leases are as follows (in thousands):

                        YEARS ENDING
                        DECEMBER 31,
                        ------------
2000........................................................    $125
2001........................................................      89
2002........................................................      43
2003........................................................      16
2004........................................................       1
Thereafter..................................................      --
Less: amount representing interest..........................     (34)
                                                                ----
Present value of net minimum lease payments.................     240
Less: current portion.......................................     (78)
                                                                ----
Long-term obligations (included in other long-term
  liabilities)..............................................    $162
                                                                ====

     For the years ended December 31, 1999, 1998, and 1997, the total rent expense (including taxes, insurance and maintenance when included in the rent) incurred by Penton was approximately $7.5 million, $6.3 million and $6.3 million, respectively.

     In connection with the tax-free spinoff of Penton common stock by Pittway to its stockholders in August 1998, Penton agreed not to take any action that would cause the spinoff to be taxable to Pittway under section 355 of the Internal Revenue Code. Penton also agreed to indemnify Pittway for any liability suffered if Penton were to take any action that would cause the spinoff to be taxable to Pittway. The spinoff would become taxable to Pittway, on a presumptive basis, if 50% or more of Penton common stock is acquired during a period that ends two years from the date of the spinoff. Penton believes that the major transactions involving its common stock that have occurred since the spinoff and that, to its knowledge, are contemplated to occur, will not trigger any tax liability. If, however, the Internal Revenue Service were to assert that any future major transactions involving Penton's common stock during this two-year period resulted in the spinoff being taxable to Pittway on a presumptive basis, Penton could not assure, in light of the lack of specific guidance in this area of the tax law, that it could successfully rebut the presumption. If any such liability became due and payable by Penton to Pittway, the payment of such liability could have a material adverse effect on Penton's financial condition.

                               PENTON MEDIA, INC.

     In connection with the acquisition of Mecklermedia, a lawsuit was brought against Penton by a former shareholder of Mecklermedia for an unspecified amount, as well as other relief. The plaintiff is claiming that Penton violated the federal securities laws by selling Mr. Meckler an 80.1% interest in internet.com, LLC for what the plaintiff alleges was a below-market price, thereby giving to Mr. Meckler more consideration for his common stock in Mecklermedia than was paid to the other stockholders of Mecklermedia. Penton believes that the allegations are without merit and intends to contest them vigorously. In January 2000, the United States District Court for the Southern District of New York denied class certification for this case. Two other former shareholders have since moved to intervene as plaintiffs and renewed the motion for class certification.

     In the normal course of business, Penton is subject to a number of lawsuits and claims, both actual and potential in nature. While management believes that resolution of existing claims and lawsuits will not have a material adverse effect on Penton's financial statements, management is unable to estimate the magnitude or financial impact of claims and lawsuits that may be filed in the future.

NOTE 12 -- COMMON STOCK

     In connection with the spinoff (see Note 2), Penton amended its Certificate of Incorporation on June 4, 1998, to authorize capital stock consisting of 60 million shares of common stock, par value $0.01 per share, and 2 million shares of preferred stock, par value $0.01 per share. Immediately thereafter, Penton issued 21,240,000 shares of common stock in replacement of the 1,000 shares of $1 par value stock previously outstanding. An amount of $0.2 million was transferred from capital in excess of par value to common stock. The financial statements and related notes have been restated to reflect this recapitalization retroactively. Penton's transfer agent and registrar for preferred and common shares is Harris Trust & Savings Bank.

     In May 1999, Penton completed a 6,500,000 common share offering; Penton offered 6,250,000 of the shares and existing stockholders offered 250,000 shares. The underwriters exercised their option to purchase an additional 180,000 shares from Penton and 795,000 shares from existing stockholders to cover over-allotments. Penton received net proceeds of approximately $118.4 million, which were used to repay debt, finance the acquisition of New Hope and for general corporate purposes. Penton did not receive any proceeds from the shares sold by the selling stockholders.

     Effective August 1998, Penton established a stock option plan under which Penton may issue qualified incentive stock options to key employees, including officers, up to an aggregate of 2,500,000 shares of common stock. Awards may be issued in the form of options to purchase shares of common stock, stock appreciation rights ("SARs"), restricted shares, deferred shares, performance shares and performance units. In 1999 and 1998, 405,749 shares and 700,452 shares, respectively, were granted under the Equity and Incentive Plan, of which 349,500 and 686,055, respectively, were stock options and 56,249 and 14,397, respectively, were deferred shares. Options granted under the plan generally vest equally over three years from the date of grant. Included in the stock options issued during 1998 are 47,655 non-qualified shares, which represent the conversion of the chief executive officer's non-qualified Pittway options for an equal value of Penton options. These options vest 50% in 1999 and 50% in 2000. All options granted pursuant to the plan will expire no later than 10 years from the date the option was granted.

     As noted above, 56,249 and 14,397 deferred shares were granted in 1999 and 1998, respectively. Of the shares granted in 1999, 47,553 shares vest on the third anniversary of the grant date, while the remaining 8,696 shares vest at the rate of 20% per year over a five-year period from date of grant. The shares granted in 1998 vest between one and three years; in 1999, 7,619 of these deferred shares were issued. During 1999 and 1998, approximately $0.01 million and $0.08 million, respectively, was charged to expense for these shares. The Board of Directors may authorize the payment of dividend equivalents on such shares on a current, deferred or contingent basis, either in cash or in additional shares of common stock. At December 31, 1999, no such authorization had been made.

                               PENTON MEDIA, INC.

     In addition to the Equity and Incentive Plan described above, in 1998, Penton granted options for a total of 69,000 shares to its directors who are not employees of Penton. Such options were granted at the fair market value on the date of grant. Options with respect to 13,000 shares were exercisable immediately upon grant, and the remaining options vest in 25% increments commencing with the date of grant. The option price at the date of grant was $16.23 per share.

     Penton accounts for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and not the fair value method as provided by Financial Accounting Standard 123, "Accounting and Disclosure of Stock-Based Compensation" ("FAS 123"). Penton's Equity and Incentive Plan requires options to be granted at the market price on Penton's common stock on the date the options are granted and, as a result, under APB 25, no compensation expense is recognized.

     The following table presents a summary of Penton's stock option activity and related information for the years ended 1997, 1998 and 1999 (in thousands, except per share amounts):

                                             NUMBER OF OPTIONS
                                           ----------------------
                                           EMPLOYEES    DIRECTORS    WEIGHTED AVERAGE
                                           ---------    ---------    ----------------
Balance, December 31, 1997...............       --           --               --
Granted..................................      686           69           $16.23
Exercised................................       --           --               --
Canceled.................................       (5)          --           $16.23
                                             -----        -----
Balance, December 31, 1998...............      681           69
                                             -----        -----
Granted..................................      349           --           $21.50
Exercised................................       (4)          --           $16.23
Canceled.................................      (65)          --           $17.70
                                             -----        -----
Balance, December 31, 1999...............      961           69
                                             =====        =====

     The following table summarizes information about stock options outstanding at December 31, 1999 (in thousands):

               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
--------------------------------------------------   --------------------------
                            WEIGHTED-
                             AVERAGE     WEIGHTED-      OPTIONS       WEIGHTED-
                 NUMBER     REMAINING     AVERAGE    EXERCISABLE AT    AVERAGE
                   OF      CONTRACTUAL   EXERCISE     DECEMBER 31,    EXERCISE
EXERCISE PRICE   OPTIONS      LIFE         PRICE          1999          PRICE
--------------   -------   -----------   ---------   --------------   ---------
    $21.50 ...     331      9.0 years     $21.50           --              --
    $16.23 ...     699      8.5 years     $16.23           42          $16.23

     Pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if Penton had accounted for its employee stock options under the fair value method of FAS 123. The weighted average fair value of options granted in 1999 and 1998 was $5.07 and $3.70, respectively. For purposes of the pro forma presentation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model, under the following assumptions for 1999 and 1998:

                                                                           1999            1998
                                                                       ------------    ------------
                         Risk-free interest rate.....................           6.2%            5.4%
                         Dividend yields.............................           0.5%            0.3%
                         Expected volatility.........................         61.25%           70.6%
                         Expected life...............................  1 to 5 years    1 to 5 years

                               PENTON MEDIA, INC.

     Had compensation cost for Penton's stock-based compensation plans been determined based on the fair values of the options granted at the grant dates, consistent with FAS 123, Penton's net income and earnings per share would have been as follows (dollars in thousands, except per share data):

                                                               1997       1998       1999
                                                              -------    -------    -------
Net income applicable to common shareholders
  As reported...............................................  $14,874    $10,890    $ 8,210
  Pro forma.................................................  $14,874    $10,007    $ 6,238
Basic and diluted earnings per share
  As reported...............................................  $  0.70    $  0.50    $  0.29
  Pro forma.................................................  $  0.70    $  0.46    $  0.22

     In November 1999, the Board of Directors approved a plan to establish an Employee Stock Purchase Plan, with the intent of aligning the interests of Penton's employees and its shareholders by allowing employees the opportunity to purchase shares of Penton. The plan, which was effective January 1, 2000, allows employees to purchase common stock at 85% of the lower of the market price at the beginning or end of each quarter.

     In November 1999, the Board of Directors approved a plan, effective January 1, 2000, to establish a Management Stock Purchase Plan for designated officers and other key employees. Participants in the plan may elect to receive restricted stock units ("RSUs") in lieu of a designated portion of up to 100% of their annual incentive bonus. Each RSU represents the right to receive one share of Penton common stock. RSUs are granted at a 20% discount from fair market value on the date awarded. RSUs vest two years after the date of grant and are settled in shares of common stock after a period of deferral selected by the participant, or upon termination of employment. On February 15, 2000, 25,507 RSUs were granted at a fair market value of $25.94 per share.

NOTE 13 -- RELATED-PARTY TRANSACTIONS

     Included in the Consolidated Statements of Income for 1998 and 1997 is an allocation of corporate expenses related to services provided for Penton by Pittway. This allocation was based on an estimate of the incremental corporate expenses related to Penton's operations for the periods presented, and, in the opinion of management, has been made on a reasonable basis. However, the allocation is not necessarily indicative of the level of expenses that might have been incurred had Penton been a separate company. The aggregate allocated costs totaled $0.02 million and $0.04 million for the years ended 1998 and 1997, respectively. Penton's employees also participated in Pittway's pension plan (see Note 10). Certain Penton employees participated in Pittway's 1990 stock awards plan, for which Pittway allocated costs to Penton totaling $1.2 million and $1.0 million in 1998 and 1997, respectively.

     Other transactions between Penton and Pittway, consisting principally of taxes and other reimbursable expenses paid by Pittway, have been reflected in the 1998 and 1997 financial statements as though on a stand-alone basis, except that no interest income or expense has been allocated on intercompany balances.

     Pittway utilized a centralized cash management system. Under this system, cash generated by Penton in excess of its cash requirements (including cash requirements for Penton's income taxes and other reimbursable expenses paid by Pittway) were transferred to Pittway and reflected as "Due from parent company" in the balance sheet. In August 1998, a final non-cash dividend of $12.2 million was made to Pittway to settle the "Due from parent company" account.

     There were no related-party transactions in 1999.

                               PENTON MEDIA, INC.

NOTE 14 -- EARNINGS PER SHARE

     Earnings per share ("EPS") have been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

     The following table provides a reconciliation of both income before extraordinary item and the number of common shares used in the computations of basic EPS, which utilized the weighted average number of common shares outstanding without regard to dilutive potential common shares, and diluted EPS, which include all such shares.

     Computations of basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands, except per share amounts):

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Income from continuing operations applicable to common
  shareholders..............................................  $14,612    $11,186    $ 7,930
                                                              =======    =======    =======
Number of shares:
Basic - average shares outstanding..........................   21,240     21,882     28,108
Effect of dilutive securities:
  Stock options.............................................       --         --         71
  Deferred shares...........................................       --         --          3
  Contingent shares.........................................       --         --         27
                                                              -------    -------    -------
Diluted - average shares outstanding........................   21,240     21,882     28,209
                                                              =======    =======    =======
Per share amount:
Income from continuing operations
  Basic.....................................................  $  0.69    $  0.51    $  0.28
  Diluted...................................................  $  0.69    $  0.51    $  0.28

     Options to purchase 750,055 shares of common stock at $16.23 per share were outstanding at December 31, 1998, but were not included in the computation of diluted earnings per share because the options would have been anti-dilutive.

NOTE 15 -- SEGMENT INFORMATION

     Historically, Penton had three reportable segments: Media Services, Printing and Direct Mail. As discussed in Note 4, Penton sold its Printing segment in November 1999 and has classified its Direct Mail segment as discontinued. Consequently, Penton currently operates within one segment.

     Within the Media Services segment, operating units serving differing industries were combined due to the manner in which these segments are managed, the similarity of their economic characteristics and other factors. The Media Services segment serves specific industries with integrated product offerings, including trade magazines, trade shows and conferences, Web sites, and a variety of other products and services. Revenues of this segment are generated primarily from magazine advertising and trade show booth rentals.

     Non-current assets at December 31, 1999 and 1998 include $31.3 million and $31.7 million, respectively, identified with operations in the United Kingdom, substantially all of which are intangible assets, with the remaining assets identified with domestic operations. Export sales were not material, and no single customer accounted for 10% or more of sales.

                               PENTON MEDIA, INC.

NOTE 16 -- SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
           ACTIVITIES

     Penton assumed liabilities of approximately $5.6 million in connection with acquisitions completed in 1999. In conjunction with the acquisition of New Hope in May 1999, Penton issued 2.1 million common shares valued at $41.0 million as consideration.

     In 1999, Penton marked to market its investment in internet.com Corporation for approximately $252.7 million.

     At December 31, 1999, Penton had $4.2 million of net current assets of discontinued operations for the Direct Mail segment and a related non-cash loss of $0.7 million.

     At December 31, 1999 and 1998, dividends of $0.9 million and $0.7 million, respectively, were declared and not paid.

     In August 1998, a final non-cash dividend of $12.2 million was made to Pittway to settle the "Due from parent company" account. In addition, 1,541,638 shares of common stock were issued in conjunction with the DM Publishing acquisition.

     The foregoing transactions do not provide or use cash and, accordingly, are not reflected in the statements of cash flows.

     For 1999, 1998, and 1997, cash paid for income taxes was $13.9 million, $10.0 million and $10.8 million, respectively. Cash paid for interest for 1999, 1998 and 1997, was $19.9 million, $5.5 million and $0.8 million, respectively.

NOTE 17 -- QUARTERLY RESULTS (UNAUDITED)

     Quarterly results of operations for the years ended December 31, 1999, and 1998, are shown below. (dollars in thousands, except per share amounts):

                                                    1999 QUARTERS
                                      ------------------------------------------     TOTAL
                                       FIRST     SECOND      THIRD       FOURTH     FOR YEAR
                                      -------    -------    --------    --------    --------
Revenues............................  $52,518    $78,792    $ 64,435    $105,079    $300,824
Operating income (loss).............   (2,637)    14,705        (953)     28,275      39,390
Income (loss) from continuing
  operations........................   (3,033)     2,710          (5)      8,258       7,930
Discontinued operations.............      197        454         205       7,837       8,693(a)
Extraordinary item - extinguishment
  of debt...........................       --     (2,156)     (6,257)         --      (8,413)
Net income (loss)...................   (2,836)     1,008      (6,057)(b)   16,095      8,210
Earnings per share (basic and
  diluted):
  Income from continuing
     operations.....................    (0.13)      0.10          --        0.26        0.28
  Discontinued operations...........     0.01       0.02        0.01        0.25        0.31
  Extraordinary item................       --      (0.08)      (0.20)         --       (0.30)
  Net income (loss).................    (0.12)      0.04       (0.19)       0.51        0.29

                               PENTON MEDIA, INC.

                                                     1998 QUARTERS
                                      --------------------------------------------         TOTAL
                                       FIRST     SECOND       THIRD        FOURTH         FOR YEAR
                                      -------    -------    ----------    --------        --------
Revenues............................  $46,631    $52,633    $   46,345    $ 62,073        $207,682
Operating income....................    4,495      6,910         4,709      10,104          26,218
Income from continuing operations...    2,239      3,679         2,229       3,039          11,186
Discontinued operations.............      101          2            19        (418)(c)        (296)
Net income..........................    2,340      3,681         2,248       2,621          10,890
Earnings per share (basic and
  diluted):
  Income from continuing
     operations.....................     0.11       0.17          0.10        0.13            0.51
  Discontinued operations...........       --         --            --       (0.01)          (0.01)
  Net income........................     0.11       0.17          0.10        0.12            0.50

     Income per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each quarter, and the sum of the quarters may not necessarily be equal to the full year income per share amount.
---------------

(a) Includes gain on disposal of the Printing segment of $9.3 million net of tax and loss on disposal of Direct Mail segment of $0.7 million net of tax. In addition, includes income from operations of the Printing segment of $0.3 million and loss from operations of the Direct Mail segment of $0.3 million.

(b) Includes $5,906, or $0.19 per share, gain on sale of 510,000 shares of internet.com stock.

(c) Includes $600, or $0.03 per share, after-tax writedown on impairment of assets.

NOTE 18 -- SUBSEQUENT EVENTS

     On January 14, 2000, the Board of Directors approved an executive loan program, which allows Penton to loan money to five key executives to purchase an aggregate of up to 400,000 shares of Penton common stock at the then fair market value. The loans, in the form of recourse notes, bear interest compounded semiannually, at a rate equal to the applicable interest rate as published by the Internal Revenue Service, and mature on or before the fifth anniversary of the first loan date. No principal or interest payments are required until maturity, at which time all outstanding amounts are due. As of March 20, 2000, 400,000 shares had been issued with a weighted average share price of $23.54 and an outstanding principal balance of approximately $9.4 million.

     In February 2000, Penton sold 2.0 million shares of internet.com Corporation stock as part of a 3.75 million-share offering. Penton received cash of $113.1 million and recognized a gain of approximately $110.2 million. Penton maintains an 11.8% ownership interest in internet.com, or approximately 3.0 million shares.

     On February 7, 2000, Penton signed a purchase agreement for the sale of its Direct Mail segment (see Note 4). The sale was completed on March 15, 2000.

     In February 2000, the Board of Directors approved a grant of 99,000 performance shares to certain key executives, subject to the attainment of certain performance goals over a three-year period from January 1, 2000, through December 31, 2002. Performance shares are convertible into common stock on a one-for-one basis and are not issuable until earned.

     In February 2000, the Board of Directors approved the addition of 10 key employees to participate in Penton's supplemental executive retirement plan (see
Note 10).

     In February 2000, Penton acquired the assets of Profit.Net, Inc. for $0.4 million in cash and contingent payments of up to $0.1 million in 2000. The assets of Profit.Net, Inc. include BAKERY-NET.com, a Web site for the commercial baking market.

                               PENTON MEDIA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
                                                                   (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS
                                                              EXCEPT PER SHARE DATA)
REVENUES....................................................  $131,310     $184,883
                                                              --------     --------
OPERATING EXPENSES:
  Editorial, production and circulation.....................    53,010       65,204
  Selling, general and administrative.......................    53,078       75,641
  Depreciation and amortization.............................    13,154       15,029
                                                              --------     --------
                                                               119,242      155,874
                                                              --------     --------
OPERATING INCOME............................................    12,068       29,009
                                                              --------     --------
OTHER INCOME (EXPENSE):
  Interest expense, net.....................................   (12,159)      (5,176)
  Gain on sale of investments...............................        --      110,210
  Impairment of assets......................................        --       (1,051)
  Miscellaneous, net........................................        25         (444)
                                                              --------     --------
                                                               (12,134)     103,539
                                                              --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES.....................................................       (66)     132,548
PROVISION FOR INCOME TAXES..................................       257       57,430
                                                              --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS....................      (323)      75,118
INCOME (LOSS) FROM OPERATIONS OF DISCONTINUED BUSINESSES,
  NET.......................................................       651          (85)
                                                              --------     --------
INCOME BEFORE EXTRAORDINARY ITEM............................       328       75,033
EXTRAORDINARY ITEM -- EARLY EXTINGUISHMENT OF DEBT..........    (2,156)          --
                                                              --------     --------
NET INCOME (LOSS)...........................................  $ (1,828)    $ 75,033
                                                              ========     ========
EARNINGS PER SHARE  -- BASIC
  Income (loss) from continuing operations..................  $  (0.01)    $   2.36
  Discontinued operations...................................      0.03         0.00
  Extraordinary Item........................................     (0.09)        0.00
  Net income (loss).........................................  $  (0.07)    $   2.36
EARNINGS PER SHARE -- DILUTED
  Income (loss) from continuing operations..................  $  (0.01)    $   2.35
  Discontinued operations...................................      0.03        (0.01)
  Extraordinary item........................................     (0.09)        0.00
  Net income (loss).........................................  $  (0.07)    $   2.34
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
       Basic................................................    24,900       31,769
                                                              ========     ========
       Diluted..............................................    24,900       32,006
                                                              ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
                                                                    (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 30,370      $112,414
  Accounts receivable, less allowance for doubtful accounts
    of $5,382 and $3,958 in 2000 and 1999, respectively.....      40,199        49,367
  Inventories...............................................         818           751
  Deferred tax assets.......................................          --         4,454
  Net current assets of discontinued operations.............       4,228            --
  Prepayments, deposits and other...........................       7,583         9,218
                                                                --------      --------
                                                                  83,198       176,204
                                                                --------      --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land and buildings........................................          95            95
  Machinery and equipment...................................      45,243        48,566
                                                                --------      --------
                                                                  45,338        48,661
  Less: Accumulated depreciation............................      30,252        31,704
                                                                --------      --------
                                                                  15,086        16,957
                                                                --------      --------
OTHER ASSETS:
  Goodwill, less accumulated amortization of $37,290 and
    $27,399 in 2000 and 1999, respectively..................     411,173       401,107
  Other intangibles, less accumulated amortization of
    $11,840 and $9,541 in 2000 and 1999, respectively.......      40,063        38,347
  Investments...............................................     259,859        68,334
                                                                --------      --------
                                                                 711,095       507,788
                                                                --------      --------
                                                                $809,379      $700,949
                                                                ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Senior debt facility......................................    $  3,875      $  5,813
  Accounts payable..........................................       7,499         8,128
  Income taxes payable......................................      10,172         7,988
  Accrued earnouts..........................................       7,447            --
  Accrued compensation and benefits.........................       8,377        11,911
  Other accrued expenses....................................      10,546        11,036
  Unearned income, principally trade show and conference
    deposits................................................      30,214        45,969
  Deferred taxes............................................      39,634            --
                                                                --------      --------
                                                                 117,764        90,845
                                                                --------      --------
LONG-TERM LIABILITIES AND DEFERRED CREDITS:
  Senior debt facility......................................     211,125       209,187
  Net deferred pension credits..............................      16,269        16,269
  Deferred taxes............................................      60,887        25,599
  Other.....................................................         733           711
                                                                --------      --------
                                                                 289,014       251,766
                                                                --------      --------
STOCKHOLDERS' EQUITY:
  Preferred stock, none issued..............................          --            --
  Common stock..............................................         313           318
  Capital in excess of par value............................     214,551       226,078
  Retained earnings.........................................      36,970       110,098
  Notes receivable officers/directors.......................          --        (9,642)
  Accumulated other comprehensive income....................     150,767        31,486
                                                                --------      --------
                                                                 402,601       358,338
                                                                --------      --------
                                                                $809,379      $700,949
                                                                ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1999           2000
                                                              ----------     ----------
                                                                     (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS)
Net cash used for operating activities......................   $ (3,191)      $(10,534)
                                                               --------       --------
Cash flows from investing activities:
  Capital expenditures......................................     (2,162)        (5,833)
  Acquisitions, including earnouts paid.....................    (43,100)       (17,372)
  Proceeds from sale of Direct Mail segment.................         --          4,000
  Investment in internet.com Corporation stock..............     (3,446)            --
  Proceeds from sale of internet.com Corporation stock......         --        113,100
                                                               --------       --------
       Net cash provided by (used for) investing
        activities..........................................    (48,708)        93,895
                                                               --------       --------
Cash flows from financing activities:
     Repayment of senior debt facility......................    (84,261)            --
     Proceeds from senior debt..............................     15,000             --
     Proceeds from revolving credit facility................      9,500             --
     Proceeds from equity offering, net.....................    118,644             --
     Payment of finance fees................................     (1,033)            --
     Repayment of note payable..............................     (1,000)            --
     Proceeds from options exercised........................         --            688
     Dividends paid.........................................     (1,366)        (1,906)
                                                               --------       --------
       Net cash provided by (used for) financing
        activities..........................................     55,484         (1,218)
                                                               --------       --------
Effect of exchange rate changes on cash.....................        (22)           (99)
                                                               --------       --------
       Net increase in cash and equivalents.................      3,563         82,044
Cash and equivalents at beginning of period.................      3,953         30,370
                                                               --------       --------
Cash and equivalents at end of period.......................   $  7,516       $112,414
                                                               ========       ========

     Supplemental disclosure of non cash investing and financing activities:

          For the six months ended June 30, 2000, Penton issued 52,920 common shares valued at approximately $1.4 million in connection with New Hope's earnout; issued 400,000 shares to officers and directors, and marked to market its investment in internet.com Corporation stock by approximately $54.2 million.

          For the six months ended June 30, 1999, Penton issued 2.1 million common shares valued at $41.0 million in conjunction with the acquisition of New Hope.

          The foregoing transactions did not provide for or require the use of cash and, accordingly, are not reflected in the statements of cash flows.

  The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND FINANCIAL STATEMENT PRESENTATION

     These financial statements have been prepared by management in accordance with generally accepted accounting principles for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, the interim financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the periods presented. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

     The accompanying unaudited interim consolidated financial statements should be read together with the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 1999 financial statements to conform to the 2000 presentation.

  USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2 -- ACQUISITIONS

     In May 2000, Penton purchased 50% of the outstanding stock of a German Corporation, trading under the name of ComMunic, which produces trade shows, conferences and business publications in Germany and its German speaking neighboring countries, serving the Internet, telecommunications and other growing technology markets. Penton paid approximately $1.4 million for the 50% interest in the joint venture with the potential for future contingent payments in 2000 and 2001 tied to future earnings.

     In February 2000, Penton acquired the assets of Profit.Net, Inc. for $0.4 million in cash and contingent payments of up to $0.1 million in 2000. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $0.4 million is being amortized over 15 years. The assets of Profit.Net, Inc. include BAKERY-NET.com, a Web site for the commercial baking market.

     In December 1999, Penton completed the acquisition of the assets of Nutracon for $3.1 million in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $3.1 million is being amortized over 20 years. Nutracon is a conference serving the functional foods/nutraceutical market.

     In October 1999, Penton acquired all the outstanding stock of Stardust.com and simultaneously purchased the net assets of Stardust Technologies Inc. (collectively "Stardust"), for a combined purchase price of $4.0 million in cash and future contingent payments of up to $5.0 million tied to future earnings of Stardust through the year 2002. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $3.7 million is being amortized over 20 years. Stardust, through its Web portal site, conferences, forums and newsletters, facilitates collaboration between Internet technology standards bodies, technology product vendors and the IT user community to speed market adoption of next-generation Internet technologies.

     In August 1999, Penton completed the asset acquisition of Multimedia Week for $0.2 million in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately

                               PENTON MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$0.2 million is being amortized over 40 years. Multimedia Week is a weekly publication that features IPOs and venture capital tracking; in-depth product and technology spotlights; information about new and emerging technologies; and market data.

     In May 1999, Penton acquired substantially all the assets of New Hope. In full consideration for the transfer of the assets, Penton agreed to pay a total purchase price of up to $97.0 million for New Hope. The purchase price comprised $41.0 million in cash and $41.0 million (2,102,564 shares) in common stock which were paid and issued at the closing. New Hope is eligible to earn a contingent payment of up to $15.0 million to be paid half in cash and half in common stock, based on New Hope's performance for the fiscal years 1999, 2000 and 2001. In March 2000, Penton paid approximately $1.4 million in cash and issued 52,920 shares of common stock with a fair market value of approximately $1.4 million in contingent consideration for 1999. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $78.2 million is being amortized over periods ranging from 20 to 40 years. New Hope is a leading business media company serving the natural products industry through trade shows, conferences, magazines and Web sites.

     In May 1999, Penton completed the acquisition of Jon Peddie Associates ("Jon Peddie") for $1.3 million in cash and contingent payments of up to $3.0 million tied to future earnings of Jon Peddie through the year 2001. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $1.0 million is being amortized over 40 years. Jon Peddie is an information company that conducts research, publishes market studies and special reports, and provides consulting services to the electronics, semiconductor and digital media industries.

     In February 1999, Penton acquired the assets of MFG Publishing, Inc. ("MFG") for a total purchase price of up to $2.5 million, of which $0.8 million was paid in cash and the remaining $1.7 million is contingent upon earnings through the year 2001. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $0.6 million is being amortized over 40 years. MFG provides information to the enterprise resource planning segment of the manufacturing technology industry.

NOTE 3 -- DISCONTINUED OPERATIONS

     During the first quarter of 2000, Penton completed the sale of the net assets of its Direct Mail segment for $4.0 million in cash. An additional operating loss for the six months ended June 30, 2000 of $0.08 million, net of a tax benefit of $0.06 million, was recorded and classified as discontinued operations in the accompanying financial statements.

     At June 30, 1999, the Printing segment had operating income of approximately $0.7 million, net of taxes of $0.5 million. The Direct Mail segment had an operating loss of approximately $0.05 million, net of a tax benefit of $0.03 million.

NOTE 4 -- INVESTMENTS

     In February 2000, Penton sold 2.0 million shares of internet.com Corporation stock as part of a 3.75 million-share offering. Penton received cash of $113.1 million and recognized a pre-tax gain of approximately $110.2 million. As of June 30, 2000 Penton maintains an 11.8% ownership interest in internet.com, or approximately 3.0 million shares. Penton intends for its investment to be temporary; accordingly, Penton marks to market its investment in internet.com Corporation. At June 30, 2000, Penton's investment totaled $58.5 million, including a cumulative mark to market adjustment of $54.2 million and related adjustment in long-term deferred taxes of $21.7 million and other comprehensive income of $32.5 million.

     In March 2000, Penton entered into a strategic alliance agreement with Cayenta, Inc. ("Cayenta"), a subsidiary of the Titan Corporation. Cayenta is a total service provider of end-to-end, e-commerce systems. As part of its alliance with Penton, Cayenta will initially develop and host the e-commerce systems for Penton's

                               PENTON MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Healthwell.com Web site, a B2B exchange site for the natural products industry. Development work and hosting of other Penton vertical portal sites is expected to follow the Healthwell.com project.

     As part of the agreement, Penton purchased 250,000 shares of Cayenta stock, which is recorded at its historical cost of $6.3 million. The two companies will also provide each other with reciprocal marketing services for a two-year period.

     In June 2000, Penton entered into a strategic investment and partnership agreement with LeisureHub.com, the online B2B trading community for the global leisure industry. Penton paid approximately $4.4 million for a 19.9% stake in the company. The agreement also provides for reciprocal marketing and other services between the two companies.

NOTE 5  -- PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited supplemental pro forma operating data is presented for the six months ended June 30, 1999 as if each of the following transactions had occurred on January 1, 1999: (i) the acquisition of MFG in February 1999;
(ii) the addition of $15 million in Term B loans in April 1999; (iii) the sale by Penton of 6,430,000 common shares in May 1999; (iv) the acquisition of New Hope in May 1999; (v) the sale of 510,000 shares of internet.com Corporation in July 1999; (vi) the refinancing of debt in September 1999; (vii) the acquisition of Stardust.com in October 1999; (viii) the sale of the Printing segment in November 1999; (ix) the acquisition of Nutracon in December 1999; (x) the discontinuation of the Direct Mail segment in December 1999; and (xi) the sale of 2.0 million shares of internet.com Corporation in February 2000.

     The pro forma information is presented for information purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had these transactions been consummated at the beginning of the period presented (in thousands, except per share data):

                                                                SIX MONTHS ENDED
                                                                 JUNE 30, 1999
                                                                ----------------
  Pro forma revenues........................................        $149,252
                                                                    ========
  Pro forma income from continuing operations...............        $  5,783
                                                                    ========
  Pro forma net income applicable to common shareholders....        $  4,278
                                                                    ========
  Per share data:
     Earnings per common share -- basic and diluted:
       Income from continuing operations....................        $   0.18
                                                                    ========
       Net income...........................................        $   0.13
                                                                    ========

     The 1999 pro forma information above does not include the operations of Jon Peddie, Multimedia Week, Profit-Net, Inc., Leisurehub.com or ComMunic, as the historical information is immaterial. 2000 pro formas have not been prepared as 2000 transactions have been immaterial.

NOTE 6 -- DEBT

     Penton maintains a credit agreement with several banks under which it may borrow up to $340.0 million. The agreement provides for a revolving credit facility of up to $125.0 million, a long-term loan of $140.0 million ("Term Loan A") and a long-term loan of $75.0 million ("Term Loan B").

     The credit facility is collateralized by all tangible and intangible assets of Penton, including the equity interests in all of its U.S. subsidiaries and not less than 65% of the equity interests of any of its foreign subsidiaries. Under the terms of the agreement, Penton is required to maintain certain financial ratios and other financial conditions. The agreement also prohibits Penton from incurring certain additional indebtedness; limits

                               PENTON MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

certain investments, advances or loans; and restricts substantial asset sales and cash dividends. At June 30, 2000, Penton was in compliance with all loan covenants.

     On April 3, 2000, Penton amended its Credit Agreement to give the Company the flexibility to sell assets of up to $30.0 million and the ability to monetize the Company's joint venture investments.

     The revolving credit facility bears interest, at Penton's option, at either the Alternative Base Rate ("ABR"), defined as the higher of the Administrative Agent's Prime Rate or the Federal Funds Rate plus 0.50%, or at LIBOR, plus a rate margin ranging from 0.25% to 2.125% based on Penton's consolidated leverage ratio, as defined. Up to the full amount of the revolving credit facility may be borrowed, repaid and reborrowed until maturity on August 31, 2006; however, the revolving credit facility commitment shall be reduced as of September 30, 2003, by 7.5% per quarter until September 30, 2005, at which time it will be reduced by 10% per quarter until maturity. Penton may also, prior to the first anniversary of the credit facility, request an increase in the revolving credit facility by an amount not to exceed $60.0 million. At June 30, 2000, no amounts were outstanding under the revolving credit facility. Penton has agreed to pay a commitment fee ranging from 0.375% to 0.50%, based on Penton's consolidated leverage ratio, on the average unused portion of the revolving credit facility commitment. At June 30, 2000, $125.0 million was available under the facility.

     Term Loan A bears interest, at Penton's option, at either the ABR rate or at LIBOR, plus a rate margin ranging from 0.25% to 2.125%, based on Penton's consolidated leverage ratio. Interest on ABR loans is payable quarterly in arrears, while interest on LIBOR loans is payable in arrears at the end of each applicable interest period not to exceed three months. At June 30, 2000, the rate in effect was 7.9375%. The loan, which requires quarterly principal payments starting in September 2000, will mature on August 31, 2006. At June 30, 2000, $140.0 million was outstanding under Term Loan A.

     Term Loan B bears interest, at Penton's option, at either the ABR rate or at LIBOR, plus a rate margin ranging from 0.5% to 2.50%, based on Penton's consolidated leverage ratio. Interest on ABR loans is payable quarterly in arrears, while interest on LIBOR loans is payable in arrears at the end of each applicable interest period not to exceed three months. At June 30, 2000, the rate in effect was 8.4375%. The loan requires quarterly principal payments of approximately $0.2 million starting in September 2000, and four balloon payments of $17.6 million beginning in September 2006, and will mature on August 31, 2007. At June 30, 2000, $75.0 million was outstanding under Term Loan B.

NOTE 7 -- NET INCOME PER COMMON SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands) for the six months ended June 30, 2000 and 1999:

                                                              SIX MONTH PERIOD ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                2000          1999
                                                              ---------     ---------
Numerator:
  Income (loss) applicable to common shareholders...........   $75,033       $(1,828)
                                                               =======       =======
Denominator (Number of shares):
  Basic -- average shares outstanding.......................    31,769        24,900
  Effect of dilutive securities:
       Stock options........................................       199            --
       Restricted stock units...............................        26            --
       Deferred shares......................................        12            --
                                                               -------       -------
  Diluted -- average shares outstanding.....................    32,006        24,900
                                                               =======       =======

                               PENTON MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Due to the net loss from operations for the six months ended June 30, 1999, any potential common stock equivalents would have been antidilutive. Accordingly, they were excluded from the calculation of diluted earnings per share.

NOTE 8 -- COMMON STOCK

     On June 9, 2000, the Board of Directors of the Company adopted a Shareholder Rights Agreement (the "Rights Agreement"). Under the plan, the rights will initially trade together with Penton Media, Inc. common stock and will not be exercisable. In the absence of further board action the rights generally will become exercisable and allow the holder to acquire Penton Media, Inc. common stock at a discounted price if any person or group acquires 20 percent or more of the outstanding shares of the Company's common stock. Rights held by the persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

     The plan also includes an exchange option. In general, after the rights become exercisable, the Penton board may, at its option, effect an exchange of part or all of the rights other than rights that have become void for shares of Penton Media, Inc. common stock. Under this option, Penton Media, Inc. would issue one share of common stock for each right, subject to adjustment in certain circumstances.

     The Penton board may, at its option, redeem all rights for $0.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire June 27, 2010, unless earlier redeemed, exchanged or amended by the Penton board.

     In June 2000, the Board of Directors approved a grant of 20,000 performance shares to two key executives. Subject to the attainment of certain performance goals over a three-year period from January 1, 2000, through December 31, 2002 the grantee is eligible to receive between 10% and 150% of the granted shares. Performance shares are not issuable until earned.

     In February 2000, the Board of Directors approved a grant of 136,054 performance shares to certain key executives, subject to the attainment of certain performance goals over a three-year period from January 1, 2000, through December 31, 2002. For 99,000 of the shares, the grantee is eligible to receive between 50% and 150% of the granted shares. Performance shares are not issuable until earned.

     In February 2000, the Board of Directors approved the addition of 10 key employees to participate in Penton's supplemental executive retirement plan.

     On January 14, 2000, the Board of Directors approved an Executive Loan Program, which allows Penton to issue stock to six key executives to purchase an aggregate of up to 400,000 shares of Penton common stock at the then fair market value, in exchange for recourse notes. The notes bear interest compounded semiannually, at a rate equal to the applicable interest rate as published by the Internal Revenue Service, and mature on or before the fifth anniversary of the first loan date. No principal or interest payments are required until maturity, at which time all outstanding amounts are due. All 400,000 shares had been issued with a weighted average share price of $23.54 and an outstanding balance of approximately $9.6 million (including $0.2 million of accrued interest), which is classified in the shareholders equity section of the balance sheet as notes receivable from officers and directors.

     Penton's Board of Directors approved a plan to establish an Employee Stock Purchase Plan, with the intent of aligning the interests of Penton's employees and its shareholders by allowing employees the opportunity to purchase shares of Penton. The plan, which was effective January 1, 2000, allows employees to purchase common stock at 85% of the lower of the market price at the beginning or end of each quarter.

     Penton's Board of Directors approved a plan, effective January 1, 2000, to establish a Management Stock Purchase Plan for designated officers and other key employees. Participants in the plan may elect to receive restricted stock units ("RSUs") in lieu of a designated portion of up to 100% of their annual incentive bonus.

                               PENTON MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Each RSU represents the right to receive one share of Penton common stock. RSUs are granted at a 20% discount from fair market value on the date awarded. RSUs vest two years after the date of grant and are settled in shares of common stock after a period of deferral selected by the participant, or upon termination of employment. On February 15, 2000, 25,507 RSUs were granted at a fair market value of $25.94 per share.

     In May 1999, the Company completed a 6,500,000 common share offering of which 6,250,000 of the shares were offered by the Company and 250,000 were offered by existing stockholders. The underwriters also exercised their option to purchase an additional 180,000 shares from Penton and 795,000 shares from existing stockholders to cover over-allotments. The Company received net proceeds of approximately $118.4 million which were used to repay debt and for general corporate purposes, including the acquisition of New Hope.

NOTE 9 -- COMPREHENSIVE INCOME

     Financial Accounting Standard ("FAS") No. 130, "Reporting Comprehensive Income", requires that the Company report comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income represents the change in stockholders' equity during the period from non-owner sources.

     Total comprehensive income (loss) for the six months ended June 30, 2000 and 1999 was $(44.2) million and $33.8 million, respectively.

     Activity in Stockholders' Equity is as follows (dollar amounts in thousands)

                                                                                             NOTES       ACCUMULATED
                                             CURRENT               CAPITAL IN              RECEIVABLE       OTHER
                                          COMPREHENSIVE   COMMON   EXCESS OF    RETAINED   OFFICERS/    COMPREHENSIVE
                                             INCOME       STOCK    PAR VALUE    EARNINGS   DIRECTORS       INCOME        TOTAL
                                          -------------   ------   ----------   --------   ----------   -------------   --------
Balance at December 31, 1999............    $     --       $313     $214,551    $ 36,970    $    --       $150,767      $402,601
Dividends...............................          --         --           --      (1,905)                       --        (1,905)
Executive loan shares issued............          --          4        9,412          --         --             --         9,416
Receivable from officers/directors......          --         --           --          --     (9,642)            --        (9,642)
Contingent shares issued................          --          1        1,428          --         --             --         1,429
Issuance of shares related to exercise
  of stock options......................          --         --          729          --         --             --           729
Employee Stock Purchase Plan............          --         --          (42)         --         --             --           (42)
Comprehensive Income:
    Net income..........................      75,033         --           --      75,033         --             --        75,033
    Unrealized gain on securities
      reported at fair value............     (48,792)        --           --          --         --        (48,792)      (48,792)
    Reclassification adjustment for gain
      on securities.....................     (70,272)        --           --          --         --        (70,272)      (70,272)
    Foreign currency translation
      adjustment........................        (217)        --           --          --         --           (217)         (217)
                                            --------       ----     --------    --------    -------       --------      --------
Balance at June 30, 2000................    $(44,248)      $318     $226,078    $110,098    $(9,642)      $ 31,486      $358,338
                                            ========       ====     ========    ========    =======       ========      ========

NOTE 10 -- SEGMENT INFORMATION

     Penton adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in 1998. As previously reported, Penton's business units had been aggregated into three reportable segments: Media Services, Printing, and Direct Mail. The sale of the Printing and Direct Mail segments has eliminated all segments except for the Media Services segment. Accordingly, the Company now operates in only one segment.

NOTE 11 -- SUBSEQUENT EVENTS

     In July 2000, Penton acquired the assets of National Advisory Group ("NAG") of Jacksonville, Florida for $1.5 million in cash. NAG is a trade group serving the convenience store and petroleum marketing industry.

     In August 2000, Penton acquired the assets of Meko Ltd. of Surrey, UK, for $0.3 million in cash. Meko Ltd. is a leading provider of newsletters, comprehensive market studies, and custom information services for the European computer display market.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
New Hope Communications, Inc.:

     We have audited the accompanying balance sheet of New Hope Natural Media (a division of New Hope Communications, Inc.) as of December 31, 1998, and the related statements of operations and owner's deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Hope Natural Media as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Boulder, Colorado
July 28, 1999

                             NEW HOPE NATURAL MEDIA
                 (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.)
             STATEMENTS OF OPERATIONS AND OWNER'S EQUITY (DEFICIT)

                                                                         THREE MONTHS ENDED
                                                      YEAR ENDED             MARCH 31,
                                                     DECEMBER 31,    --------------------------
                                                         1998           1998           1999
                                                     ------------    -----------    -----------
                                                                            (UNAUDITED)
Revenue:
  Advertising......................................  $13,364,438     $ 3,510,191    $ 4,520,774
  Trade shows......................................   11,025,935       6,790,069      8,058,566
  Retail sales.....................................    2,304,074         454,339        638,083
  Other............................................      329,290         137,904        224,324
                                                     -----------     -----------    -----------
          Total revenue............................   27,023,737      10,892,503     13,441,747
                                                     -----------     -----------    -----------
Operating expenses:
  General and administrative.......................    5,653,823         967,468      1,707,832
  Selling..........................................    5,668,731       1,271,388      1,219,704
  Production.......................................    3,905,397         876,146      1,223,929
  Editorial........................................    3,274,594         719,141        831,424
  Circulation......................................    1,799,948         280,988        424,432
  Trade show management............................    1,856,194         781,839        902,550
  Depreciation and amortization....................      423,671          93,289        101,890
  Provision for uncollectible accounts
     receivable....................................      360,808           7,025         76,242
  Other............................................      205,252          87,962        124,458
                                                     -----------     -----------    -----------
          Total operating expenses.................   23,148,418       5,085,246      6,612,461
                                                     -----------     -----------    -----------
          Operating income.........................    3,875,319       5,807,257      6,829,286
Other income (expense):
  Interest expense.................................       (9,777)         (1,156)          (157)
  Other............................................        6,835           2,222          8,731
                                                     -----------     -----------    -----------
          Net earnings.............................    3,872,377       5,808,323      6,837,860
Owner's deficit at beginning of period.............     (700,273)     (1,200,273)    (2,884,925)
Distributions to owner.............................   (6,057,029)     (2,741,955)      (361,316)
                                                     -----------     -----------    -----------
Owner's equity (deficit) at end of period..........  $(2,884,925)    $ 1,866,095    $ 3,591,619
                                                     ===========     ===========    ===========
Pro forma information:
  Historical net earnings..........................  $ 3,872,377     $ 5,808,323    $ 6,837,860
  Pro forma adjustment for income taxes............   (1,549,000)     (2,323,000)    (2,735,000)
                                                     -----------     -----------    -----------
          Pro forma net earnings...................  $ 2,323,377     $ 3,485,323    $ 4,102,860
                                                     ===========     ===========    ===========

                See accompanying notes to financial statements.

                             NEW HOPE NATURAL MEDIA
                 (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.)
                                 BALANCE SHEETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  428,007     $  890,618
  Receivables:
     Trade, net of allowance of $569,213 and $638,780,
      respectively..........................................    3,455,426      3,977,127
     Employees..............................................       16,869         13,569
                                                               ----------     ----------
                                                                3,472,295      3,990,696
  Prepaid expenses and other................................      272,164        226,150
                                                               ----------     ----------
          Total current assets..............................    4,172,466      5,107,464
Equipment and leasehold improvements, net (note 2)..........    1,190,054      1,195,896
Other assets................................................        1,022            766
                                                               ----------     ----------
          Total assets......................................   $5,363,542     $6,304,126
                                                               ==========     ==========
LIABILITIES AND OWNER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................   $1,141,735     $1,294,888
  Deferred revenue..........................................    6,843,258      1,053,930
  Deferred rent concessions.................................      195,010        312,016
  Current portion of obligations under capital leases (note
     3).....................................................       23,638         14,387
                                                               ----------     ----------
          Total current liabilities.........................    8,203,641      2,675,221
Obligations under capital leases, less current portion (note
  3)........................................................       44,826         37,286
                                                               ----------     ----------
          Total liabilities.................................    8,248,467      2,712,507
Owner's equity (deficit)....................................   (2,884,925)     3,591,619
                                                               ----------     ----------
Commitments and contingencies (notes 3, 4, and 5)
          Total liabilities and owner's equity (deficit)....   $5,363,542     $6,304,126
                                                               ==========     ==========

                See accompanying notes to financial statements.

                             NEW HOPE NATURAL MEDIA
                 (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.)
                            STATEMENTS OF CASH FLOWS

                                                                           THREE MONTHS ENDED
                                                         YEAR ENDED            MARCH 31,
                                                        DECEMBER 31,    ------------------------
                                                            1998           1998          1999
                                                        ------------    ----------    ----------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net earnings........................................   $3,872,377     $5,808,323    $6,837,860
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization....................      423,671         93,289       101,890
     Provision for uncollectible accounts
       receivable.....................................      360,808          7,025        76,242
     Changes in operating assets and liabilities:
       Receivables....................................     (560,372)       319,828      (597,943)
       Prepaid expenses and other.....................     (105,845)          (441)       46,014
       Accounts payable and accrued expenses..........     (800,484)    (1,137,189)      153,153
       Deferred revenue...............................    1,410,094     (3,801,507)   (5,789,328)
       Deferred rent concessions......................      195,010             --       117,006
                                                         ----------     ----------    ----------
          Net cash provided by operating activities...    4,795,259      1,289,328       944,894
                                                         ----------     ----------    ----------
Cash flows from investing activities:
  Increase in notes receivable from affiliates........       (6,019)            --            --
  Payments received on notes receivable from
     affiliates.......................................        1,150             --         3,300
  Purchase of equipment and leasehold improvements....     (597,229)      (139,169)     (107,732)
  Other...............................................        1,021            255           256
                                                         ----------     ----------    ----------
          Net cash used by investing activities.......     (601,077)      (138,914)     (104,176)
                                                         ----------     ----------    ----------
Cash flows from financing activities:
  Payments on capital lease obligations...............      (68,980)       (15,678)      (16,791)
  Distributions to owner..............................   (6,057,029)    (2,741,955)     (361,316)
                                                         ----------     ----------    ----------
          Net cash used by financing activities.......   (6,126,009)    (2,757,633)     (378,107)
                                                         ----------     ----------    ----------
          Increase (decrease) in cash and cash
            equivalents...............................   (1,931,827)    (1,607,219)      462,611
Cash and cash equivalents, beginning of period........    2,359,834      2,359,834       428,007
                                                         ----------     ----------    ----------
Cash and cash equivalents, end of period..............   $  428,007     $  752,615    $  890,618
                                                         ==========     ==========    ==========
Supplemental disclosure of cash flow information -
  cash payments for interest..........................   $    9,444     $    1,006    $      157
                                                         ==========     ==========    ==========
Noncash investing and financing activities:
  Acquisition of property and equipment under capital
     lease obligation.................................   $   68,404     $       --    $       --
                                                         ==========     ==========    ==========
  Note payable issued to shareholder for retention of
     cash.............................................   $       --     $       --    $  500,000
                                                         ==========     ==========    ==========

                See accompanying notes to financial statements.

                             NEW HOPE NATURAL MEDIA
                 (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Business and Basis of Presentation

     New Hope Communications, Inc. (New Hope or the Company) was incorporated in 1980. Effective May 27, 1999, Penton Media, Inc. (Penton) entered into an Asset Purchase Agreement (the Agreement) with New Hope to purchase substantially all of the net assets of the Company's publishing and trade show businesses, which operate primarily in the natural foods industry (New Hope Natural Media or the Division). New Hope retained its local newspaper and theater operations. The accompanying financial statements include the assets, liabilities and operations of the Division, assuming that the Division had been operated separately as of January 1, 1998 and thereafter.

     The accompanying unaudited financial information as of March 31, 1999 and for the three-month periods ended March 31, 1999 and 1998 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the three months ended March 31, 1999 and 1998 have been included. Operating results for the three-month period ending March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Cash Equivalents

     The Division considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (c) Equipment and Leasehold Improvements

     Equipment and leasehold improvements, including equipment acquired under capital leases, are recorded at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets or the lease term for leasehold improvements, whichever is less, which range from 3 to 7 years for equipment. Repairs and maintenance are charged to operations and major improvements are capitalized.

  (d) Revenue Recognition

     Advertising revenue is recognized upon publication of magazines including the advertisement. Advance deposits received from customers for exhibit space and attendance at trade shows sponsored by the Division are deferred until the trade show occurs, at which time such amounts are recognized as revenue.

  (e) Income Taxes

     The operations of the Division are included in the income returns of New Hope, which has elected S corporation status for income tax purposes. Accordingly, the results of operations of the Company and the Division were included in the individual income tax returns of the shareholders of New Hope, and no provision for income taxes has been included in the accompanying financial statements of the Division. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for

                             NEW HOPE NATURAL MEDIA
                 (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)

income tax expense as if the Division had been a separate taxable entity subject to federal and state income taxes for all periods presented.

  (f) Concentration of Credit Risk and Financial Instruments

     Financial instruments that potentially subject the Division to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and accounts payable. As of December 31, 1998 and March 31, 1999, the Division had no concentrations of credit risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Division's customer base and the relatively minor balances of each individual account. At December 31, 1998 and March 31, 1999, the fair value of the Division's financial instruments approximate their carrying value, based on their terms and interest rates.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are comprised of the following:

                                                              DECEMBER 31,     MARCH 31,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
  Computer equipment........................................   $2,221,479     $2,249,985
  Office furniture, machinery and equipment.................      756,642        756,642
  Software and other........................................      325,247        404,216
  Leasehold improvements....................................       29,106         29,106
                                                               ----------     ----------
                                                                3,332,474      3,439,949
  Less accumulated depreciation and amortization............   (2,142,420)    (2,244,053)
                                                               ----------     ----------
                                                               $1,190,054     $1,195,896
                                                               ==========     ==========

(3) LEASES AND RELATED PARTY TRANSACTIONS

     The Division rents its operating and other facilities under leases with the Chief Executive Officer and majority stockholder of New Hope. A summary of these lease commitments is as follows:

                                                      BUILDING        BUILDING        BUILDING
                                                    ------------    ------------    -------------
Expiration date...................................  July 1, 2011    July 1, 2011    June 30, 2000
Monthly payments..................................  $     13,175    $      7,180    $       4,000
Rent paid during the year ended December 31,
  1998............................................  $    158,100    $     86,160    $      48,000

                             NEW HOPE NATURAL MEDIA
                 (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)

     The Division also leases equipment under other operating and capital lease agreements. Future minimum rental payments required under all related party and third-party operating and capital leases as of December 31, 1998 are as follows:

                                                              CAPITAL LEASES    OPERATING LEASES
                                                              --------------    ----------------
1999........................................................     $28,665           $  662,027
2000........................................................      20,119              694,526
2001........................................................      20,119              615,996
2002........................................................       9,461              604,332
2003 and thereafter.........................................          --            2,459,607
                                                                 -------           ----------
  Future minimum lease payments.............................      78,364           $5,036,488
                                                                                   ----------
Less amount representing interest...........................      (9,900)
                                                                 -------
  Present value of minimum lease payments...................      68,464
Less current portion........................................     (23,638)
                                                                 -------
                                                                 $44,826
                                                                 =======

     Total rent expense, including month-to-month rentals, for the year ended December 31, 1998 and the three months ended March 31, 1999 and 1998 was $719,864, $262,534 and $109,218, respectively.

     The following is a summary of the net book value of equipment owned under capital leases at December 31, 1998:

Cost of equipment...........................................    $845,803
Less accumulated depreciation...............................    (726,565)
                                                                --------
  Net book value............................................    $119,238
                                                                ========

(4) RETIREMENT PLAN

     The Division's employees participated in New Hope's retirement plan, which was established under the requirements of Internal Revenue Code Section 401(k). Employees could make voluntary contributions and the Division and New Hope, at the discretion of the Board of Directors of New Hope, could match a percentage of the employees' contribution. There were no employer contributions to the Plan for the year ended December 31, 1998 or for the three months ended March 31, 1999 and 1998.

(5) YEAR 2000 ISSUES (UNAUDITED)

     The Company has initiated a plan (Plan) to identify, asses and remediate "Year 2000" issues within each of its significant computer systems and applications. The Plan is addressing the issue of computer systems being unable to distinguish between the year 1900 and the year 2000, if a program uses only two digits rather than four to define the applicable year. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The Plan anticipates compliance by September 1, 1999. The Company is also in the process of identifying and contacting critical suppliers whose computerized systems are used by the Company and the Division, regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance.

                             NEW HOPE NATURAL MEDIA
                 (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's and the Division's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers, the Company and the Division are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's and the Division's operations, liquidity or financial condition.

                                    [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         , 2000

                               PENTON MEDIA, INC.

                                 [PENTON LOGO]


                        3,638,320 SHARES OF COMMON STOCK


                        --------------------------------
                                   PROSPECTUS
                        --------------------------------

                          DONALDSON, LUFKIN & JENRETTE

                              MERRILL LYNCH & CO.


                           CREDIT SUISSE FIRST BOSTON


                              SALOMON SMITH BARNEY

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell those securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus or any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) payable in connection with the sale of the shares of our common stock pursuant to this offering. Penton and the selling stockholders will split the printing, legal and accounting fees and expenses, Penton will pay the miscellaneous expenses, and the selling stockholders will pay all other expenses. All of the amounts shown are estimates, except for the SEC registration fee and the NASD filing fee.

SEC Registration Fee........................................    $   37,221
Printing expenses...........................................       300,000
NASD Fee....................................................        14,600
Legal fees and expenses (other than blue sky)...............       300,000
Blue Sky fees and expenses..................................         5,000
Accounting fees and expenses................................        50,000
Transfer agent fees.........................................         5,000
Miscellaneous...............................................       125,000
                                                                ----------
     Total..................................................    $  836,821
                                                                ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Elimination of Liability

     Penton Media, Inc.'s certificate of incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director of Penton Media, Inc. shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will not adversely affect any right or protection of a director of Penton Media, Inc. existing at the time of that repeal or modification.

  Indemnification and Insurance

     Section 145 of the DGCL contains provisions permitting (and, in some situations, requiring) Delaware corporations such as Penton Media, Inc. to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with, among other things, their service to the corporation in those capacities. Penton Media, Inc.'s certificate of incorporation contains provisions requiring indemnification by Penton Media, Inc. of its directors, officers, and employees to the fullest extent permitted by law. Among other things, these provisions provide that Penton Media, Inc. is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the right of Penton Media, Inc.) (a "Proceeding") by reason of the fact that such person is or was a director, officer, or employee of Penton Media, Inc., or is or was serving at the request of Penton Media, Inc. as a director, officer or employee of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to any employee benefit plan) against expenses (including attorneys' fees), judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding to the fullest extent permitted by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Penton Media, Inc. to provide broader indemnification rights than such law permitted Penton Media, Inc. to provide prior to such amendment). These provisions also provide for the advance payment of fees and expenses reasonably incurred by the director, officer, or employee in defense of any such Proceeding, subject to reimbursement by the director, officer, or employee if it is ultimately determined that such director, officer, or employee is not entitled to be indemnified by Penton Media, Inc. In addition, the Certificate of Incorporation authorizes Penton Media, Inc. to purchase insurance for its directors, officers, and employees insuring them against certain risks as to which Penton Media, Inc. may be unable lawfully to indemnify them. Penton Media, Inc. maintains insurance coverage for its directors, officers and employees as well as insurance coverage to reimburse Penton Media, Inc. for potential costs of its corporate indemnification of directors, officers and employees.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 ** 1.1   Form of Underwriting Agreement
 ** 5.1   Opinion of Jones, Day, Reavis & Pogue regarding legality of securities
  *23.1   Consent of Independent Accountants
  *23.2   Consent of Independent Public Accountants
  *23.3   Consent of Independent Auditors
 **23.4   Consent of Jones, Day, Reavis & Pogue, included in Exhibit
          5.1
***24.1   Powers of Attorney


---------------
*   Filed herewith.
**  To be filed by amendment.

*** Previously filed.


ITEM 17. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C. The undersigned registrant hereby undertakes that:

          (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Penton Media, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on September 5, 2000.


                                          Penton Media, Inc.

                                          By: /s/  Joseph G. NeCastro
                                            ------------------------------------
                                            Joseph G. NeCastro, Chief Financial
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates as indicated.



                   SIGNATURE                                  TITLE                         DATE
                   ---------                                  -----                         ----

*                                                 Chief Executive Officer and        September 5, 2000
------------------------------------------------  Director (Principal Executive
Thomas L. Kemp                                    Officer)

/s/ JOSEPH G. NECASTRO                            Chief Financial Officer            September 5, 2000
------------------------------------------------  (Principal Financial Officer)
Joseph G. NeCastro

*                                                 Vice President/Controller          September 5, 2000
------------------------------------------------  (Controller or Principal
Jocelyn A. Bradford                               Accounting Officer)

*                                                 Director                           September 5, 2000
------------------------------------------------
Anthony Downs

*                                                 Director                           September 5, 2000
------------------------------------------------
William J. Friend

*                                                 Director                           September 5, 2000
------------------------------------------------
R. Douglas Greene

*                                                 Director                           September 5, 2000
------------------------------------------------
King W. Harris

*                                                 Director                           September 5, 2000
------------------------------------------------
Daniel J. Ramella

*                                                 Director                           September 5, 2000
------------------------------------------------
Edward J. Schwartz

*                                                 Director                           September 5, 2000
------------------------------------------------
Don E. Schultz

*                                                 Director                           September 5, 2000
------------------------------------------------
Richard B. Swank

*                                                 Director                           September 5, 2000
------------------------------------------------
Paul W. Brown

*                                                 Director                           September 5, 2000
------------------------------------------------
John J. Meehan

*                                                 Director                           September 5, 2000
------------------------------------------------
David B. Nussbaum

*                                                 Director                           September 5, 2000
------------------------------------------------
William B. Summers

* Joseph G. NeCastro, by signing his name hereto, does hereby execute this amendment no. 1 to the registration statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers, which are filed herewith with the Securities and Exchange Commission on behalf of such directors and officers.


                                          By: /s/ JOSEPH G. NECASTRO
                                            ------------------------------------
                                            Joseph G. NeCastro
                                            Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                        PAGINATION
                                                                            BY
                                                                        SEQUENTIAL
EXHIBIT                             EXHIBIT                             NUMBERING
NUMBER                            DESCRIPTION                             SYSTEM
-------                           -----------                           ----------
 ** 1.1   Form of Underwriting Agreement
 ** 5.1   Opinion of Jones, Day, Reavis & Pogue regarding legality of securities
  *23.1   Consent of Independent Accountants
  *23.2   Consent of Independent Public Accountants
  *23.3   Consent of Independent Auditors
 **23.4   Consent of Jones, Day, Reavis & Pogue, included in Exhibit
          5.1
***24.1   Powers of Attorney


---------------
*   Filed herewith.
**  To be filed by amendment.

*** Previously filed.